As filed with the Securities and Exchange Commission on April 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORGE GLOBAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Certificate of Incorporation)

Delaware	001-39794	98-1561111
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

415 Mission Street

Suite 5510

San Francisco, CA 94105

(415) 881-1612

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kelly Rodriques

Chief Executive Officer

415 Mission Street

Suite 5510

San Francisco, CA 94105

(415) 881-1612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Stuart Ogg

Radoslaw Michalak

Goodwin Procter LLP

601 Marshall Street

Redwood City, California 94063

(650) 752-3100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion. Dated April 18, 2022.

PRELIMINARY PROSPECTUS

Forge Global Holdings, Inc.

25,853,271 Shares of Common Stock Underlying Warrants

3,005,626 Shares of Common Stock Underlying Assumed Warrants and Former Employee Options

12,053,331 Warrants by the Selling Securityholders

115,289,295 Shares of Common Stock by the Selling Securityholders

This prospectus relates to the offer and sale by Forge Global Holdings, Inc., a Delaware corporation (the “Company,” “Forge,” “we,” or “us”) of up to 25,853,271 shares of common stock, $0.0001 par value per share (“common stock”) that are issuable by us upon the exercise of 25,853,271 warrants, consisting of (i) 13,799,940 shares issuable upon exercise of warrants that were underlying units issued by Motive Capital Corp (“Motive”) in its initial public offering (“public warrants”), (ii) 7,386,667 shares underlying warrants initially issued in a private placement in connection with Motive’s initial public offering (the “private placement warrants”) and (iii) 4,666,664 shares underlying warrants issued in the forward purchase units (the “forward purchase warrants,” and collectively, with the public warrants and the private placement warrants, the “warrants”). This prospectus also relates to the offer and sale by the Company of (iv) up to 1,551,495 shares of common stock reserved for issuance upon exercise of assumed warrants to purchase common stock held by former warrant holders of Forge (the “assumed warrants”); and (v) up to 1,454,131 shares of common stock issuable upon the exercise of certain outstanding options to purchase common stock held by persons who terminated their employment or other relationship with Forge prior to the Business Combination (the “Former Employee Options”). This prospectus also covers any additional securities that may become issuable thereunder by reason of share splits, share dividends or other similar transactions.

In addition, this prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 12,053,331 warrants and up to 115,289,295 shares of common stock, consisting of (i) up to 6,850,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on September 13, 2021 (the “PIPE Financing”); (ii) up to 10,350,000 shares of common stock (the “founder shares”) issued upon consummation of the Business Combination (defined below), in exchange for shares of our Class B ordinary shares originally issued in a private placement to Motive’s initial shareholders; (iii) up to 14,000,000 shares of common stock (the “FPA shares”) issued pursuant to the forward purchase agreement; (iv) up to 12,053,331 shares of common stock underlying the warrants; and (v) up to 72,035,964 shares of common stock issued or issuable to former equity holders of Forge pursuant to the Business Combination.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants, assumed warrants or Former Employee Options to the extent such warrants and options are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the offer and sale of certain securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock and warrants are listed on the NYSE under the symbols “FRGE” and “FRGE WS”, respectively. On April 15, 2022, the closing price of our common stock was $13.56 per share and the closing price of our warrants was $1.45 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2022.

i

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On March 21, 2022 (the “Closing Date”), Forge Global Holdings, Inc., a Delaware corporation and our predecessor company Motive (as defined below), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated September 13, 2021 (the “Merger Agreement”), by and among Motive, FGI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Motive (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Forge Global”).

Pursuant to the Merger Agreement, on the Closing Date, (i) immediately prior to the consummation of the Business Combination, Motive filed a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands (the “Domestication”), (ii) upon effectiveness of the Domestication, Motive became a Delaware corporation and changed its corporate name to “Forge Global Holdings, Inc.” (the “Company”), and (iii) Merger Sub merged with and into Forge Global (the “Merger”), with Forge Global surviving the Merger as a direct, wholly-owned subsidiary of the Company.

Unless the context otherwise requires, references in this prospectus to “Forge”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Forge Global, and after the closing of the Business Combination, the Company and its consolidated subsidiaries.

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

●	“Motive” are to Motive Capital Corp, a Delaware corporation, prior to the Closing;
●	“Board” are to the board of directors of the Company;
●	“Business Combination” or “Transactions” are to the Merger and other transactions contemplated by the Merger Agreement, collectively;
●	“Closing” refers to the closing of the Business Combination;
●	“Certificate of Incorporation” are to the Certificate of Incorporation of Forge Global Holdings, Inc., dated March 21, 2022;
●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
●	“Governing Documents” are to the Certificate of Incorporation and the Bylaws of the Company;
●	“NYSE” are to the New York Stock Exchange;
●	“Securities Act” are to the Securities Act of 1933, as amended; and
●	“Sponsor” are to Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any warrants, assumed warrants and Former Employee Options. We will receive proceeds from any exercise of the warrants, assumed warrants and Former Employee Options for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus. Unless the context otherwise requires, the terms “Forge,” “the Company,” “we,” “us” and “our” in this prospectus refer to Forge Global Holdings, Inc. and its consolidated subsidiaries.

Overview

At Forge, we firmly believe that everyone should have the opportunity to participate in the private market and have built technology and solutions to power an accessible, liquid, and transparent private market for everyone. Our mission is to give a broader group of people the ability to buy and sell private shares in some of the world’s most innovative companies and help all who participate in the private market economy to accelerate destiny.

Forge is a leading provider of marketplace infrastructure, data services, and technology solutions for private market participants. Our global online trading platform, Forge Markets, enables accredited institutional and individual investors to purchase private company shares from current and former employees, as well as existing investors. Our accessible and technology-enabled market makes it easy for employees to sell their private shares, for companies to reward shareholders with pre-IPO liquidity and for individual and institutional investors to contribute to and potentially benefit from private unicorn growth.

Since inception, we have added complementary pillars alongside Forge Markets to provide the access, transparency and solutions that companies, as well as institutional and individual investors and shareholders need to confidently navigate and efficiently transact in the private markets. The four pillars that make up our business are:

●	Forge Markets: Our online trading platform that connects potential investors with private company shareholders and enables them to efficiently facilitate private share transactions
●	Forge Trust: Our non-depository trust company that enables clients to securely custody and manage non-liquid assets through a robust and user-friendly online portal
●	Forge Data: Our data business provides market participants the information and insight to confidently navigate, analyze and make investment decisions in the private market
●	Forge Company Solutions: Our software solution purpose built for private companies to easily administer primary and secondary financing events

We have strategically invested in these four pillars because we believe they will collectively drive strong network effects and help power the private market ecosystem.

Forge uniquely delivers streamlined access to the private market taking a historically analog and opaque process and modernizing it with an efficient, transparent digital platform. Forge was formed in 2014. SharesPost was formed in 2009. Forge acquired SharesPost in November of 2020. Including Forge historical data from its inception and SharesPost historical data from its inception, on a pro forma basis, as of December 31, 2021, we have facilitated over 21,000 trades in over 450 companies for buy-side and sell-side clients in 70 countries. As of December 31, 2021, we had 1,223 institutions, over 447,000 registered users, including approximately 140,000 accredited investors, all of whom have indicated interest in accessing shares in private companies through our online platform. Including Forge historical data from its inception and SharesPost historical data from its inception, we have closed more than $12 billion in transaction volume. We had approximately $3.2 billion in transaction volume in the twelve months ending December 31, 2021, and we believe Forge is experiencing the distinct advantage of a large marketplace’s scale where volume begets more volume.

The Forge platform serves people who have different aspirations and needs, such as:

●	The innovative CEO who wants to stay private and retain employees as long as it takes to achieve her long-term vision
●	The dedicated employee who needs to pay for her child’s college tuition or buy a home today and cannot afford to wait for her company to go public
●	The passionate investor who knows that investors in the last round of a private company before IPO often see outsized gains when compared to public market investments but has historically lacked access to this investment class
●	And institutions who provide clients investment opportunities in attractive private stocks

We have experienced strong revenue growth, while operating the business in a capital-efficient manner.

We attribute our track record of growth to the key strategic investments we have made since inception, the remarkable efforts of our employees, the momentum contributed by our many clients, and our commitment to ensuring that our technology performs at the highest level. From creating a digital and scalable private market ecosystem, to helping our customers securely custody their assets, it is our technology, coupled with our data and operational expertise, that has been, and will continue to be, critical to enabling our long-term success.

The Large and Rapidly Growing Private Market

Private companies issue shares or grant options in their firms to incentivize and retain employees as part of their overall compensation package, or to fund growth by exchanging them for cash with investors. While employees and investors expect the price of the shares to rise and thus receive a positive return when the shares are sold, historically it was a challenge to monetize the shares before the company was bought or went public on a listing exchange such as the NYSE or the Nasdaq Stock Market.

Over the past 20 years, technology companies have increasingly stayed private longer. This is due in part to the availability of capital in the private markets, a company’s desire to avoid managing its business to a quarterly earnings cycle, and the increased cost and regulatory hurdles associated with being a public company. According to a study published March 2021, by Jay Ritter, Warrington College of Business, University of Florida from 1999 to 2020:

●	The median age of technology companies at the time of the initial public offering (“IPO”) has increased from 4 to 12 years; and
●	The median market capitalization of these companies at the time they complete their IPO has also increased from $493 million to $4.3 billion.

Many of these private companies are building substantial value for their shareholders and growing quickly with the help of unprecedented levels of investment capital. However, more of that growth and value creation is now taking place while they remain private. Unless investors can access and participate in that growth before the companies go public or are acquired, outside investors do not have an opportunity to benefit from the value that is created.

A good benchmark demonstrating how quickly the private market is growing is the number of “unicorns” created, as well as market capitalization associated with them. A “unicorn” is defined as a company with an equity valuation more than $1 billion. According to Business Today and CB Insights:

●	As of March 2022, there are more than 1,000 unicorns, with 734 formed since 2020 and 519 in 2021 alone;
●	Since December 2021, the number of unicorns has grown by 13.9%; and
●	These unicorns combined represent a $3.4 trillion equity value opportunity according to CB Insights.

As a result of these trends, a growing number of shareholders and employees seek liquidity while companies remain private. At the same time, companies need technology and services to ensure they’re able to manage their shareholders’ needs and to stay competitive when hiring and retaining talent.

In 2020, investors contributed over $270 billion into private companies because they wanted to participate in the innovation economy, and they understood this is where the best potential returns are often realized. When you compare the 12-month performance of IPOs from 2010-2020 versus the performance had you invested in the round prior to the IPO, there is a marked difference. The 12-month return from IPOs during that time period is 37%, while the return had you invested in the round prior to the IPO is 277%.

Powerful Network Effect Afforded Through Our Four Pillars

Forge is building the needed technology infrastructure to power the private markets and providing the liquidity, access, and transparency that ecosystem participants need and want. Our platform is built to enable more than just trading; we are bringing together a robust set of complementary businesses along with a coalition of partners that together delivers a comprehensive solution empowering the private market ecosystem at scale.

In addition to leveraging Forge’s relationships with over 447,000 individual investors and 1,223 institutional investors (each as of December 31, 2021), Forge’s platform benefits from a unique distribution network that includes strategic investors and commercial partners that have strong relationships with private companies and investors. Forge has the opportunity to benefit from these partnerships through introductions to private companies, shareholders, and the buy-side demand delivered by strategic investors and commercial partners. Our strategic investors include, among others, public market exchange Deutsche Börse, large global banks Wells Fargo and BNP Paribas, and asset manager Temasek. We have entered into referral, collaborative marketing or API/website linking arrangements with BNP Paribas, wealth manager Addepar and cap table companies Certent and AST Private Company Solutions, with respect to its Astrella platform, pursuant to which we have agreed to promote each other’s services to each other’s clients or otherwise collaborate through marketing, referrals and/or technological integrations.

We’re building a future where sellers on Forge Markets become buyers. Buyers become custody account holders at Forge Trust. Account holders borrow against their assets to buy more stock. Companies use Forge Company Solutions to offer liquidity to employees. Every step along the way generates information that is captured and provides transparency to market participants through Forge Data. We believe that these complementary product offerings result in the opportunity for growth in one pillar to accelerate the growth of the others, increasing client engagement and enhancing the Forge brand.

The combination of Forge Markets, Forge Trust, Forge Company Solutions and Forge Data provides private markets clients with the critical ecosystem and technology they need to execute transactions and securely hold their non-liquid assets. In providing clients an end-to-end solution, Forge has a clearly differentiated value proposition in the market.

Our Growth Strategy

We believe the private market has an unmet need for the technology we have built. We expect to leverage our platform to continue to drive growth in the following areas:

●	Additional Scale in Our Four Pillars. We will continue to invest and scale our Forge Markets, Forge Trust, Forge Company Solutions and Forge Data businesses and build our client and investor networks.
●	New Products. We will continue to build and add new products in support of, or in addition to our existing four pillars.
●	Additional Partnerships. We are building strong relationships with partners that we can work with to create improved technologies and help distribute our products and services.

●	International Expansion. We may in the future expand our operations in Asia and/or Europe in order to match the global demand for our products and services. While we are continually evaluating international market expansion opportunities, we currently have no definitive plans with respect to specific international markets, timing or estimated costs of such expansion. Issuers, buyers and sellers from over sixty jurisdictions have transacted on our platform. The majority of our revenues are derived from transactions involving U.S. issuers. Our operations are located in the United States. We have a local branch office in Hong Kong. Our subsidiary, SharesPost Asia Pte Ltd., holds a Recognized Market Operator license with the Monetary Authority of Singapore; however, it currently does not engage in any business activities. See “Risk Factors — Regulatory, Tax and Legal Risks — We have expanded and may continue to expand into international markets, which expose us to significant new risks, and our international expansion efforts may not be successful.”
●	New Asset Classes. We will continue to explore other non-liquid asset classes that have significant investor demand.
●	Inorganic Opportunities. We will focus on value-generating M&A, drawing on our track record of integrating previous acquisitions.

Our Competitive Strengths

We have built a market-leading financial technology platform to digitize a complex and historically analog process and, in the process, changed the landscape of private market investing for companies, employees and individual and institutional clients. We believe we are well-positioned to serve an increasing portion of the broader financial services ecosystem.

Solely Focused on the Private Market

Since inception, we have built world-class technology and invested heavily in an organization focused solely on facilitating private market transactions. This proprietary technology and operating expertise is supported by standard documentation and efficient workflows which makes the processing of trades an efficient and user-friendly experience. Amassing the technical expertise and know-how to perform these tasks at scale across both direct and SPV trades is difficult, and we believe we are uniquely positioned as we continue to automate large parts of this traditionally offline process.

Complimentary and Integrated Strategy Powered by Four Pillars

We strategically built our business model around Forge Markets, Forge Trust, Forge Company Solutions, and Forge Data to deliver a robust set of products and services that provide a better customer experience, synergies across the four business units, and strong user economics. We believe over time customers will increasingly look to end-to-end technology providers that can provide a holistic approach to their private market needs. The investments we made will enable us to quickly introduce new products and services while also providing us the opportunity to quickly and profitably continue to scale.

Leading Technology Platform in the Private Markets Operating at Scale

We believe that Forge Markets is the leading private market trading platform based on number of transactions processed. Since Forge’s inception, together with the historical business and companies we have acquired, as of December 31, 2021, we have facilitated over $12 billion in transaction volume across more than 21,000 transactions and more than 450 companies.. The product design and underlying technology of our platform make matching and closing of private market transactions easier and faster. We continually seek client feedback and invest resources to improve the user experience, accelerate liquidity, and attract new clients on the platform.

Robust Technology and Creative Product Design

We believe participation in the private markets at scale can only happen by actively engaging with, and providing access to, a larger portion of the population through intuitive user-friendly technology and products. We put automation and design at the center of our products with the goal of making the user experience as easy and enjoyable as possible. We involve our talented product designers early and often throughout our product development process to create elegant experiences that solve the private markets’ biggest pain points and address our customers’ largest needs.

Compelling Business Model

Our user-friendly platform has enabled thousands of clients to access the private markets while modernizing the way shares of private companies get traded. Our unique value proposition and high repeat and engagement rates have delivered rapid growth despite limited marketing spend. Our attractive cohort economics should improve over time as our customers deepen their engagement and relationship with Forge.

Diverse and Experienced Team

We have assembled a deep and experienced leadership team that includes senior executives from innovative technology companies, marquee and top-tier financial firms, leading public market exchanges, and globally recognized asset managers. We operate as one team, leveraging our collective expertise, particularly in technology and product development, to enhance and expand our operations. We are also proud and fortunate to have talented and passionate employees that are bold, humble, and accountable and a culture that puts trust, transparency and collaboration top-of-mind.

Competition

We compete with individual brokers and companies that provide access to private market trading, custody services, data packages and other private market capital solutions. Competitors within these four pillars include other online private shares marketplaces and offline brokers, global banks, custodial service providers, and subscription-based data providers (including data divisions of large stock exchanges).

We believe we are highly differentiated relative to our competition as a result of having all four pillars under the same business, a coalition of strategic and commercial partners that includes exchanges, global banks, cap table companies and asset managers as well as existing scale where volume begets volume creating an inflection point that accelerates market adoption for our products.

Risk Factors Summary

An investment in our securities is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” These risks include, but are not limited to, the following:

●	Forge has a history of losses and may not achieve or maintain profitability in the future.
●	Forge faces intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed. Some of our current and potential competitors have longer operating histories, particularly with respect to our financial services business, significantly greater financial, technical, marketing and other resources and a larger customer base than we do.
●	Forge’s business is subject to the regulatory framework applicable to investment advisers, broker-dealers, and alternative trading systems, including regulation by the SEC and FINRA.
●	Forge’s business is subject to extensive laws and regulations promulgated by U.S. state, U.S. federal and non-U.S. laws, including those applicable to broker dealers, investment advisers and alternative trading systems, including regulation by the SEC and FINRA in the jurisdictions in which we operate. Compliance with laws and regulations require significant expense and devotion of resources, which may adversely affect our ability to operate profitably.
●	Past performance by our management team or their respective affiliates may not be indicative of future performance of an investment in us.
●	Forge’s management does not have prior experience in managing a publicly traded company.
●	COVID-19 or another pandemic, epidemic or outbreak and political events, such as the conflict in Ukraine, may have an adverse effect on Forge’s business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

●	If Forge fails to manage its growth effectively, it may be unable to execute its business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.

If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition and prospects may be harmed.

Corporate Information

We were incorporated on September 28, 2020 as a Cayman Islands exempted company. Upon the Closing, we changed our name to Forge Global Holdings, Inc. Our principal executive office is located at 415 Mission St., Suite 5510, San Francisco, CA 94105, and our telephone number is (415) 881-1612. Our website address is www.forgeglobal.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including not being required to have our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain reduced disclosure requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements and exemptions from the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors — Risks Related to Being a Public Company.”

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”

Issuance of Common Stock

Shares of Common Stock Offered by us

Up to 25,853,271 shares of common stock, $0.0001 par value per share (“common stock”) that are issuable by us upon the exercise of 25,853,271 warrants, consisting of (i) 13,799,940 shares issuable upon exercise of warrants that were underlying units issued by Motive Capital Corp (“Motive”) in its initial public offering (“public warrants”), (ii) 7,386,667 shares underlying warrants initially issued in a private placement in connection with Motive’s initial public offering (the “private placement warrants”), (iii) 4,666,664 shares underlying warrants issued in the forward purchase units (the “forward purchase warrants,” and collectively, with the public warrants and the private placement warrants, the “warrants”);

Up to 1,551,495 shares of common stock reserved for issuance upon exercise of assumed warrants to purchase common stock held by former warrant holders of Forge (the “assumed warrants”); and

Up to 1,454,131 shares of common stock issuable upon the exercise of certain outstanding options to purchase common stock held by persons who terminated their employment or other relationship with Forge prior to the Business Combination (the “Former Employee Options”).

Common Stock outstanding prior to the exercise of warrants, assumed warrants and Former Employee Options	169,223,826 shares as of the Closing April 15, 2022
Common Stock outstanding after the exercise of warrants, assumed warrants and certain Former Employee Options	198,082,723 shares, based on total shares outstanding as of the Closing April 15, 2022

Resale of Common Stock and Warrants

Shares of Common Stock Offered by the Selling Securityholders

Up to 115,289,295 shares of common stock, consisting of (i) up to 6,850,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on September 13, 2021 (the “PIPE Financing”); (ii) up to 10,350,000 shares of common stock (the “founder shares”) issued upon consummation of the Business Combination (defined below), in exchange for shares of our Class B ordinary shares originally issued in a private placement to Motive’s initial shareholders; (iii) up to 14,000,000 shares of common stock (the “FPA shares”) issued pursuant to the forward purchase; (iv) up to 12,053,331 shares of common stock underlying the warrants; and (v) up to 72,035,964 shares of common stock issued or issuable to former equity holders of Forge pursuant to the Business Combination.

Warrants Offered by the Selling Securityholders	12,053,331 warrants
Use of proceeds

We may receive up to an aggregate of approximately $302 million from the exercise of all 25,853,271 warrants, 1,551,495 assumed warrants and 1,454,131 Former Employee Options, assuming the exercise in full of such warrants and options for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. Up to approximately 900,000 shares (which represents an estimate of the maximum number of shares that may be issued) issuable pursuant to assumed warrants will be issuable only pursuant to the net exercise provisions thereof, and we will not receive any cash proceeds from such exercises. We expect to use the net proceeds from the exercise of such warrants and options, if any, for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” appearing on page 41 of this prospectus for more information.

All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Market for our common stock and warrants	Our common stock and warrants are listed on the NYSE under the symbols “FRGE” and “FRGE WS”, respectively.
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

The number of shares of common stock outstanding as of the Closing excludes:

●	Up to 25,853,271 shares underlying the warrants at an exercise price of $11.50 per share;
●	Up to 15,039,376 shares of common stock attributable to Forge options prior to the Business Combination, which had a weighted average exercise price of approximately $2.26 per share and 4,557,009 of which are vested;
●	Up to 651,495 shares of common stock attributable to Forge assumed warrants, which had a weighted average exercise price of approximately $3.98 per share;
●	Up to approximately 900,000 shares of common stock attributable to Forge assumed warrants, based on an estimate of the maximum number of shares which may become issuable therefor, pursuant to the terms of such assumed warrants’ net exercise provisions and the application of the maximum $5.0 million in aggregate fair market value of shares of common stock pursuant to the exercise terms;
●	Up to 12,899,504 shares of common stock reserved for issuance under our 2022 Stock Option and Incentive Plan, plus any annual increases under the terms thereof; and
●	Up to 4,072,000 shares of common stock reserved for issuance under our 2022 Employee Stock Purchase Plan, plus any annual increases under the terms thereof.

The number of shares of common stock after giving effect to the exercise of warrants, assumed warrants and Former Employee Options exclude all of the foregoing other than the 25,853,271 shares underlying the warrants, up to 1,551,495 shares underlying the assumed warrants and up to 1,454,131 shares underlying the Former Employee Options.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about the Company’s ability to:

●	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;
●	manage risks associated with macroeconomic conditions resulting from the global COVID-19 pandemic, including new variant strains of the underlying virus, current or anticipated military conflict, including between Russia and Ukraine, terrorism, sanctions, rising energy prices, inflation and interest rates and other geopolitical events globally;
●	comply with laws and regulations applicable to its business;
●	stay abreast of modified or new laws and regulations applying to Forge’s business;
●	realize the benefits expected from the Business Combination;
●	anticipate the uncertainties inherent in the development of new business lines and business strategies;
●	retain and hire necessary employees;
●	increase brand awareness;
●	access, collect and use personal data about consumers;
●	attract, train and retain effective officers, key employees or directors;
●	upgrade and maintain information technology systems;
●	acquire and protect intellectual property;
●	meet future liquidity requirements;
●	effectively respond to general economic and business conditions;
●	maintain the listing of Forge’s securities on the NYSE or another national securities exchange;
●	obtain additional capital, including use of the debt market;
●	enhance future operating and financial results;
●	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;
●	anticipate rapid technological changes;
●	anticipate the impact of, and response to, new accounting standards;

●	respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;
●	maintain key strategic relationships with partners;
●	respond to uncertainties associated with product and service development and market acceptance;
●	manage to finance operations on an economically viable basis;
●	successfully defend litigation;
●	successfully deploy the proceeds from the Business Combination; and
●	other factors detailed under the section entitled “Risk Factors,” beginning on page 12 of this prospectus.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Forge assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Forge or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Forge undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We have a history of losses and may not achieve or maintain profitability in the future.

Our net losses were $18.5 million and $9.7 million for the year ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $78.6 million. We may continue to incur net losses in the future. We will need to generate and sustain significant revenue for our business generally in future periods in order to achieve and maintain profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements.

Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur losses, and we may not achieve or maintain future profitability due to a number of reasons, including the risks described in this prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and have a material adverse effect on our business, financial condition and results of operations.

We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed. Some of our current and potential competitors have longer operating histories, particularly with respect to our financial services business, significantly greater financial, technical, marketing and other resources and a larger customer base than we do.

We expect our competition to continue to increase. In addition to established enterprises and global banks, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, and other resources and a larger customer base than we do. Any of these advantages would allow competitors to potentially offer more competitive pricing or other terms or features, a broader range of investment and financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences, among other items. Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services, which could attract new customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our revenues, market share or ability to capitalize on new market opportunities.

Our customers may encounter difficulties with investing through our platform, and face risks including those related to a lack of information available about private companies, liquidity concerns and potential transfer or sale restrictions with respect to securities offered on our platform.

Institutions and individual investors face significant risk when buying securities on our market, which may make our product offerings generally less attractive. These risks include the following:

●	private companies may exercise their right of first refusal over the securities or otherwise prohibit the transfer of the securities, and therefore certain securities on our platform may not be available to certain investors;
●	private companies are not required to make periodic public filings, and therefore certain capitalization, operational and financial information may not be available for evaluation;
●	an investment may only be appropriate for investors with a long-term investment horizon and a capacity to absorb a loss of some or all of their investment;
●	the securities, when purchased, are generally highly illiquid, are often subject to further transfer restrictions, and no public market exists for such securities;
●	post-IPO transfer restrictions, including lock-up restrictions, may ultimately limit the ability to sell the securities on the open market; and
●	transactions may fail to settle, which could harm our reputation.

We have been or are involved in, and may in the future become involved in, disputes or litigation matters between customers with respect to failed transactions on our platform (such as in the event of delayed delivery or a failure to deliver securities).

We have been or are involved in, and may in the future become involved in, disputes and litigation matters between customers with respect to transactions on our platform. The high notional value of transactions on our platform makes us a target for clients to engage in lawsuits between one another and/or with us. There is a risk that clients may increasingly look to Forge to make them whole for delayed and/or broken trades. Customers may litigate over a failure of sellers to deliver securities or over the untimely deliveries of securities. Any litigation to which we are a party could be expensive and time consuming, regardless of the ultimate outcome, and the potential costs and risks of such litigation may incentivize us to settle.

Additionally, we may agree to forego commissions in a failed settlement situation even if we are not at fault or do not have an obligation to do so for customer relations or other reasons. If we reduce or forego commissions on behalf of clients, it would lead to a reduction in profits.

There is no assurance that our revenue and business models will be successful.

The majority of our revenue is derived from commissions earned on securities-based transactions, or placement fees. We maintain a comprehensive trading platform which generates revenue through our Forge Markets offering by volume-based fees sourced from institutions, individual investors and shareholders. The Company also generates revenues through its Forge Trust offering with account fees, cash management fees and partnership fees through custodial offerings, or Custodial Management Fees for all Forge customers and also recently through its Forge Data and Forge Company Solutions services.

With respect to placement fees, a decline in the price of securities transactions brokered by us, or a decline in the financial markets generally, or a decline in fee rates could negatively impact our revenue and overall financial position. Additionally, if we fail to acquire and retain new institutions, individual investors and shareholders, or fail to do so in a cost-effective manner, we may be unable to increase revenue and achieve profitability for our Forge Markets and Forge Trust offerings.

Additionally, our Forge Data and Forge Company Solutions offerings are nascent and unproven. These offerings may not gain market acceptance or prove to be profitable. While some of our issuer customers may prefer that we not publish the transaction prices for transactions in their securities, which could impact our Forge Data services and Forge Markets offerings, Forge maintains that such prices are, by definition, information belonging to Forge. Forge negotiates exceptions to this policy on a case-by-case basis, and such exceptions have historically been very limited.

We are continually refining our revenue and business model, which is premised on creating a virtuous cycle for our clients to engage in more products across our platform. We promote our Forge Data services and Forge Company Solutions product offerings to the institutions, individual investors and shareholders who initially partake in our markets offering. There is no assurance that these efforts will be successful or that we will generate revenues commensurate with our efforts and expectations, or become profitable. We may be forced to make significant changes to our revenue and business model to compete with our competitors’ offerings, and even if such changes are undertaken, there is no guarantee that they will be successful. Additionally, we will likely be required to hire, train and integrate qualified personnel to meet and further our business objectives, and our ability to successfully do so is uncertain.

If we are unable to develop new solutions or adapt to technological changes, our revenue may not grow as expected.

We operate in a dynamic industry characterized by rapidly evolving technology, frequent product introductions, and competition based on pricing and other differentiators. Our scalability could be contingent on us successfully building a mobile app for our services, which may be expensive and time consuming, and the success of which is not guaranteed. In addition, we may increasingly rely on technological innovation as we introduce new types of products, expand our current products into new markets, and continue to streamline our platform. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior experience, demand for our products may decrease and our growth and operations may be harmed.

Our projections and key performance metrics are subject to significant risks, assumptions, estimates, judgments and uncertainties. As a result, our financial and operating results may differ materially from our expectations.

We operate in a competitive industry, and our projections and calculations of key operating metrics are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, as well as our ability to attract and retain customers while generating sustained revenues through our services. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause our operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, we may fall materially short of our forecasts and expectations, including with respect to our key operating metrics, which could cause our stock price to decline and investors to lose confidence in us and our business, financial condition, and results of operations could be materially and adversely affected.

Our estimates regarding the size of our addressable market may prove to be inaccurate.

It may be difficult to accurately estimate the size of the private markets and predict with certainty the rate at which the market for our products will grow, if at all. If there is a trend away from late stage private companies allowing secondary trading, either influenced by our business or otherwise, this would tend to reduce the addressable market available to capture revenue for Forge Markets.

While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to effectively manage any future growth, our business, operating results, and financial condition could be adversely affected.

We have and expect to continue to experience significant growth, particularly following the SharesPost acquisition, and intend to continue to significantly expand our operations, including our employee headcount. This growth has placed, and will continue to place, significant demands on our management and operational and financial infrastructure.

In addition, we are required to continuously develop and adapt our systems and infrastructure in response to the increasing sophistication of the financial services market, evolving fraud and information security landscape, and regulatory developments relating to existing and projected business activities. Our future growth will depend, among other things, on our ability to maintain an operating platform and management system apt to address such growth, and will require us to incur significant additional expenses, expand our workforce and commit additional senior management and operational resources.

To manage our growth effectively, we must continue to improve our operational, financial, and management systems and controls by, among other things:

●	effectively attracting, training, integrating, and retaining a large number of new employees;
●	further improving our key business systems, processes, and information technology infrastructure, including our and third-party services, to support our business needs;
●	enhancing our information, training, and communication systems to ensure that our employees are well-coordinated and can effectively communicate with each other and our customers; and
●	improving our internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of our operational and financial results.

If we fail to manage our expansion, implement improvements, or maintain effective internal controls and procedures, our costs and expenses may increase more than we plan and we may lose the ability to develop new solutions, satisfy our customers, respond to competitive pressures, or otherwise execute our business plan. If we are unable to manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.

We may require additional capital to satisfy our liquidity needs and support business growth and objectives, and this capital might not be available to us on reasonable terms, if at all, and may be delayed or prohibited by applicable regulations.

Maintaining adequate liquidity is crucial to our securities brokerage business operations, including key functions such as transaction settlement and custody requirements. We meet our liquidity needs primarily from working capital and cash generated by customer activity, as well as from external equity financing. Increases in the number of customers, fluctuations in customer cash or deposit balances, as well as market conditions or changes in regulatory treatment of customer deposits, may affect our ability to meet our liquidity needs. Our broker-dealer subsidiary, Forge Securities, LLC (“Forge Securities”), is subject to Rule 15c3-1 under the Exchange Act, which specifies minimum capital requirements intended to ensure the general financial soundness and liquidity of broker-dealers, and Forge Securities is subject to Rule 15c3-3 under the Exchange Act, which requires broker-dealers to maintain certain liquidity reserves. Additionally, our trust company subsidiary, Forge Trust, is subject to minimum capital requirements of the State of South Dakota, in which it is chartered.

A reduction in our liquidity position could reduce our customers’ confidence in us, which could result in the withdrawal of customer assets and loss of customers, or could cause us to fail to satisfy broker-dealer or other regulatory capital guidelines, which may result in immediate suspension of securities activities, regulatory prohibitions against certain business practices, increased regulatory inquiries and reporting requirements, increased costs, fines, penalties or other sanctions, including suspension or expulsion by the SEC, FINRA or other self-regulatory organizations or state regulators, and could ultimately lead to the liquidation of our broker-dealers or other regulated entities.

In addition to requiring liquidity for our securities brokerage business and our other regulated businesses, we may also require additional capital to continue to support the growth of our business and respond to competitive challenges, including the need to promote our products and services, develop new products and services, enhance our existing products, services and operating infrastructure, and acquire and invest in complementary companies, businesses and technologies.

When available cash is not sufficient for our liquidity and growth needs, we may need to engage in equity or debt financings to secure additional funds. There can be no assurance that such additional funding will be available on terms attractive to us, or at all, and our inability to obtain additional funding when needed could have an adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new shares we issue in connection therewith could have rights, preferences and privileges superior to those of our current stockholders. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue future business opportunities.

We have in the past consummated and, from time to time we may evaluate and potentially consummate, acquisitions, which could require significant management attention, result in additional dilution to our stockholders, increase expenses and disrupt our business and adversely affect our financial results.

Our success will depend, in part, on our ability to expand our business. In some circumstances, we may determine to do so through the acquisition of complementary assets, businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete or integrate acquisitions. The risks we face in connection with acquisitions include:

●	diversion of management time and focus from operating our business to addressing acquisition integration challenges;
●	coordination of technology, product development, risk management and sales and marketing functions;
●	retention of employees from the acquired company, and retention of our employees who were attracted to us because of our smaller size or for other reasons;
●	cultural challenges associated with integrating employees from the acquired company into our organization;
●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, information security safeguards, procedures and policies;
●	potential write-offs or impairments of intangible assets or other assets acquired in the acquisition;
●	liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;
●	litigation or other claims in connection with the acquired company, including claims from terminated employees, subscribers, former shareholders or other third parties; and
●	geographic expansion that may expose our business to known and unknown regulatory compliance risks including elevated risk factors for tax compliance, money laundering controls, and supervisory controls oversight.

Our failure to address these risks or other problems encountered in connection with our acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business, generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, regulatory obligations to further capitalize our business, and goodwill and intangible asset impairments, any of which could harm our financial condition and negatively impact our shareholders. To the extent we pay the consideration for any future acquisitions or investments in cash, it would reduce the amount of cash available to us for other purposes. In addition, to the extent we issue equity securities to pay for any such acquisitions or investments, any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business may be adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine has led and is likely to continue to lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. The events have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia and Belarus, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated banknotes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. While the situation is still evolving, and the outcomes remain highly uncertain, there is a risk that, in addition to having a negative impact on the global economy and capital markets, such events could have an unfavorable impact on the behavior of our customers, including changes in their investment preferences.

The long-term impact of the COVID-19 pandemic on our business, financial condition and results of operations is uncertain.

The COVID-19 pandemic and the various measures instituted by governments and businesses to mitigate its spread, including travel restrictions, stay-at-home orders and quarantine restrictions, has had and is likely to continue to have an adverse impact on our customers, employees and business partners, and may continue to disrupt our operations. The COVID-19 pandemic has resulted, in part, in inefficiencies or delays in our business, operational challenges, additional costs related to business continuity initiatives as our workforce has transitioned to remote working and increased vulnerability to cybersecurity attacks or other privacy or data security incidents. The extent of the impact of COVID-19 on our business, financial condition and results of operations will depend largely on future developments, including the duration of the pandemic, the severity of renewed outbreaks, actions taken to contain COVID-19 or address its impact, the ability to reintegrate our workforce or of our workforce to adapt to the long-term distributed workforce model (with some employees part- or full-time remote, and others not) we expect to adopt, the impact on capital and financial markets and the global economy in general, and the related impact on the financial circumstances of our customers, all of which are highly uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of the global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future. In addition, we may not be able to maintain the customer base we gained, or the rate of growth in our customer base that we experienced, throughout the COVID-19 pandemic. A sustained or prolonged COVID-19 pandemic or a resurgence, such as an outbreak of a new variant, could exacerbate the factors described above and intensify the impact on our business, financial condition and results of operations.

If we fail to attract new customers, or fail to do so in a cost-effective manner, our business may be harmed.

Our continued business and revenue growth is dependent on our ability to attract new customers, retain existing customers increase the amount that our customers use our products, and we cannot be sure that we will be successful in these efforts. As we expand our business operations and enter new markets, new challenges in attracting and retaining customers will arise that we may not successfully address. Our success, and our ability to increase revenues and operate profitably, depends in part on our ability to cost-effectively acquire new customers, to retain existing customers and to keep existing customers engaged so that they continue to use our products and services.

Our business depends on our trusted brand, and failure to maintain and protect our brand, or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.

We believe we are developing a trusted brand that has contributed to the success of our business. We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our base of customers. Maintaining, promoting and positioning our brand and reputation will depend on our ability to continue to provide useful, reliable, secure, and innovative products and services; to maintain trust and remain a financial services leader; and to provide a consistent, high-quality customer experience.

We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely harmed.

Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information, compliance failures and claims, regulatory inquiries and enforcement, rumors, litigation and other claims, misconduct by our partners, employees or other counterparties, and actual or perceived failure to adequately address the environmental, social, and governance expectations of our various stakeholders, any of which could lead to a tarnished reputation and loss of customers. We may in the future be the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business, financial condition, and results of operations could be materially and adversely affected.

We conduct our brokerage and other business operations through subsidiaries and may in the future rely on dividends from our subsidiaries for a substantial amount of our cash flows.

We may in the future depend on dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including any debt obligations we may incur. Regulatory and other legal restrictions may limit our ability to transfer funds to or from certain subsidiaries, including Forge Securities, LLC. In addition, certain of our subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us, or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations, including any debt obligations we may incur and otherwise conduct our business by, among other things, reducing our liquidity in the form of corporate cash. In addition to negatively affecting our business, a significant decrease in our liquidity could also reduce investor confidence in us. Certain rules and regulations of the SEC and FINRA may limit the extent to which our broker-dealer subsidiary may distribute capital to us. For example, under SEC rules applicable to Forge Securities, a dividend in excess of 30% of a member firm’s excess net capital may not be paid without Forge Securities providing prior written notice. Compliance with these rules may impede our ability to receive dividends, distributions and other payments from Forge Securities.

Fluctuations in interest rates could impact our business.

Fluctuations in interest rates may adversely impact our customers’ general spending levels and risk appetite and ability and willingness to invest through our platform. Additionally, some of our services, such as our Forge Trust services, are affected by interest rate changes. Low interest rates directly reduce our ability to earn cash administration fees from our Forge Trust services, which would adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Our business and reputation may be harmed by changes in business, economic or political conditions that impact global financial markets, or by a systemic market event.

As a financial services company, our business, results of operations and reputation are directly affected by elements beyond our control, such as economic and political conditions, changes in the volatility in financial markets (including volatility as a result of the COVID-19 pandemic), significant increases in the volatility or trading volume of particular securities, broad trends in business and finance, changes in volume of securities trading generally, changes in the markets in which such transactions occur and changes in how such transactions are processed. These elements can arise suddenly and the full impact of such conditions can remain uncertain. A prolonged weakness in equity markets, such as a slowdown causing reduction in trading volume in securities, derivatives or cryptocurrency markets, may result in reduced revenues and would have an adverse effect on our business, financial condition and results of operations. Significant downturns in the securities markets or in general economic and political conditions may also cause individuals to be reluctant to make their own investment decisions and thus decrease the demand for our products and services and could also result in our customers reducing their engagement with our platform. Conversely, significant upturns in the securities markets or in general economic and political conditions may cause individuals to be less proactive in seeking ways to improve the returns on their trading or investment decisions and, thus, decrease the demand for our products and services. Any of these changes could cause our future performance to be uncertain or unpredictable, and could have an adverse effect on our business, financial condition and results of operations.

In addition, some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to their respective brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could suffer, and the impact of such an event could have an adverse effect on our business, financial condition and results of operations.

In addition, a prolonged weakness in the U.S. equity markets or a general economic downturn could cause our customers to incur losses, which in turn could cause our brand and reputation to suffer. If our reputation is harmed, the willingness of our existing customers, and potential new customers, to do business with us could be negatively impacted, which would adversely affect our business, financial condition and results of operations.

We are also monitoring developments related to the U.K. formally leaving the European Union (“EU”) on January 31, 2020 (“Brexit”) following the end of the transition period on December 31, 2020. While the EU and the U.K. agreed to the EU-UK Trade and Cooperation Agreement, which took effect on January 1, 2021, to establish some of the key aspects of the U.K. and EU post-Brexit relationship, it is incomplete, and the full effects of Brexit are uncertain. Brexit and the EU-U.K. Trade and Cooperation Agreement could have implications for our U.K. subsidiary and could lead to economic and legal uncertainty, including significant volatility in global stock markets and currency exchange rates, and increasingly divergent laws, regulations and licensing requirements for any operations we conduct or may conduct in the U.K. or EU in the future as the U.K. determines which EU laws to replace or replicate. Any of these effects of Brexit, among others, could adversely affect our operations and financial results.

Any failure by us to maintain effective internal controls over financial reporting could have an adverse effect on our business, financial condition and results of operations.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to develop and refine our internal control over financial reporting. Some members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies, and we have limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. We have limited experience with implementing the systems and controls that are necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures or internal control over financial reporting could also cause investors to lose confidence in the accuracy and completeness of our reported financial and other information, which would likely have a negative effect on the trading price of our shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second Annual Report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of (1) our second Annual Report on Form 10-K or (2) the Annual Report on Form 10-K for the first year we no longer qualify as an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our shares. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. These events could have a material and adverse effect on our business, results of operations, financial condition and prospects.

If our goodwill, or other intangible assets, or fixed assets become impaired, we may be required to record a charge to our earnings.

We are required to test goodwill for impairment at least annually or earlier if events or changes in circumstances indicate the carrying value may not be recoverable. As of December 31, 2021, we had recorded a total of approximately $138 million of goodwill and other intangible assets. An adverse change in domestic or global market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates made in connection with the impairment testing of goodwill or intangible assets, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or other intangible assets. Any such material charges may have a negative impact on our operating results or financial condition.

Regulatory, Tax and Legal Risks

Our business is subject to extensive laws and regulations promulgated by U.S. state, U.S. federal and non-U.S. laws, including those applicable to broker dealers, investment advisers and alternative trading systems, including regulation by the SEC and FINRA in the jurisdictions in which we operate. Compliance with laws and regulations require significant expense and devotion of resources, which may adversely affect our ability to operate profitably.

We offer investment management services through Forge Global Advisors, an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which is subject to regulation by the SEC. Forge Securities is an affiliated registered broker-dealer and FINRA member.

Investment advisers are subject to the anti-fraud provisions of the Advisers Act and to fiduciary duties derived from these provisions, which apply to our relationships with the funds we manage. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our customers, fund investors and our investments, including for example restrictions on transactions with our affiliates. Our investment adviser is subject to periodic SEC examinations. Our investment adviser is also subject to other requirements under the Advisers Act and related regulations primarily intended to benefit advisory customers. These additional requirements relate to matters including maintaining effective and comprehensive compliance programs, record-keeping and reporting and disclosure requirements. The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations and other censures and fines. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing customers or fail to gain new customers.

Our subsidiary, Forge Securities, is a registered broker-dealer and FINRA member and operates an alternative trading system which files reports with the SEC. The securities industry is highly regulated, including under federal, state and other applicable laws, rules, and regulations, and we may be adversely affected by regulatory changes related to suitability of financial products, supervision, sales practices, advertising, private placements, application of fiduciary standards, best execution, and market structure, any of which could limit our business and damage our reputation. FINRA has adopted extensive regulatory requirements relating to sales practices, advertising, registration of personnel, compliance and supervision, and compensation and disclosure, to which Forge Securities and its personnel are subject. FINRA and the SEC also have the authority to conduct periodic examinations of Forge Securities, and may also conduct administrative proceedings. Additionally, material expansions of the business in which Forge Securities engages are subject to approval by FINRA. This could delay, or even prevent, the firm’s ability to expand its securities and brokerage offerings in the future.

We are subject to extensive, complex and evolving laws, rules and regulations, which are subject to change and which are interpreted and enforced by various federal, state and local government authorities and self-regulatory organizations. The ultimate impact of these laws and regulations remains uncertain, but may adversely affect our ability to operate profitably.

We are subject to various federal, state and local regulatory regimes. The principal policy objectives of these regulatory regimes are to protect borrowers, investors, and other financial services customers and to prevent fraud, money laundering, and terrorist financing. Laws and regulations, among other things, impose licensing and qualifications requirements; require various disclosures and consents; mandate or prohibit certain terms and conditions for various financial products; prohibit discrimination based on certain prohibited bases; prohibit unfair, deceptive, or abusive acts or practices; require us to submit to examinations by federal, state and local regulatory regimes; and require us to maintain various policies, procedures and internal controls, including in some cases, internal information barriers. There is a risk that our affiliated entities will not maintain proper information barriers if we fail to develop and enforce appropriate policies and procedures regarding information barriers between entities. The introduction of new laws and regulations related to our businesses, and changes in the enforcement of existing laws and regulations, could have a negative impact on our results and ability to operate.

For example, recent news articles and statements from SEC commissioners have raised the possibility of additional transparency from large private companies. The reports indicate that the SEC will consider plans to require more private companies to routinely disclose information about their finances and operations. Currently, federal statute requires companies with more than 2,000 shareholders “of record” to register their securities with the SEC, but the SEC also allows an unlimited number of people to own shares in “street name” (through the same broker or investment vehicle) and count as one shareholder. The reports indicate that the SEC may decide to look through certain vehicles and count underlying investors as distinct shareholders.

Forge facilitates investments in certain issuers by way of special purpose vehicles (“SPVs”). If the SPVs were to be “looked through” to their underlying investors, issuers may be less amenable to funding from SPVs, including those facilitated on the Forge platform. If new laws and regulations require certain private companies to publicly report, those companies may be incentivized to go public, which could decrease the number of issuers on our platform. On the other hand, if increased disclosure obligations do not drive impacted issuers to go public, the increased transparency could drive growth and interest in our platform.

As another example, Forge Trust, a South Dakota non-depository trust company and one of our wholly owned subsidiaries, is authorized to act as a custodian of self-directed individual retirement accounts. The United States Congress has recently proposed draft legislation that would significantly limit the types of investments and amounts that may be held in individual retirement accounts which, if enacted as proposed or substantially similar form, could negatively impact our current and future Forge Trust account holders and have an adverse effect on our Forge Trust custody business, which may in turn have an adverse effect on our consolidated financial condition and results of operations.

We are subject to overview by multiple regulators. Forge Trust is subject to periodic regulatory examinations and inspections by the South Dakota Division of Banking. Additionally, SharesPost Securities LLC, a California licensed lender and one of our wholly owned subsidiaries, is subject to periodic regulatory examinations and inspections by the California Division of Financial Protection and Innovation.

Monitoring and complying with all applicable laws, regulations and regulators can be difficult and costly. Failure to comply with any of these requirements may result in, among other things, enforcement action by governmental authorities, lawsuits, monetary damages, fines or monetary penalties, restitution or other payments to investors, modifications to business practices, revocation of required licenses or registrations, voiding of loan contracts and reputational harm, all of which could materially harm our results of operations.

The regulatory requirements to which we are subject result in substantial compliance costs, and our business would be adversely affected if any applicable authorities determine we are not in compliance with those requirements.

We must comply with state licensing requirements and varying compliance requirements in all the states in which we operate and the District of Columbia. In addition, we rely on certain exemptions from licensing requirements in other jurisdictions where we conduct business. Changes in licensing and registration laws may result in increased disclosure requirements, increased fees, or may impose other conditions to licensing or registrations that we or our personnel are unable to meet. In most states and jurisdictions in which we operate, a regulatory agency or agencies regulate and enforce laws relating to loan servicers, brokers, and originators, collection agencies, and money services businesses. We are subject to periodic examinations by state and other regulators in the jurisdictions in which we conduct business, which can result in increases in our administrative costs and refunds to borrowers of certain fees earned by us, and we may be required to pay substantial and material penalties imposed by those regulators due to compliance errors, including any failures to properly register for applicable licenses or registrations, or we may lose our license or our ability to do business in the jurisdiction otherwise may be impaired. Fines and penalties incurred in one jurisdiction may cause investigations or other actions by regulators in other jurisdictions.

We may not be able to acquire or maintain all requisite licenses, registrations and permits. If we change or expand our business activities, we may be required to obtain additional licenses before we can engage in those activities. When we apply for a new license, the applicable regulator may determine that we were required to do so at an earlier point in time, and as a result, may impose substantial and material penalties or refuse to issue the license, which could require us to modify or limit our activities in the relevant jurisdiction.

In addition, the jurisdictions that currently do not provide extensive regulation of our business may later choose to do so, and if such jurisdictions so act, we may not be able to obtain or acquire or maintain all requisite licenses, registrations and permits, which could require us to modify or limit our activities in the relevant jurisdictions. The failure to satisfy those and other regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

We have expanded and may continue to expand into international markets, which expose us to significant new risks, and our international expansion efforts may not be successful.

We operate and serve investors in foreign jurisdictions, and our business is subject to the laws and requirements of each jurisdiction in which we operate. Issuers, buyers and sellers from over sixty jurisdictions use our platform. The majority of our revenues are derived from transactions involving U.S. issuers. Our operations are located in the United States. We have a local branch office in Hong Kong. Our subsidiary, SharesPost Asia Pte Ltd., holds a Recognized Market Operator license with the Monetary Authority of Singapore; however, it currently does not engage in any business activities. There is risk that local regulators may determine we are not in compliance with applicable local laws and regulations. In such cases, we may be subject to material fines and penalties, and may need to materially modify, limit, or cease operations in that jurisdiction. In addition, if we change or expand our business activities, we may be required to obtain additional licenses or registrations before we can engage in those activities in each jurisdiction, which could cause us to incur substantial compliance costs. If we apply for a new license or registration, a regulator may determine that we were required to do so at an earlier point in time, and as a result, may impose penalties or refuse to issue the license, which could require us to materially modify, limit, or cease our activities in the relevant jurisdiction. We may be required to pay substantial penalties imposed by those regulators due to compliance errors, or we may lose our license or our ability to do business in the jurisdiction otherwise may be impaired. Fines and penalties incurred in one jurisdiction may cause investigations or other actions by regulators in other jurisdictions. This could be detrimental to our business, resulting in lost revenue, fines, or other adverse consequences. In addition, the jurisdictions that currently do not provide extensive regulation of our business may later choose to do so, and if such jurisdictions so act, we could incur substantial compliance costs and may not be able to obtain or maintain all requisite licenses and permits, which could require us to modify, limit, or cease our activities in the relevant jurisdiction or jurisdictions.

In addition to regulatory risks, there are significant risks and costs inherent in doing business in international markets, including:

●	difficulty establishing and managing international operations and the increased operations, travel, infrastructure and legal and compliance costs associated with locations in different countries or regions;
●	difficulties or delays in obtaining and/or maintaining the regulatory permissions, authorizations, licenses or consents that may be required to offer certain products in one or more international markets;
●	difficulties in managing multiple regulatory relationships across different jurisdictions on complex legal and regulatory matters;
●	difficulties in identifying and obtaining appropriate local foreign counsel in the jurisdictions in which we operate or plan to operate;
●	if we were to engage in any merger or acquisition activity internationally, this is complex and would be new for us and subject to additional regulatory scrutiny;
●	the need to vary products, pricing and margins to effectively compete in international markets;

●	the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property used in each country;
●	increased competition from local providers of similar products and services;
●	the challenge of positioning our products and services to meet a demand in the local market;
●	the ability to obtain, maintain, protect, defend and enforce intellectual property rights abroad;
●	the need to offer customer support and other aspects of our offering (including websites, articles, blog posts and customer support documentation) in various languages;
●	compliance with anti-bribery laws and the potential for increased complexity due to the requirements on us as a group to follow multiple rule sets;
●	complexity and other risks associated with current and future legal requirements in other countries, including laws, rules, regulations and other legal requirements related to cybersecurity and data privacy frameworks and labor and employment laws;
●	the need to enter into new business partnerships with third-party service providers in order to provide products and services in the local market, which we may rely upon to be able to provide such products and services or to meet certain regulatory obligations;
●	varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs and differences in technology service delivery in different countries;
●	fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars;
●	taxation of our international earnings and potentially adverse tax consequences due to requirements of or changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and
●	political or social unrest or economic instability in a specific country or region in which we operate.

We have limited experience with international regulatory environments and market practices, and we may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We also may fail to sufficiently adapt our offerings in terms of language, culture, issuer operations, shareholder behaviors, investor preferences or otherwise, which would limit or prevent our success in entering new markets.

We have in the past, and will continue to be, subject to inquiries, exams, investigations or enforcement matters, any of which could have an adverse effect on our business.

The financial services industry is subject to extensive regulation under federal, state, and applicable international laws. From time to time, we have been threatened with or named as a defendant in lawsuits, arbitrations and/or administrative claims involving securities, consumer financial services and other matters.

For example, in 2016, we became subject to a SEC Order (in the Matter of Equidate, Inc. and Equidate Holdings LLC, Release No. 10262) pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act (the “Order”). The Order required us to cease and desist from committing or causing any violations or future violations of Section 5(e) of the Securities Act and Section 6(l) of the Exchange Act and required us to pay civil money penalties in the amount of $80,000. Following a request by the Company, the SEC determined that we had made a showing of good cause under Rule 506(d)(2)(ii) of Regulation D and Rule 262(b)(2) of Regulation A and the SEC granted a waiver regarding any bad-actor disqualification by reason of the entry of the Order. Following the Order, we have completely ceased the transactions described in the Order that were found to be security-based swaps and have implemented new transaction contracts and fund structures.

We are also subject to periodic regulatory examinations and inspections. Compliance and trading problems or other deficiencies or weaknesses that are reported to regulators, such as the SEC, FINRA, the CFPB, or state regulators, by dissatisfied customers or others, or that are identified by regulators themselves, are investigated by such regulators, and may, if pursued, result in formal claims being filed against us by customers or disciplinary action being taken against us or our employees by regulators or enforcement agencies. See “Business — Legal Proceedings”. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. Any such claims or disciplinary actions that are decided against us could have a material impact on our financial results.

Employee misconduct, including insider trading violations (given the nature of our business), can be difficult to detect and deter, and could harm our reputation and subject us to significant legal liability. We cannot ensure that all of our employees and agents will comply with our internal policies and procedures and applicable law, including anti-corruption, anti-bribery and similar laws. We may ultimately be held responsible for any such non-compliance.

We operate in an industry in which integrity and the confidence of our customers is of critical importance. We are subject to risks of errors and misconduct by our employees that could adversely affect our business, including:

●	engaging in misrepresentation or fraudulent activities when marketing or performing brokerage and other services to our customers;
●	improperly using or disclosing confidential information of our customers or other parties;
●	concealing unauthorized or unsuccessful activities; or
●	otherwise not complying with applicable laws and regulations or our internal policies or procedures, including those related to insider trading.

There have been numerous highly-publicized cases of fraud and other misconduct by financial services industry employees. The precautions that we take to detect and deter employee misconduct might not be effective. If any of our employees engage in illegal, improper, or suspicious activity or other misconduct, we could suffer serious harm to our reputation, financial condition, member relationships, and our ability to attract new customers. We also could become subject to regulatory sanctions and significant legal liability, which could cause serious harm to our financial condition, reputation, member relationships and prospects of attracting additional customers.

We may become subject to examinations, regulatory enforcement or litigation as a result of our failure to comply with applicable laws and regulations, even if noncompliance was inadvertent.

We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations; however, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures designed to ensure compliance in place at the time.

Litigation, regulatory actions, and compliance issues could subject us to significant fines, penalties, judgments, remediation costs, negative publicity, changes to our business model, and requirements resulting in increased expenses.

Our business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including as a result of the highly regulated nature of the financial services industry and the focus of state and federal enforcement agencies on the financial services industry.

From time to time, we are also involved in, or the subject of, reviews, requests for information, investigations and proceedings (both formal and informal) by state and federal governmental agencies and self-regulatory organizations, regarding our business activities and our qualifications to conduct our business in certain jurisdictions, which could subject us to significant fines, penalties, obligations to change our business practices and other requirements resulting in increased expenses and diminished earnings. Our involvement in any such matter also could cause significant harm to our reputation and divert management attention from the operation of our business, even if the matters are ultimately determined in our favor. Moreover, any settlement, or any consent order or adverse judgment in connection with any formal or informal proceeding or investigation by a government agency, may prompt litigation or additional investigations or proceedings as other litigants or other government agencies begin independent reviews of the same activities.

The current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in significant operational and compliance costs and may prevent us from providing certain products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and, in turn, have a material adverse effect on our business. In particular, legal proceedings brought under state consumer protection statutes or under several of the various federal consumer financial services statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities.

Our compliance and risk management policies and procedures as a regulated financial services company may not be fully effective in identifying or mitigating compliance and risk exposure in all market environments or against all types of risk.

As a financial services company operating in the securities industry, among others, our business exposes us to a number of heightened risks. We have devoted significant resources to develop our compliance and risk management policies and procedures and will continue to do so, but there can be no assurance these are sufficient, especially as our business is growing and evolving. Our limited operating history, evolving business and growth make it difficult to predict all of the risks and challenges we may encounter and the level of resources needed to address them, and increase the risk that our policies and procedures to identify, monitor and manage compliance risks will not be fully effective in mitigating our exposure in all market environments or against all types of risk, particularly when compared with more mature financial services companies. Insurance and other traditional risk-shifting tools may be held by or available to us in order to manage certain exposures, but they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. Any failure to maintain effective compliance and other risk management strategies could have an adverse effect on our business, financial condition and results of operations. We are also exposed to heightened regulatory risk because our business is subject to extensive regulation and oversight in a variety of areas, and such regulations are subject to evolving interpretations and application and it can be difficult to predict how they may be applied to our business, particularly as we introduce new products and services and expand into new jurisdictions. Any perceived or actual breach of laws and regulations could negatively impact our business, financial condition or results of operations.

We are subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which we expand. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or other harm to our business.

We are subject to a variety of federal, state, local, and non-U.S. laws, directives, rules, policies, industry standards and regulations, as well as contractual obligations, relating to privacy and the collection, protection, use, retention, security, disclosure, transfer and other processing of personal data and other data, including the Gramm-Leach-Bliley Act of 1999 (“GLBA”), Section 5(c) of the Federal Trade Commission Act and the CCPA. The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. New laws, amendments to or reinterpretations of existing laws, regulations, standards and other obligations may require us to incur additional costs and restrict our business operations, and may require us to change how we use, collect, store, transfer or otherwise process certain types of personal data and to implement new processes to comply with those laws and our customers’ exercise of their rights thereunder.

In the U.S., federal law, such as the GLBA and its implementing regulations, restricts certain collection, processing, storage, use and disclosure of personal data, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal data through the issuance of data security standards or guidelines. The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection, use and other processing of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. There is also a risk of enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have proposed and may propose new and different self-regulatory standards that either legally or contractually apply to us. If we fail to follow these security standards, even if no customer information is compromised, we may incur significant fines or experience a significant increase in costs.

Numerous states have enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use, and other processing of state residents’ personal data. For example, the CCPA, which took effect on January 1, 2020, established a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording California residents the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe civil penalties and statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. However, it remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights Act of 2020 (“CPRA”). Effective in most material respects starting on January 1, 2023, the CPRA will impose additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding the CCPA with additional data privacy compliance requirements that may impact our business. The CPRA also establishes a regulatory agency dedicated to enforcing the CCPA and the CPRA. The effects of the CPRA, the CCPA, other similar state or federal laws and other future changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, are significant and may require us to modify our data processing practices and policies and could greatly increase the cost of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which we currently operate and in which we may operate in the future or incur potential liability in an effort to comply with such legislation.

The CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties and more rigorous compliance requirements relevant to our business. For example, many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, data breaches and the protection of sensitive and personal information. Laws in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, as certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. Compliance in the event of a widespread data breach may be costly.

The NYDFS also issued Cybersecurity Requirements for Financial Services Companies, which took effect in 2017, and which require banks, insurance companies and other financial services institutions regulated by the NYDFS, including Forge Securities LLC, to establish and maintain a cybersecurity program designed to protect consumers and ensure the safety and soundness of New York State’s financial services industry. The cybersecurity regulation adds specific requirements for these institutions’ cybersecurity compliance programs and imposes an obligation to conduct ongoing, comprehensive risk assessments. Further, on an annual basis, each institution is required to submit a certification of compliance with these requirements. We have in the past and may in the future be subject to investigations and examinations by the NYDFS regarding, among other things, our cybersecurity practices.

Additionally, we are subject to the General Data Protection Regulation (“GDPR”), which imposes additional obligations and risk upon our business, including substantial expenses and changes to business operations that are required to comply with the GDPR. Further, following the withdrawal of the United Kingdom from the European Union, we are required to comply separately with the GDPR as implemented in the United Kingdom, which may lead to additional compliance costs and could increase our overall risk.

We make public statements about our use, collection, disclosure and other processing of personal data through our privacy policies, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Any failure or perceived failure by us or our third-party service providers to comply with our posted privacy policies or with any applicable federal, state or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of personal data or other customer data, could result in significant awards, fines, civil and/or criminal penalties or judgments, proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions and negative publicity and reputational harm, one or all of which could have an adverse effect on our reputation, business, financial condition and results of operations.

We collect, store, share, disclose, transfer, use and otherwise process customer information and other data, including personal data, and an actual or perceived failure by us or our third-party service providers to protect such information and data or respect customers’ privacy could damage our reputation and brand, negatively affect our ability to retain customers and harm our business, financial condition, operating results, cash flows and prospects.

The operation of our platform involves the use, collection, storage, sharing, disclosure, transfer and other processing of customer information, including personal data, and security breaches and other security incidents could expose us to a risk of loss or exposure of this information, which could result in potential liability, investigations, regulatory fines, penalties for violation of applicable laws or regulations, litigation, and remediation costs, as well as reputational harm. Any or all of the issues above could adversely affect our ability to attract new customers and continue our relationship with existing customers, cause our customers to stop using our products and services, result in negative publicity or subject us to governmental, regulatory or third-party lawsuits, disputes, investigations, orders, regulatory fines, penalties for violation of applicable laws or regulations or other actions or liability, thereby harming our business, financial condition, operating results, cash flows, and prospects. Any accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data, including personal data, cybersecurity breach or other security incident that we, our customers or our third-party service providers experience or the perception that one has occurred or may occur, could harm our reputation, reduce the demand for our products and services and disrupt normal business operations. In addition, it may require us to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating, remediating or correcting the breach and any security vulnerabilities, defending against and resolving legal and regulatory claims, and preventing future security breaches and incidents, all of which could expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to legal liabilities, including litigation, regulatory enforcement, indemnity obligations or damages for contract breach, divert resources and the attention of our management and key personnel away from our business operations, and cause us to incur significant costs, any of which could materially adversely affect our business, financial condition, and results of operations.

We are subject to anti-money laundering and anti-terrorism financing laws and regulations, and failure to comply with these obligations could have significant adverse consequences for us, including subjecting us to criminal or civil liability and harm to our business.

Various laws and regulations in the United States and abroad, such as the Bank Secrecy Act, the Dodd-Frank Act, the USA PATRIOT Act, and the Credit Card Accountability Responsibility and Disclosure Act, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. Under these laws and regulations, financial institutions are broadly defined to include money services businesses such as money transmitters. In 2013, FinCEN issued guidance regarding the applicability of the Bank Secrecy Act to administrators and exchangers of convertible virtual currency, clarifying that they are money service businesses, and more specifically, money transmitters. The Bank Secrecy Act requires money services businesses (“MSBs”) to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records, among other requirements. State regulators may impose similar requirements on licensed money transmitters. In addition, our contracts with financial institution partners and other third parties may contractually require us to maintain an anti-money laundering program.

We are also subject to economic and trade sanctions programs administered by the Treasury Department’s Office of Foreign Assets Control, or OFAC, which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, terrorists or terrorist organizations, and other sanctioned persons and entities. Our failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to substantial civil and criminal penalties, or result in the loss or restriction of our MSB or broker-dealer registrations and state licenses, or liability under our contracts with third parties, which may significantly affect our ability to conduct some aspects of our business. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government.

We are subject to anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to significant adverse consequences, including criminal or civil liability and harm our business.

We are subject to the FCPA, U.S. domestic bribery laws and other U.S. and foreign anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public sector. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. The failure to comply with any such laws could subject us to criminal or civil liability, cause us significant reputational harm and have an adverse effect on our business, financial condition and results of operations.

We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights, any of which could reduce our competitiveness and harm our business and operating results.

Our ability to service our customers depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, which would allow competitors to duplicate our business processes and know-how, and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful.

In addition, our market and platform may infringe upon claims of third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. The costs of defending any such claims or litigation could be significant and, if we are unsuccessful, could subject us to substantial liability, prevent us from using the relevant technology or providing related products or services, or result in a requirement that we pay significant damages or licensing fees. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our platform to stay competitive in the future. If we cannot protect our proprietary technology from intellectual property challenges, or if our platforms become obsolete, our business, financial condition, and results of operations could be adversely affected.

Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.

Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our competitors, may own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. As we grow and enter new markets, we will face a growing number of competitors. As the number of competitors in our industry grows and the functionality of products in different industry segments overlaps, we expect that software and other solutions in our industry may be subject to such claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages, prevent us from offering our services, or require that we comply with other unfavorable terms. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Changes in tax law, differences in interpretation of tax laws and regulations, and proposed legislation that would impose taxes on certain financial transactions could have a material adverse effect on our business, financial condition and results of operations.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to change (possibly with retroactive effect) and to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.

Personnel and Business Continuity Risks

We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members or key employees, or an inability to hire key personnel, could harm our business.

We believe our success has depended, and continues to depend, on the efforts and talents of our senior management, including our CEO Kelly Rodriques, who have significant experience in industries we operate, are responsible for our core competencies and would be difficult to replace. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.

We may not be able to secure adequate insurance to cover all known risks and our insurance policies may not be sufficient to cover all potential claims.

Our systems and operations, as well as those of the third parties on whom we rely to conduct certain key functions, are vulnerable to disruptions from natural disasters, power outages, computer and telecommunications failures, software bugs, cyber-attacks, computer viruses, malware, distributed denial of service attacks, spam attacks, phishing or other social engineering, ransomware, security breaches, credential stuffing, technological failure, human error, terrorism and other similar events. If our technology is disrupted, we may have to make significant investments to upgrade, repair or replace our technology infrastructure and may not be able to make such investments on a timely basis, if at all. While we have made significant investments designed to enhance the reliability and scalability of our operations, we cannot assure that we will be able to maintain, expand and upgrade our systems and infrastructure to meet future requirements and mitigate future risks on a timely basis. Disruptions in service and slower system response times could interrupt our business and result in substantial losses, decreased customer service and satisfaction, customer attrition, fines, litigation, and harm to our reputation. Our insurance coverage may be insufficient to protect us against all losses and costs stemming from operational and technological failures and we cannot be certain that such insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material and adverse effect on our business, financial condition and results of operations.

Our risk management processes and procedures may not be effective.

While we have dedicated resources to develop risk management processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk, those procedures may not be effective.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.

Information Technology and Data Risks

We depend on third parties for a wide array of services, systems and information technology applications, and a breach or violation of law by one of these third parties could disrupt our business or provide our competitors with an opportunity to enhance their position at our expense. Additionally, the loss of any of those service providers could materially and adversely affect our business, results of operations, and financial condition.

We rely on third-party service providers to perform various functions relating to operational functions, cloud infrastructure services and information technology.

We do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform functions properly, including through negligence, willful misconduct or fraud, our ability to process billings and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.

Additionally, if one or more key third-party service providers were to cease to exist, or to terminate its relationship with us, there could be delays in our ability to process transactions and perform other operational functions for which we are currently relying on such third-party service providers for, and we may not be able to promptly replace such third-party service provider with a different third-party service provider that has the ability to promptly provide the same services in the same manner and on the same economic terms.

In many cases, we are reliant on a single third party to provide such services, and we may not be able to replace that provider on the same terms or at all. As a result of any such delay or inability to replace such key third-party service provider, our ability to process investments and perform other business functions could suffer and our business, financial condition and results of operations could be materially and adversely affected.

Because we rely on third parties to provide services, we could also be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

Systems failures or disruptions, including events beyond our control, and resulting interruptions in the availability of our websites or services could harm our business and reputation.

Certain of our systems rely on older programming languages and are dependent upon hardware that may soon be in need of replacement. A breakdown or shutdown of our operating systems could cause a major disruption to the business, and our attempts to modernize our systems or implement new hardware or software may not be successful, and may otherwise be costly and time-consuming.

Our products and internal systems rely on software that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations or vulnerabilities in our systems, our business could be adversely affected.

Our products and internal systems rely on software, including software developed or maintained internally and by third parties, that is highly technical and complex. In addition, our platform and our internal systems depend on the ability of such software to collect, store, retrieve, transmit, manage and otherwise process immense amounts of data. The software on which we rely may contain errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after code has been released for external or internal-use. Errors, bugs, vulnerabilities, design defects or technical limitations within the software on which we rely may lead to negative customer experiences (including the communication of inaccurate information to customers), compromised ability of our products to perform in a manner consistent with customer expectations, delayed product introductions, compromised ability to protect the data (including personal data) of our customers and our intellectual property or an inability to provide some or all of our services. Such errors, bugs, vulnerabilities or defects could also be exploited by malicious actors and result in exposure of data of customers on our platform, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate, or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, bugs, vulnerabilities or defects in the software on which we rely, and any associated degradations or interruptions of service, could result in damage to our reputation, loss of customers, loss of revenue, regulatory or governmental inquiries, civil litigation, or liability for damages, any of which could have an adverse effect on our business, financial condition and results of operations.

Cyber incidents or attacks directed at us and to our systems could result in unauthorized access, information theft, data corruption, operational disruption and/or financial and reputational loss, and we may not be able to insure against such risk.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. Our platforms may make an attractive target for hacking and may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. It is possible that we may not be able to anticipate or to implement effective preventive measures against all security threats of these types, in which case there would be an increased risk of fraud or identity theft. Security incidents could occur from outside our company, and also from the actions of persons inside our company who may have authorized or unauthorized access to our technology systems. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

Financial services providers like us, as well as our customers, colleagues, regulators, vendors and other third parties, have experienced a significant increase in fraudulent activity in recent years and will likely continue to be the target of increasingly sophisticated criminal activity in the future.

We develop and maintain systems and processes aimed at detecting and preventing fraudulent activity, which require significant investment, maintenance and ongoing monitoring and updating as technologies and regulatory requirements change and as efforts to overcome security and anti-fraud measures become more sophisticated. Despite our efforts, the possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments. Risks associated with each of these include theft of funds and other monetary loss, the effects of which could be compounded if not detected quickly. Indeed, fraudulent activity may not be detected until well after it occurs and the severity and potential impact may not be fully known for a substantial period of time after it has been discovered. Additionally, if hackers were able to access our secure data, they might be able to gain access to the personal information of our customers. If we are unable to prevent such activity, we may be subject to significant liability, negative publicity and a material loss of customers, all of which may materially and adversely affect our business, financial condition and results of operations.

Fraudulent activity and other actual or perceived failures to maintain a product’s integrity and/or security has led to increased regulatory scrutiny and negative assessments of us.

Fraudulent activity and other related incidents related to the actual or perceived failures to maintain the integrity of our processes and controls could negatively affect us, including harming the market perception of the effectiveness of our security measures or harming the reputation of the financial system in general, which could result in reduced use of our products and services. Such events could also result in legislation and additional regulatory requirements. Although we maintain insurance, there can be no assurance that liabilities or losses we may incur will be covered under such policies or that the amount of insurance will be adequate. Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Being a Public Company

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.

Our management team has limited experience managing a public company.

Forge’s management has limited prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in managing a public company and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result in the management of Forge being required to devote significant time to these activities which may result in less time being devoted to the management and growth of Forge. In addition, Forge will be required to hire additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. Forge may be required to incur significant expense in connection with these efforts.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock and public warrants held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our shares less attractive if we choose to rely on these exemptions for the time period allowable. If some investors find our shares less attractive as a result of any choices to reduce disclosure, there may be a less active trading market for our shares and the price of our shares may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock or public warrants less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock or public warrants and more stock price volatility.

Delaware law and our Governing Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Governing Documents and the Delaware General Corporation Law, or the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares, and therefore depress the trading price of common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Forge’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Governing Documents include provisions regarding:

●	providing for a classified board of directors with staggered, three-year terms;
●	the ability of Forge’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the prohibition of cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the limitation of the liability of, and the indemnification of, Forge’s directors and officers;
●	the ability of Forge’s board of directors to amend the bylaws, which may allow Forge’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our Bylaws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which stockholders must comply to nominate candidates to Forge’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Forge’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Forge.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Forge’s board of directors or management.

The provisions of our Bylaws requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Bylaws provide that, to the fullest extent permitted by law, unless Forge consents in writing to an alternative forum, (a) the Delaware Court of Chancery (or, if such court does not have, or declines to accept, jurisdiction, another state court or a federal court located in Delaware) will be the exclusive forum for any complaint asserting any internal corporate claims, including claims in the right of the Company based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery and (b) the federal district courts of the United States of America will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision may limit the ability of Forge shareholders to bring a claim in a forum that they find favorable for disputes with Forge or our directors, officers or other employees, and may discourage such lawsuits. There is uncertainty as to whether a court would enforce this provision. If a court ruled the choice of forum provision was inapplicable or unenforceable in an action, Forge may incur additional costs to resolve such action in other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Exchange Act be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Exchange Act. Forge shareholders will not be deemed, by operation of the choice of forum provision, to have waived Forge’s obligation to comply with all applicable federal securities laws and the rules and regulations thereunder.

An active, liquid trading market for our common stock may not be sustained, which may make it difficult to sell the shares of our common stock you purchase.

An active trading market for our common stock may not be sustained which would make it difficult for you to sell your shares of our common stock at an attractive price (or at all). A public trading market having the desirable characteristics of depth, liquidity, and orderliness depends upon the existence of willing buyers and sellers at any given time, and its existence is dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below your purchase price, and you may not be able to sell your shares of our common stock at or above the price you paid for such shares (or at all).

Our operating results and stock price may be volatile.

Stock markets, including the NYSE, the NYSE Amex and the Nasdaq Stock Market, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock and warrants, the market price of common stock and warrants may be volatile and could decline significantly. In addition, the trading volume in common stock and warrants may fluctuate and cause significant price variations to occur. If the market price of common stock and warrants declines significantly, you may be unable to resell your shares and warrants. Forge cannot assure you that the market price of common stock and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;
●	actual or anticipated differences in Forge’s estimates, or in the estimates of analysts, for Forge’s revenues, results of operations, level of indebtedness, liquidity or financial condition;
●	additions and departures of key personnel;
●	failure to comply with the requirements of the NYSE;
●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
●	future issuances, sales or resales, or anticipated issuances, sales or resales, of common stock;
●	perceptions of the investment opportunity associated with common stock relative to other investment alternatives;
●	the performance and market valuations of other similar companies;
●	future announcements concerning Forge’s business or its competitors’ businesses;
●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;
●	speculation in the press or investment community;
●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines; and
●	general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In addition, as a result of substantial redemptions by the holders of Motive’s Class A ordinary shares in connection with the Business Combination, since the Closing of the Business Combination there have been a limited number of shares of our common stock available for trading, and the price of our common stock has experience substantial volatility in trading price. For example, the closing price of Motive Class A ordinary shares on March 21, 2022, the date of the Closing was $10.11 per share. Subsequent to March 22, 2022, the first date of trading of our common stock following the Closing of the Business Combination, our common stock has traded at prices as low as $11.06 and as high as $47.50. The closing price of our common stock on April 15, 2022 on the New York Stock Exchange was $13.56. Accordingly, there is the potential for rapid and substantial decreases in the price of our common stock, including decreases unrelated to our operating performance or prospects. In addition, the availability of, or sale of, substantial number of shares of our common stock offered under this prospectus may also cause the market price of our common stock to decline.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert Forge’s management’s attention and resources, which could have a material adverse effect on Forge.

If the our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of the our common stock may decline.

Forge has in the past, and we may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance consists of forward-looking statements, subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, are inherently uncertain and subject to numerous risks and uncertainties, including those described in this prospectus, many of which may be beyond our control. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic or the ongoing geopolitical tensions related to Russia’s actions in the Ukraine. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Forge, its share price and trading volume could decline significantly.

The market for our common stock will depend in part on the research and reports that securities or industry analysts publish about Forge or its business. Securities and industry analysts may not publish research on Forge. If no or few securities or industry analysts commence coverage of Forge, the market price and liquidity for common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Forge downgrade their opinions about common stock, publish inaccurate or unfavorable research about Forge, or cease publishing about Forge regularly, demand for common stock could decrease, which might cause its share price and trading volume to decline significantly.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Although the Sponsor has agreed to certain transfer restrictions with respect to its founder shares the (“Lockup shares”) and its private placement warrants (the “Lockup warrants,” and together with the Lockup shares, the “Sponsor Lockup Securities”), and our Bylaws provide for additional restrictions on the sale or transfer of the shares of common stock (including shares issuable upon exercise of assumed warrants and assumed options of Forge) the former Forge equityholders received in the Merger for a 180-day period following the Closing, following the expiration or earlier waiver or release of the applicable lock-ups described in this prospectus and as restrictions on resale end and registration statements are available for use, the market price of our common stock could decline if the holders of restricted or locked up shares sell them or are perceived by the market as intending to sell them.

The Sponsor also has agreed to certain transfer restrictions with respect to the Sponsor Lockup Securities as follows: (a) one-third of the Lockup shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of our common stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days post-Closing, (b) one-third of the Lockup warrants will be subject to a six month lock-up, (c) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price our common stock equals or exceeds $12.50 for any 20 trading days in a 30-consecutive trading day period post-Closing, and (d) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price our common stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period post-Closing.

Forge may also waive, modify or otherwise release all or a portion of the Sponsor Lockup Securities and/or the Bylaw restrictions related to the former Forge equityholder shares in its sole discretion. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Future issuances of debt securities and equity securities may adversely affect Forge, including the market price of common stock and may be dilutive to existing shareholders.

While Forge has not previously incurred indebtedness to finance its business in the past and does not currently intend to do it in the future, there is no assurance that Forge will not incur debt or issue equity ranking senior to common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that Forge issues in the future may have rights, preferences and privileges more favorable than those of our common stock. Because Forge’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond Forge’s control, it cannot predict or estimate the amount, timing, nature or success of Forge’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common stock and be dilutive to existing shareholders.

Forge does not intend to pay cash dividends for the foreseeable future.

Forge currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Forge’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Forge may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Forge may be the target of this type of litigation in the future. Securities litigation against Forge could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Risks Related to the Warrants

The warrants may never be in the money, and they may expire worthless and we may amend the terms of the public warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then-outstanding public warrants.

The exercise price for our warrants is $11.50 per share of common stock. There is no guarantee that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration when the price per share equals or exceed $10.00 for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption on a cashless basis for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock as provided in the warrant agreement.

The value received upon exercise of the warrants on a cashless basis (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of common stock received is capped at 0.361 share of common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances when the price equals or exceeds $10.00 per share but less than $18.00 per share in accordance with the terms of the warrant agreement, so long as they are held by Sponsor or its permitted transferees.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Assuming the exercise of all outstanding public warrants, private placement warrants, assumed warrants and Former Employee Options for cash, we will receive an aggregate of approximately $302 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercises. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. Up to approximately 900,000 shares (which represents an estimate of the maximum number of shares that may be issued) issuable pursuant to assumed warrants will be issuable only pursuant to the net exercise provisions thereof, and we will not receive any cash proceeds from such exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants, assumed warrants and Former Employee Options. There is no assurance that the holders of the warrants, assumed warrants and Former Employee Options will elect to exercise for cash any or all of such instruments.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the warrants, assumed warrants and Former Employee Options offered hereby is determined by reference to the respective exercise prices of such instruments. The exercise price of the warrants is $11.50 per share. The public warrants are listed on the NYSE under the symbol “FRGE WS”.

We cannot currently determine the price or prices at which shares of our common stock or warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MARKET INFORMATION

The common stock and warrants to purchase common stock began trading on the NYSE under the symbols “FRGE” and “FRGE WS”, respectively, on March 22, 2022. On April 15, 2022, the closing sale price of our common stock was $13.56 per share and the closing price of the public warrants was $1.45 per warrant. As of April 15, 2022, there were approximately 222 registered holders of common stock and 8 registered holders of warrants.

The Company has not paid any cash dividends on shares of its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of the Closing, we had (i) 12,899,504 shares of common stock authorized for issuance under the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (the “2022 Plan”) and (ii) 4,072,000 shares of common stock authorized for issuance under the Forge Global Holdings, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”). In addition, we had 15,039,376 shares of common stock reserved for issuance pursuant to outstanding options under or subject to the Forge Global, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) which were assumed in the Business Combination.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issuable under the 2022 Plan, the 2018 Plan and the 2022 ESPP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only. The combined financial information presents the pro forma effects of the following transactions, collectively referred to as the “Transactions” for purposes of this section, and certain other related events as described in Note 1 to the accompanying Notes to the unaudited pro forma condensed combined financial information:

●	The reverse recapitalization of Forge Global, Inc. (“Forge”), referred to herein as the “Business Combination,” and the issuance of Domestication common stock in the PIPE Financing (as defined below) and pursuant to the Amended and Restated Forward Purchase Agreement (the “A&R FPA”).

As contemplated by the Merger Agreement, following the Domestication of Motive Capital Corp (“Motive”), a Cayman Islands exempted company, FGI Merger Sub, Inc. (“FGI Merger Sub”) merged with and into Forge, whereupon the separate existence of FGI Merger Sub ceased, and Forge is the surviving corporation and a wholly owned subsidiary of “New Forge”.

The unaudited pro forma condensed combined balance sheet of New Forge as of December 31, 2021 combines the historical consolidated balance sheet of Forge as of December 31, 2021 and the historical consolidated balance sheet of Motive as of December 31, 2021, adjusted to give pro forma effect to the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events related to the Business Combination between Forge and Motive, in each case, as if the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events had been consummated on December 31, 2021.

The unaudited pro forma condensed combined statement of operations of New Forge for the year ended December 31, 2021 combines the historical consolidated statement of operations of Forge for the year ended December 31, 2021, the historical consolidated statement of operations of Motive for the year ended December 31, 2021, on a pro forma basis as if the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events, as discussed below, related to the Business Combination between Motive and Forge, in each case, as if the Transactions and certain other related events had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following, which are included elsewhere in this prospectus:

●	the accompanying Notes to the unaudited pro forma condensed combined financial statements;
●	the historical audited consolidated financial statements of Motive as of and for the year ended December 31, 2021 included in Motive’s Annual Report on Form 10-K included in this prospectus;
●	the historical audited condensed consolidated financial statements of Forge as of and for the year ended December 31, 2021, which are included as exhibits to this prospectus; and
●	other information related to Motive and Forge included in this prospectus, including the Merger Agreement and the description of certain terms thereof.

The unaudited pro forma combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Business Combination

On September 13, 2021, Motive and its wholly-owned subsidiary, FGI Merger Sub, Inc. (“Merger Sub”), entered into the Merger Agreement with Forge Global, Inc. The Business Combination was completed on March 21, 2022.

Concurrently with the execution of the Merger Agreement, Motive entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Motive agreed to issue and sell to the PIPE Investors, an aggregate of 6,850,000 shares of Domestication Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $68,500,000 (the “PIPE Financing”).

Pursuant to the A&R FPA, certain Motive fund vehicles managed by an affiliate of Motive purchased 14,000,000 units at $10.00 per unit, for an aggregate purchase price of $140.0 million in a private placement that closed substantially concurrently with the closing of the Business Combination (“the Closing”). Each unit consists of one share of Domestication Common Stock and one-third of one Domestication Public Warrant.

(i)	Motive became a Delaware corporation (the “Domestication”) and, in connection with the Domestication.
(A)	Motive’s name changed to “New Forge”.
(B)	Each then-issued and outstanding Class A ordinary share, par value of $0.0001 per share, of Motive (the “Motive Class A Shares”) converted automatically, on a one-for-one basis, into a share of common stock, par value of $0.0001 per share, of New Forge (the “Domestication Common Stock”);
(C)	Each then-issued and outstanding Class B ordinary share, par value of $0.0001 per share, of Motive (the “Motive Class B Shares”) converted automatically, on a one-for-one basis, into a share of Domestication Common Stock;
(D)	Each then-issued and outstanding public warrant of Motive (the “Motive Public Warrants”) represents a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Public Warrants”);
(E)	Each then-issued and outstanding private placement warrant of Motive (the “Motive Private Warrants”) represents a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Private Warrants”); and
(F)	Each of the then-issued and outstanding Motive Units, including such Motive Units issued in connection with Motive’s initial public offering, that have not been previously separated into the underlying Motive Class A Shares and underlying Motive Public Warrant upon the request of the holder thereof (the “Motive Units”), separated and entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. No fractional Domestication Public Warrant was issued upon separation of the Motive Units.
(ii)	Following the Domestication, FGI Merger Sub merged with and into Forge Global, Inc., with Forge Global, Inc. as the surviving company in the merger, and after giving effect to such merger, Forge continues as a wholly-owned subsidiary of the Company (the “Merger”). The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

In connection with the Business Combination, the Company adopted a single class stock structure pursuant to which:

(i)	The Class A ordinary shares and the Class B ordinary shares of Motive outstanding prior to the Business Combination were converted into Domestication Common Stock;
(ii)	The vested shares of Forge Global, Inc. capital stock, including the issued outstanding Class AA Common Stock and Forge Global, Inc. Preferred Stock were exchanged at the Exchange Ratio of 3.1229310539577 set forth in the Merger Agreement, for Domestication Common Stock; and
(iii)	The unvested shares of Forge Global, Inc. capital stock outstanding prior to the Business Combination were exchanged, at the Exchange Ratio of 3.1229310539577 set forth in the Merger Agreement, for shares of Domestication Common Stock.

Each Forge common stock warrant and preferred stock warrant outstanding immediately prior to the consummation of the Business Combination was assumed by New Forge and exchanged into warrants exercisable into Domestication Common Stock based on the Exchange Ratio of 3.1229310539577. Additionally, the exercise price of each converted warrant was determined by dividing the exercise price of the respective Forge warrants by the Exchange Ratio, rounded up to the nearest whole cent.

Each Forge option outstanding immediately prior to the consummation of the Business Combination was assumed by New Forge and exchanged into an option exercisable into Domestication Common Stock based on the Exchange Ratio of 3.1229310539577. Additionally, the exercise price of each converted option was determined by dividing the exercise price of the respective Forge options by the Exchange Ratio, rounded up to the nearest whole cent.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

(in thousands)

(in thousands)	Forge (Historical)	Motive Capital Corp (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$74,781	$255	$414,111	(A)	$218,542
			68,500	(B)
			140,000	(C)
			(14,490)	(D)
			(42,491)	(E)
			(5,448)	(F)
			(10,287)	(N)
			(406,389)	(Q)
Restricted cash	1,623	—	—		1,623
Accounts receivable, net	5,380	—	—		5,380
Prepaid expenses and other current assets	5,148	274	—		5,422
Payment-dependent notes receivable at fair value, current	1,153	—	—		1,153
Total current assets	$88,085	$529	$143,506		$232,120
Investments and cash held in Trust Account	—	414,111	(414,111)	(A)	—
Property and equipment, net	497	—	—		497
Internal-use software, net	2,691	—	—		2,691
Goodwill and other intangibles, net	137,774	—	—		137,774
Operating lease right-of-use assets	7,881	—	—		7,881
Payment-dependent notes receivable at fair value, noncurrent	13,453	—	—		13,453
Other assets	7,514	—	(5,923)	(E)	1,591
Total Assets	$257,895	$414,640	(276,528)		$396,007
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	1,920	4,358	(4,358)	(F)	1,920
Accrued compensation and benefits	21,240	—	—		21,240
Accrued expenses and other current liabilities	8,343	1,090	(1,090)	(F)	8,701
	(969)			(E)
	1,327			(I)
Operating lease liabilities, current	5,367	—	—		5,367
Payment-dependent notes payable at fair value, current	1,153	—	—		1,153
Total current liabilities	$38,023	$5,448	$(5,090)		$38,381
Deferred underwriting commissions	—	14,490	(14,490)	(D)	—
Payment-dependent notes payable at fair value, noncurrent	13,453	—	—		13,453
Operating lease liabilities, noncurrent	5,159	—	—		5,159
Derivative liabilities, at fair value	7,844	24,430	4,760	(C)	31,370
	(2,844)			(M)
	(2,820)			(O)
Total liabilities	$64,479	$44,368	$(20,484)		$88,363
Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	414,000	(414,000)	(G)	—
Convertible preferred stock	246,056	—	(246,056)	(H)	—
Stockholders’ equity (deficit):
Motive Capital Class A ordinary shares	—	—	4	(G)	—
	(4)			(K)
Motive Capital Class B ordinary shares	—	1	(1)	(K)	—
Forge common stock	—	—	—	—
Domestication Common Stock	—	—	1	(B)	18
	2			(C)
	14			(J)
	5			(K)
	(4)			(Q)
Additional paid-in capital	25,919	—	68,499	(B)	404,759
	135,238			(C)
	(47,445)			(E)
	413,996			(G)
	246,056			(H)
	4,174			(I)
	(14)			(J)
	(43,729)			(L)
	2,844			(M)
	5,606			(P)
	(406,385)			(Q)
Accumulated deficit	(78,559)	(43,729)	(5,501)	(I)	(97,113)
	43,729			(L)
	(10,287)			(N)
	2,820			(O)
	(5,606)			(P)
Total stockholders’ equity (deficit)	$(52,640)	$(43,728)	$404,012		$307,644
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$257,895	$414,640	$(276,528)		$396,007

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021			For the Year Ended December 31, 2021
	Forge (Historical)	Motive Capital Corp (Historical)	Pro Forma Transactions Accounting Adjustment		Pro Forma Combined
Revenues
Placement fees	$107,723	$—	$—		$107,723
Custodial administration fees	20,333	—	—		20,333
Total revenues	$128,056	$—	$—		$128,056
Transaction-based expenses:
Brokerage and exchange fees	(3,034)	—	—		(3,034)
Total revenues, less transaction-based expenses	$125,022	$—	$—		$125,022
Operating expenses
Compensation and benefits	94,654	—	21,394	(cc)	116,048
Professional services	12,450	—	—		12,450
Acquisition-related transaction and integration cost	882	—	—		882
Advertising and market development	5,090	—	—		5,090
Rent and occupancy	3,744	—	—		3,744
Technology and communications	8,243	—	—		8,243
General and administrative	4,358	6,829	—		11,187
Depreciation and amortization	5,390	—	—		5,390
Total operating expenses	$134,811	$6,829	$21,394		$163,034
Operating loss	$(9,789)	$(6,829)	$(21,394)		$(38,012)
Interest income (expense) and other income (expense)
Interest income (expense), net	(2,307)	91	(91)	(aa)	(2,307)
Change in fair value of derivative liabilities	(6,064)	16,102	2,592	(bb)	12,630
Other income, net	47	—	—		47
Total interest income (expenses) and other income (expenses)	$(8,324)	$16,193	$2,501		$10,370
Income (loss) before provision for income taxes	(18,113)	9,364	(18,893)		(27,642)
Provision for income taxes	386	—	—		386
Net and comprehensive (loss) income	$(18,499)	$9,364	$(18,893)		$(28,028)
Weighted average shares of common stock outstanding – basic and diluted	17,386,008
Net loss per share of common stock- basic and diluted	$(1.06)
Weighted average shares of Motive Class A redeemable ordinary Shares outstanding – basic and diluted		41,400,000
Net income per share of Motive Class A redeemable ordinary Shares – basic and diluted		$0.18
Weighted average shares of Motive Class B non-redeemable ordinary Shares outstanding – basic and diluted		10,350,000
Net income per share of Motive Class B non-redeemable ordinary Shares – basic and diluted		$0.18
Weighted average shares of Domestication Common Stock outstanding – basic and diluted					164,647,584
Net loss per share of Domestication Common Stock – basic and diluted					$(0.17)

Note 1 — Description of the Merger

Merger between Motive and Forge — Business Combination

Pursuant to the Merger Agreement, following the Domestication, FGI Merger Sub (“Merger Sub”) merged with and into Forge (the “Company”), whereupon the separate existence of FGI Merger Sub ceased, and Forge was the surviving corporation and a wholly owned subsidiary of New Forge. Following the Closing, (a) New Forge owns all the equity interests of Forge and (b) the former equity holders of Forge hold a portion of the Domestication Common Stock.

The aggregate consideration for the Business Combination paid to holders of Forge capital stock includes Securities Merger Consideration (as defined in the Merger Agreement), after giving effect to the Exchange Ratio, is as follows:

in thousands (except share and per share data)
Shares transferred at Closing(1)	149,789,311
Value per Share(2)	$10
Share consideration	$1,497,893
(1)	The number of shares transferred to holders of Forge capital stock upon consummation of the Business Combination include (i) 137.3 million New Forge common stock, (ii) 11.6 million assumed options, and (iii) 0.9 million of assumed warrants. In the table above, the value allocable to assumed Forge options and assumed Forge warrants is determined based on the treasury stock method.
(2)	Share consideration is calculated using a $10 reference price. The actual total value of share consideration will be dependent on the value of the common stock at the Closing; however, there is no expected change from any change in the Domestication Common Stock’s trading price on the pro-forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

The unaudited pro forma combined information contained herein reflects Motive’s shareholders approval of the Business Combination on March 15, 2022, and that Motive’s public shareholders holding 40,638,953 Motive Class A ordinary shares elected to redeem their shares prior to the Closing. The following summarizes the pro forma Domestication Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio:

	Pro Forma Combined	% Ownership
Forge(1)(4)	137,262,779	81.1%
PIPE Investors	6,850,000	4.0%
Holders of Motive Class A Shares	761,047	0.4%
Holders of Motive Class B Shares(2)	10,350,000	6.2%
A&R FPA Investors(3)	14,000,000	8.3%
Pro Forma common stock at the Closing	169,223,826
(1)	Includes 23,668,198 shares of Forge convertible preferred stock, which were exchanged for Domestication Common Stock at the Exchange Ratio of 3.1229310539577 pursuant to the Merger Agreement.
(2)	Through the Motive Class B Shares and the shares issued in connection with the Forward Purchase Agreement shares, the Sponsor and its related affiliates owned 14.5% of Domestication Common Stock outstanding following the Closing. Includes 10,350,000 shares held by the Sponsor or its affiliates, which are subject to certain lock-up provisions pursuant to the terms of the Sponsor Support Agreement.
(3)	Represents the A&R FPA entered into with certain affiliates of the Sponsor to provide for the purchase by it (or its designees) of 14,000,000 units at $10.00 per unit for an aggregate purchase price of $140 million in a price placement that closed concurrently with the Closing of the Business Combination. The proceeds from the sale of the forward purchase units as well as PIPE Financing and the proceeds from the Motive Trust were used to pay expenses in connection with the Business Combination and for working capital in the post-business combination company. The forward purchase was intended to provide Motive with a minimum funding level for the Business Combination.

(4)	As described elsewhere in this prospectus, New Forge’s stockholders have appraisal rights in connection with a merger or consolidation of New Forge. Stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery. This amount excludes 210,302 shares that were not issued upon the Closing as a result of a shareholder’s demand for appraisal rights. If the appraisal rights demand is withdrawn or not perfected with the Delaware Court of Chancery, these shares will be issued to the shareholder.

Note 2 – Basis of the Pro Forma Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles, with no goodwill or other intangible assets recorded in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Motive will be treated as the “acquired” company for financial reporting purposes and Forge has been determined to be the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of Forge issuing stock for the net assets of Motive, accompanied by a recapitalization. The net assets of New Forge will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Forge.

Forge has been determined to be the accounting acquirer based on a number of considerations, including but not limited to:

i)	Forge Global, Inc. former management making up the majority of the Management Team of New Forge;
ii)	Forge Global, Inc. former management and directors nominating or representing the majority of New Forge ‘s board of directors; and
iii)	Forge Global, Inc. representing the majority of the continuing operations of New Forge.

Management has also determined Forge to be the predecessor entity to the Merger Agreement based on the same considerations listed above.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Motive has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this prospectus and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers the basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Forge has not had any historical relationship with neither Motive prior to the Business Combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Transactions taken place on December 31, 2021, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.

Total one-time direct and incremental transaction costs (i.e. “Transaction costs”) incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed balance sheet as a direct reduction to New Forge additional paid-in capital and are assumed to be cash settled.

Note 3 — Accounting Policies

Based on its analysis of Forge and Motive’s policies, Forge and Motive did not identify any differences in accounting policies that would have an impact on the unaudited pro forma condensed combined consolidated information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4 — Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 includes Transaction Accounting Adjustments that are directly attributable to the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events.

Motive and Forge have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2021 are as follows:

(A)The reclassification of $414.1 million of cash held in the Motive Trust Account that became available at the Closing.
(B)In connection with the signing of the Merger Agreement, Motive entered into subscription agreements with certain PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Motive agreed to issue and sell to such investors 6,850,000 shares of Domestication Common Stock with a par value of $0.0001, resulting in gross proceeds of $68.5 million.
(C)The settlement of $140.0 million in cash received by Motive from the purchase of 14,000,000 shares of Domestication Common Stock and 4,666,664 Domestication Public Warrants pursuant to the A&R FPA. As the warrants issued under the A&R FPA have the same terms as the public warrants, they are reflected on the unaudited pro forma combined balance sheet as derivative liabilities.
(D)The settlement of $14.5 million of Motive’s deferred underwriting fees payable.
(E)The settlement of approximately $47.4 million of acquisition-related transaction costs incurred in connection with the Merger. These acquisition-related transaction costs are in connection with the Closing and related transactions and are deemed to be direct and incremental costs of the Business Combination. The acquisition-related transactions costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction in cash with a corresponding decrease to additional paid-in-capital, offset by a decrease of $5.9 million in other assets and a decrease of $1.0 million in accrued expenses and other current liabilities.
(F)The settlement of Motive’s historical liabilities that were settled at transaction close.
(G)The recapitalization of Motive Class A Shares subject to actual redemption to permanent equity at $0.0001 par value.

(H)The conversion of Forge convertible preferred stock into shares of Forge Class AA Common Stock, which shares were cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.
(I)The issuance of Forge Class AA Common Stock secured by promissory notes issued to certain executives, which were extinguished in connection with the Business Combination. Forge had granted certain promissory notes to executives in exchange for early exercised options. Immediately prior to the completion of the Business Combination $5.5 million of the promissory notes were extinguished, and the expense represents the outstanding balance of the promissory notes and accrued interest on the date of the Closing. Because the issuances of the promissory notes were off- balance sheet transactions, it is reflected as an adjustment of $4.2 million to additional paid-in capital for the vested portion of the early exercised options and an adjustment of $1.3 million to accrued expenses for the unvested portion of the early exercised options
(J)The conversion of Forge Class AA Common Stock into Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.
(K)The recapitalization of Motive Class A Shares and Motive Class B Shares converted into 11,111,047 shares of Domestication Common Stock.
(L)The reclassification of Motive’s historical accumulated deficit to additional paid-in capital as part of the merger.
(M)The exchange of Forge’s May 2020 warrants and October 2020 warrants into warrants to purchase shares of Domestication Common Stock, pursuant to terms of the Merger Agreement. The May 2020 warrants and October 2020 warrants preferred stock warrants were previously redeemable, resulting in Forge classifying such warrants as liabilities in its historical financial statements. However, the warrants to purchase shares of Domestication Common Stock exchanged for Junior preferred warrants will remain classified as a liability, as the Company has an obligation to issue a variable number of shares of Domestication Common Stock for a fixed monetary amount of $5.0 million.
(N)The settlement of the total bonus of $15.8 million made to Forge employees upon close of the Business Combination, of which $5.5 million was applied to outstanding balance of promissory notes issued to certain executives, which were extinguished immediately prior to the Business Combination. The remaining $10.3 million of the bonus was paid in cash to Forge employees. See Note (I) for the impact of the outstanding promissory note balance on the unaudited pro forma combined balance sheet.
(O)The elimination of the historical A&R FPA derivative liability of $2.8 million.
(P)The additional $5.6 million of stock-compensation expense associated with options that became vested upon the consummation of a deemed liquidation event or SPAC transaction.
(Q)The redemption of 40,638,953 shares of Motive Class A ordinary shares redeemed for $406.4 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(aa)	Reflects elimination of interest income on Motive’s Trust Account.
(bb)	Reflects reversal of $2.6 million change in fair value of Forge’s May 2020 warrants and October 2020 warrants to purchase Forge convertible preferred stock.
(cc)

Reflects incremental expense of $21.4 million, which includes $10.3 million of cash bonuses made to certain Forge employees in connection with the Business Combination, $5.5 million of compensation and benefits expense incurred upon the extinguishment of promissory notes issued to certain executives and the corresponding issuance of Forge Class AA

Common Stock, and $5.6 million of stock-compensation expense associated with options that will vest upon the consummation of a deemed liquidation event or SPAC transaction.

Note 5 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events are being reflected as if they had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, the PIPE Financing, the A&R FPA, and certain other related events have been outstanding for the entire periods presented.

The unaudited pro forma combined financial information for the year ended December 31, 2021 has been prepared based on the following information:

For the year ended December 31, 2021
(in thousands, except share and per share data)	Pro Forma Combined
Numerator:
Pro forma net loss	$(28,028)
Plus: Pro forma adjustment related to interest expense on convertible notes(1)	82
Pro forma net loss available to common stockholders, basic	$(27,946)
Denominator:
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	164,647,584
Net loss per share of Domestication Common Stock – basic and diluted	$(0.17)
Weighted average shares of Domestication Common Stock outstanding – basic and diluted
Forge	132,686,537
Holders of Motive Class A Shares	761,047
Holders of Motive Class B Shares	10,350,000
PIPE Investors	6,850,000
A&R FPA Investors	14,000,000
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	164,647,584
(1)	Reflects the reversal of the actual interest expense incurred on Forge’s convertible notes outstanding during the year ended December 31, 2021 assuming they were converted to shares of Domestication Common Stock on January 1, 2021.

Following the Closing, the following outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because including them would have had an anti-dilutive effect:

For the year ended December 31, 2021 Pro Forma Combined
Forge options that will convert into a right to purchase shares of Domestication Common Stock(1)	13,587,736
Forge warrants to purchase shares of Domestication Common Stock(2)	3,774,436
Motive warrants to purchase shares of Domestication Common Stock(3)	21,186,667
Motive warrants to purchase shares of Domestication Common Stock pursuant to the A&R FPA(4)	4,666,664
43,215,503
(1)	All outstanding options exercisable for shares of Forge common stock, whether vested or unvested, were assumed by Motive and automatically converted into an option to purchase a number of shares of Domestication Common Stock, determined in accordance with the Exchange Ratio.
(2)	Includes the nominal face amount of Junior preferred warrants which are only exercisable pursuant to net exercise for a variable number of shares of Domestication Common Stock, subject to a maximum of $5.0 million in aggregate.

(3)	One whole warrant entitles the holder thereof to purchase one share of Domestication Common Stock at a price of $11.50 per share. Domestication Public Warrants and Domestication Private Warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of Domestication Common Stock outstanding at the time of the Closing.
(4)	Represents the warrants issued in connection with the A&R FPA entered into with certain affiliates of the Sponsor to provide for the purchase by it of 14,000,000 units, which includes one-third of one Domestication Public Warrant. One whole warrant entitles the holder thereof to purchase one share of Domestication Common Stock at a price of $11.50 per share. Domestication Public Warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of Domestication Common Stock outstanding at the time of the Closing.

BUSINESS

At Forge, we firmly believe that everyone should have the opportunity to participate in the private market and have built technology and solutions to power an accessible, liquid, and transparent private market for everyone. Our mission is to give a broader group of people the ability to buy and sell private shares in some of the world’s most innovative companies and help all who participate in the private market economy to accelerate destiny.

Forge is a leading provider of marketplace infrastructure, data services, and technology solutions for private market participants. Our global online trading platform, Forge Markets, enables accredited institutional and individual investors to purchase private company shares from current and former employees, as well as existing investors. Our accessible and technology-enabled market makes it easy for employees to sell their private shares, for companies to reward shareholders with pre-IPO liquidity and for individual and institutional investors to contribute to and potentially benefit from private unicorn growth.

Since inception, we have added complementary pillars alongside Forge Markets to provide the access, transparency and solutions that companies, as well as institutional and individual investors and shareholders need to confidently navigate and efficiently transact in the private markets. The four pillars that make up our business are:

•	Forge Markets: Our online trading platform that connects potential investors with private company shareholders and enables them to efficiently facilitate private share transactions
•	Forge Trust: Our non-depository trust company that enables clients to securely custody and manage non-liquid assets through a robust and user-friendly online portal
•	Forge Data: Our data business provides market participants the information and insight to confidently navigate, analyze and make investment decisions in the private market
•	Forge Company Solutions: Our software solution purpose built for private companies to easily administer primary and secondary financing events

We have strategically invested in these four pillars because we believe they will collectively drive strong network effects and help power the private market ecosystem.

Forge uniquely delivers streamlined access to the private market taking a historically analog and opaque process and modernizing it with an efficient, transparent digital platform. Forge was formed in 2014. SharesPost was formed in 2009. Forge acquired SharesPost in November of 2020. Including Forge historical data from its inception and SharesPost historical data from its inception, on a pro forma basis, as of December 31, 2021, we have facilitated over 21,000 trades in over 450 companies for buy-side and sell-side clients in 70 countries. As of December 31, 2021, we had 1,223 institutions, over 447,000 registered users, including approximately 140,000 accredited investors, all of whom have indicated interest in accessing shares in private companies through our online platform. Including Forge historical data from its inception and SharesPost historical data from its inception, we have closed more than $12 billion in transaction volume. We had approximately $3.2 billion in transaction volume in the twelve months ending December 31, 2021, and we believe Forge is experiencing the distinct advantage of a large marketplace’s scale where volume begets more volume.

The Forge platform serves people who have different aspirations and needs, such as:

●	The innovative CEO who wants to stay private and retain employees as long as it takes to achieve her long-term vision
●	The dedicated employee who needs to pay for her child’s college tuition or buy a home today and cannot afford to wait for her company to go public
●	The passionate investor who knows that investors in the last round of a private company before IPO often see outsized gains when compared to public market investments but has historically lacked access to this investment class
●	And institutions who provide clients investment opportunities in attractive private stocks

We attribute our track record of growth to the key strategic investments we have made since inception, the remarkable efforts of our employees, the momentum contributed by our many clients, and our commitment to ensuring that our technology performs at the highest level. From creating a digital and scalable private market ecosystem, to helping our customers securely custody their assets, it is our technology, coupled with our data and operational expertise, that has been, and will continue to be, critical to enabling our long-term success.

The Large and Rapidly Growing Private Market

Private companies issue shares or grant options in their firms to incentivize and retain employees as part of their overall compensation package, or to fund growth by exchanging them for cash with investors. While employees and investors expect the price of the shares to rise and thus receive a positive return when the shares are sold, historically it was a challenge to monetize the shares before the company was bought or went public on a listing exchange such as NYSE or The Nasdaq Stock Market.

Over the past 20 years, technology companies have increasingly stayed private longer. This is due in part to the availability of capital in the private markets, a company’s desire to avoid managing its business to a quarterly earnings cycle, and the increased cost and regulatory hurdles associated with being a public company. According to a study published March 2021, by Jay Ritter, Warrington College of Business, University of Florida from 1999 to 2020:

●	The median age of technology companies at the time of the initial public offering (“IPO”) has increased from 4 to 12 years; and
●	The median market capitalization of these companies at the time they complete their IPO has also increased from $493 million to $4.3 billion.

Many of these private companies are building substantial value for their shareholders and growing quickly with the help of unprecedented levels of investment capital. However, more of that growth and value creation is now taking place while they remain private. Unless investors can access and participate in that growth before the companies go public or are acquired, outside investors do not have an opportunity to benefit from the value that is created.

A good benchmark demonstrating how quickly the private market is growing is the number of “unicorns” created, as well as market capitalization associated with them. A “unicorn” is defined as a company with an equity valuation more than $1 billion. According to Business Today and CB Insights:

●	As of March 2022, there are more than 1,000 unicorns, with 734 formed since 2020 and 519 in 2021 alone;
●	Since December 2021, the number of unicorns has grown by 13.9%; and
●	These unicorns combined represent a $3.4 trillion equity value opportunity according to CB Insights.

As a result of these trends, a growing number of shareholders and employees seek liquidity while companies remain private. At the same time, companies need technology and services to ensure they’re able to manage their shareholders’ needs and to stay competitive when hiring and retaining talent.

In 2020, investors contributed over $270 billion into private companies because they wanted to participate in the innovation economy, and they understood this is where the best potential returns are often realized. When you compare the 12-month performance of IPOs from 2010-2020 versus the performance had you invested in the round prior to the IPO, there is a marked difference. The 12-month return from IPOs during that time period is 37%, while the return had you invested in the round prior to the IPO is 277%.

Challenges in the Private Markets

Historically, participating in the private market was a complex and opaque endeavor for a number of reasons, including:

Lack of Liquidity

The private markets lacked technology, automated processes, and standardized documentation which led to an inefficient and illiquid market with little volume. Transactions were done primarily offline using manual and administratively burdensome steps that demanded significant time and effort. These issues were compounded because of market fragmentation; there was not a large-scale marketplace where many buyers and sellers could transact with one another across a large swath of potential companies.

Lack of Access

Gaining access to opportunities in private companies was extremely difficult and until recently, was only available to a small number of well-connected investors primarily made up of brand name angel investors and venture capital firms. In addition, the investment minimums were prohibitively high, usually in the millions of dollars, which also excluded most individual investors from participation.

Lack of Transparency

There was little information on private companies easily accessible to non-insiders. On the transactional side, information such as the amount of buy-side and sell-side interest in the companies, and the pricing of their shares was not readily available to market participants. This lack of transparency created uncertainty with market participants who lacked the data they needed to make a well-informed investment decision.

Forge’s Differentiated Solutions

We have developed and continue to enhance our marketplace infrastructure and complimentary solutions which are purpose-built for the needs of private market participants. We believe our robust technology platform as well as our large network of clients and partners will provide us the opportunity to transform the private market asset class and serve as the foundation on which others build their systems and businesses. Our unique and intuitive online user experience is supported by back-end technology and private market specialists that will enable Forge’s four pillars to work efficiently and synergistically. In addition, Forge has established strong relationships with market participants including buyers, sellers, and companies in need of our solutions.

Forge has strategically built its business around these four pillars because of the potential network effect they provide to one another. The growth of one pillar provides the opportunity to fuel the growth in the other three, creating powerful synergies across all of them. This will not only help us provide better service for our clients, but it accelerates the growth of our business.

Forge Markets

Forge Markets’ comprehensive online trading platform is a private informational and transactional marketplace designed to efficiently connect institutional and individual accredited investors with the shareholders of private companies. Technology powers and supports trade matching, efficient trade execution and settlement at scale. The client experience is powered by an intuitive user interface that enables individual and institutional investors to register for free, explore private company data and insights, discover trade opportunities, and easily indicate trade interest for execution in these opportunities.

Each prospective client must satisfy certain compliance criteria (e.g., accreditation) and provide customer identification information. Only accredited investors are eligible to invest in private stocks through our platform. Forge’s robust Know Your Customer (“KYC”) and Anti-Money Laundering (“AML”) processes permit us to verify an investor’s accreditation or shareholder’s identity quickly and efficiently.

While sellers do not need to qualify as accredited investors to sell their private stock, it is often the sale of their shares on Forge’s platform that enables the shareholder to meet the requirements to qualify as an accredited investor, which in turn provides them with the opportunity to reinvest their money into other available private company stocks.

Inside the Forge Markets experience, clients who are accredited investors can search for companies by name, sector, or valuation. Starting a trade on the Forge platform commences when a client submits an indication of interest (“IOI”) including whether they are buying or selling, the series of equity they want to sell or buy (e.g., preferred, common or both), and the price range and the volume range at which they are willing to buy or sell. The standard minimum transaction size on our platform is $100,000; however, we may allow an amount less than this under certain circumstances such as upon the specific request of certain sellers or to receive a partial execution of a larger order.

There are two main structures of trades we enable through Forge Markets. The first is a direct secondary transfer and the second is a pooled investment vehicle (“SPV”) which can aggregate multiple buyers and multiple sellers. The transaction flow is similar for both transaction types: a potential seller and buyer each submit an IOI, the buyers and sellers are matched up, and the company approves the transaction.

We facilitate primary issuances and secondary purchases and/or sales of private company securities (“private resales”), typically in reliance on Rule 506 of Regulation D under the Securities Act. Private company securities include preferred and common stock, structured investments, and SPVs. Private resales are typically exempt from registration under the Securities Act pursuant to Sections 4(a)(1), 4(a)(2), 4(a)(7), or case law interpretations thereunder (i.e. 4(a)(1 ½)). From indication of interest match to close, transactions on our platform take an average of 50 days to complete.

Although the seller is ultimately responsible for ensuring a valid exemption is available for a private resale, our process is designed to ascertain whether an exemption from registration is available.

Purchasers through the Forge platform must be, at minimum, an ‘accredited investor’ as defined by Rule 501(a) of Regulation D. In connection with a private resale, Forge monitors compliance by the seller with the applicable private resale exemptions under the Securities Act by collecting information from the buyer through an accreditation process on or off-platform and refraining from general solicitation. A typical private resale is between one buyer and one seller.

Among the additional steps taken to ascertain an exemption from registration, Forge will acquire some verification of ownership from the seller, such as an issuer’s ‘cap table’ screenshot or a share acquisition agreement, by which we can assess how the seller came to own the shares.

Pursuant to Forge’s purchase agreement executed by the buyer and seller, the seller is required to provide the buyer all applicable restrictions pertaining to the shares that that seller has in his/her possession, or, in some cases, of which the seller has knowledge. The buyer’s representations within the purchase agreement include but are not limited to (i) that the purchase is solely for investment purposes and not for further distribution, (ii) understanding that the securities are “restricted securities” and may not be freely traded, and (iii) that the sale of the securities are not registered under the Securities Act. Such representations are informative and likely dispositive as to the private nature of the proposed transaction. They evidence the material investment intent, which underscores importance of affirming that neither buyer nor seller has engaged in an underwriting process, nor could be deemed to be a statutory underwriter.

Typically, an issuer’s stock transfer agreement (“STA”) will supplement the representations made in the purchase agreement. In most cases, the STA will contain a copy of the legends contained on the stock certificate. Similar to the purchase agreement, the buyer’s representations within the stock transfer agreement include that the purchase of securities is for investment purposes only and not for further distribution, the securities are not registered under the Securities Act, and the buyer’s understanding that the securities are “restricted securities.”

Issuers, buyers and sellers from over sixty jurisdictions use our platform. The majority of our revenues are derived from transactions involving U.S. issuers. Our operations are located in the United States. We have a local branch office in Hong Kong. Our subsidiary, SharesPost Asia Pte Ltd., holds a Recognized Market Operator license with the Monetary Authority of Singapore; however, it currently does not engage in any business activities.

Forge Markets builds interest on the supply side primarily through its organic online presence. Employees and shareholders of a private company who may be seeking to sell shares often will make those shares available through the platform. We also work directly with private companies that want to raise private capital or provide an opportunity for their employees to sell a portion of their holdings. Lastly, we also source supply from financial institutions such as venture capital and private equity firms as well as cross-over institutional investors, hedge funds, family offices and capital aggregators that look to us to solve their liquidity needs.

We believe that the participant network along with the automation and workflows we have created to structure and efficiently process direct and SPV transactions are challenging to replicate, create a strong barrier to entry, and provide Forge the flexibility to optimally serve the marketplace in a manner that reflects the needs of both institutional and individual investors and does so in a way that enables companies to stay private longer while attracting and retaining the best employees.

Integration with Forge’s proprietary order-building engine and the platform’s ease of use masks the back-end technological complexity that is required to complete a trade. Amassing the expertise to perform all the necessary tasks to complete trades at scale is technically challenging and complex. We believe that Forge is uniquely positioned in that we have built the tools, features, and functionality to automate many parts of what has traditionally been a manual and offline process.

Our private market specialists provide complimentary support for buyers and sellers who have questions or need help completing their transactions. The expertise our private market specialists provide our clients is invaluable as it enables clients to quickly get educated about the steps needed to access the private markets using Forge’s platform and to find answers to questions regarding the automated workflows we have built. We believe that through additional investments in technology, our platform will continue to further automate current manual processes, driving greater efficiency in the execution of private market trades.

We earn revenue on Forge Markets through placement fees that we charge buyers and/or sellers. These fees, which we call take rates or commissions, are based on several factors including size of transaction, type of structure, type of buyer and seller and use of external broker. On a proforma basis, for the year ended December 31, 2020, our net commissions averaged 2.2%, and for the twelve months ended September 30, 2021, our net commissions averaged 3.4%.

Participants may pay a higher commission if the total dollar amount of the transaction is less than our typical minimum transaction amount of $100,000. We take into consideration the following factors for determining any variance in our commissions charged: availability of the security generally, estimated internal expenses on the transaction, and total cost to buyers and sellers (i.e. does the buyer or seller pay additional fees imposed by the issuer, such as for legal opinions, transfer fees or escrow fees).

Forge Trust

Forge Trust makes it easy and seamless for investors, equity holders and institutions to hold, value, and manage private assets. Through a South Dakota non-depository (and self-directed), individual retirement account (“SDIRA”) custody platform, Forge Trust enables account holders to invest and custody non-liquid alternative assets such as private company shares, private equity, venture capital and real estate.

Forge Trust currently serves solely as a custodian of SDIRAs holding alternative assets. The evaluation of investment suitability and risks rests with the account holder and their advisor, if any. As a result, Forge Trust is not responsible for the financial performance of custodial assets and does not provide any insurance coverage for the investment risks that are entirely borne by the SDIRA owner.

In addition, Forge Trust offers a powerful, highly scalable cloud-based custody platform that provides custody-as-a-service to our clients. The custody platform provides an application programming interface (“API”) that enables our clients to easily integrate and extend our custody platform to their customers.

Our custody business earns recurring revenue from annual account subscription fees, cash administration fees, partnership fees and other transactional fees on accounts held at Forge Trust. On a quarterly basis our SDIRA accounts are assessed maintenance fees that average $73 per account and asset-based fees that average $21 per account, with asset-based fees based on the complexity and the number of assets held. In addition, we assess per transaction fees that range from $5 to $75 based on the complexity of the transaction. This excludes our Custody-as-a-Service account revenues, which are negotiated with our partners and based on contractually negotiated terms. As of December 31, 2021, Forge Trust had $14.5 billion of assets under custody through 2.0 million accounts.

Forge Data

Today, data on the private markets and the companies within it is difficult to source, often available only in non-standard formats, and often inaccurate or not reflective of current conditions. Given Forge’s significant history and expertise in trading and capital markets, as well as our relationships with private companies, Forge Data is in a unique position to provide market participants with easier access to quality information and actionable insights on private companies in a scalable and reliable way.

Our goal is to become a leading provider of private market data globally and to bring innovation and transparency to market participants, so they can have the insight and confidence they need to make informed decisions and to fully participate in this growing asset class. As of December 2021, our data set contained more than 12 years of bid and offer secondary trading data, as well as real-time and historical pricing information across more than 1,700 private companies. We have aggregated, confirmed, anonymized and supplemented this data with additional details on companies that investors can use to research and analyze investment opportunities, including company descriptions, management team and investor details, financing rounds and valuations on those rounds.

Our first Forge Data product, Forge Intelligence, began a soft launch on June 1, 2021. Forge Intelligence uses proprietary technology to both source and distribute data from multiple providers, as well as our anonymized historical trade and IOI history from the Forge Markets platform. This product serves market participants that are looking for timely and accurate data to solve the inherent information asymmetry that exists within the private markets.

Annual subscribers can view and analyze historical bid/ask, share price and volume information on private companies. Subscribers also have access to company waterfall charts, which can be used to analyze the changes in equity ownership and valuation resulting from different exit scenarios. Other data points include preferred equity conversion ratios and protective provisions such as liquidation preferences.

Our goal is for Forge Intelligence to provide a recurring, predictable revenue stream via an annual subscription fee. We believe it could be a high-margin product once developed to scale given the low cost of serving incremental subscribers. In addition to the revenue Forge expects to generate through the data business, we believe that information provided to subscribers will drive additional trading volume on Forge Markets. Forge Intelligence officially launched in mid-September and we are now accelerating our sales and marketing efforts to raise awareness and acquire new customers.

Our strategy is to advance Forge Data through the adoption of our platform and continue to expand our product offerings.

Forge Company Solutions

Forge Company Solutions is a comprehensive software solution, supported by private market experts, that supports companies running financing processes and seeks to reduce the administrative burden that companies incur through our automation and online technologies. Forge Company Solutions provides companies with oversight and control of company share transactions, including primary financings and company sponsored secondary programs, block trades, tender programs and pre-direct listing trading.

•

Company Sponsored Primary and Secondary Programs:   Enables the private company to determine transaction timing sell limits and type of participating investors. The company enables controlled secondary trading during selected windows of time between approved employees or shareholders and buyers who are sourced by the company or Forge and pre-approved by the company.

•

Tender Programs & Company Repurchases:   Forge’s tender offer functionality provides standardized documentation and streamlined workflows to efficiently run liquidity processes for shareholders and investors. Tender offers are time bound and are typically conducted at a singular price. The company pre-approves the sellers, who can sell a portion of their equity as well as the buyers who are sourced by Forge or brought to the tender by the company.

•

Block Trades:   Individual and institutional shareholders can sell large blocks of private company shares to a company-approved individual or institutional accredited investor through either direct transactions or SPVs.

•	Pre-Direct Listing Programs: Leverages Forge Markets’ demand to help companies facilitate continuous secondary marketplace trading prior to a direct listing.

Companies decide the parameters through which investors and shareholders can engage — and remain in control of their cap tables. Forge personnel use the insights provided through the Forge Markets trading platform, as well as the pricing information from Forge Data, to help inform and advise the issuer prior to and during the transactions.

Forge Company Solutions functionality includes customizable online dashboards for experiences that keep employers and participating shareholders informed throughout the process and provides a powerful repository of standardized documents that event participants can use to manage and execute the event efficiently. The technology provides real-time status, which ensures that both the Company and shareholders see the most up-to-date information. While the capital program is running, we provide in-product chat support to answer employee or shareholder questions.

Forge
Dashboard
Portfolio
Orders
Welcome, Marco!
Welcome to the Autonomous Supersonics Tender Offer
Data Room
Your Holdings

Forge’s open operating model will allow Forge to integrate with cap table providers so programs small and large can be executed seamlessly — and cap tables can be updated efficiently. We have established and continue to pursue cap table partnerships and will develop the integrations necessary to ensure that when running programs through Forge, the companies’ cap table will automatically update with changes in ownership. In addition, Forge Company Solutions will provide settlement process management functionality.

We earn revenue through negotiated fees associated with the use of our Forge Company Solutions software and the trading activity at Forge Markets that is made available from running liquidity programs through Forge Company Solutions. We believe the use of liquidity programs for employees has and will continue to be an important part of Companies’ benefit programs and that Forge Company Solutions will be the benefactor of this market trend.

We believe that the range of company-sponsored programs we offer, our ability to leverage Forge Markets, and 12 years’ worth of private company trading data make us an attractive solution for private companies looking for liquidity solutions. Additionally, our ability to develop auction-based technology to support market pricing for company liquidity programs, and the open cap table approach we embrace has the potential to drive incredible value for our business.

Powerful Network Effect Afforded Through Our Four Pillars

Forge is building the needed technology infrastructure to power the private markets and providing the liquidity, access, and transparency that ecosystem participants need and want. Our platform is built to enable more than just trading; we are bringing together a robust set of complementary businesses along with a coalition of partners that together delivers a comprehensive solution empowering the private market ecosystem at scale.

In addition to leveraging Forge’s relationships with over 447,000 individual investors and 1,223 institutional investors (each as of December 31, 2021), Forge’s platform benefits from a unique distribution network that includes strategic investors and commercial partners that have strong relationships with private companies and investors. Forge has the opportunity to benefit from these partnerships through introductions to private companies, shareholders, and the buy-side demand delivered by strategic investors and commercial partners. Our strategic investors include, among others, public market exchange Deutsche Börse, large global banks Wells Fargo and BNP Paribas, and asset manager Temasek. We have entered into referral, collaborative marketing or API/website linking arrangements with BNP Paribas, wealth manager Addepar and cap table companies Certent and AST Private Company Solutions, with respect to its Astrella platform, pursuant to which we have agreed to promote each other’s services to each other’s clients or otherwise collaborate through marketing, referrals and/or technological integrations.

We’re building a future where sellers on Forge Markets become buyers. Buyers become custody account holders at Forge Trust. Account holders borrow against their assets to buy more stock. Companies use Forge Company Solutions to offer liquidity to employees. Every step along the way generates information that is captured and provides transparency to market participants through

Forge Data. We believe that these complementary product offerings result in the opportunity for growth in one pillar to accelerate the growth of the others, increasing client engagement and enhancing the Forge brand.

The combination of Forge Markets, Forge Trust, Forge Company Solutions and Forge Data provides private markets clients with the critical ecosystem and technology they need to execute transactions and securely hold their non-liquid assets. In providing clients an end-to-end solution, Forge has a clearly differentiated value proposition in the market.

Our Growth Strategy

We believe the private market has an unmet need for the technology we have built. We expect to leverage our platform to continue to drive growth in the following areas:

●	Additional Scale in Our Four Pillars. We will continue to invest and scale our Forge Markets, Forge Trust, Forge Company Solutions and Forge Data businesses and build our client and investor networks.
●	New Products. We will continue to build and add new products in support of, or in addition to our existing four pillars.
●	Additional Partnerships. We are building strong relationships with partners that we can work with to create improved technologies and help distribute our products and services.
●	International Expansion. We may in the future expand our operations in Asia and/or Europe in order to match the global demand for our products and services. While we are continually evaluating international market expansion opportunities, we currently have no definitive plans with respect to specific international markets, timing or estimated costs of such expansion. Issuers, buyers and sellers from over sixty jurisdictions have transacted on our platform. The majority of our revenues are derived from transactions involving U.S. issuers. Our operations are located in the United States. We have a local branch office in Hong Kong. Our subsidiary, SharesPost Asia Pte Ltd., holds a Recognized Market Operator license with the Monetary Authority of Singapore; however, it currently does not engage in any business activities. See “Risk Factors — Regulatory, Tax and Legal Risks — We have expanded and may continue to expand into international markets, which expose us to significant new risks, and our international expansion efforts may not be successful.”
●	New Asset Classes. We will continue to explore other non-liquid asset classes that have significant investor demand.
●	Inorganic Opportunities. We will focus on value-generating M&A, drawing on our track record of integrating previous acquisitions.

Our Competitive Strengths

We have built a market-leading financial technology platform to digitize a complex and historically analog process and, in the process, changed the landscape of private market investing for companies, employees and individual and institutional clients. We believe we are well-positioned to serve an increasing portion of the broader financial services ecosystem.

Solely Focused on the Private Market

Since inception, we have built world-class technology and invested heavily in an organization focused solely on facilitating private market transactions. This proprietary technology and operating expertise is supported by standard documentation and efficient workflows which makes the processing of trades an efficient and user-friendly experience. Amassing the technical expertise and know-how to perform these tasks at scale across both direct and SPV trades is difficult, and we believe we are uniquely positioned as we continue to automate large parts of this traditionally offline process.

Complimentary and Integrated Strategy Powered by Four Pillars

We strategically built our business model around Forge Markets, Forge Trust, Forge Company Solutions, and Forge Data to deliver a robust set of products and services that provide a better customer experience, synergies across the four business units, and strong user economics. We believe over time customers will increasingly look to end-to-end technology providers that can provide a holistic approach to their private market needs. The investments we made will enable us to quickly introduce new products and services while also providing us the opportunity to quickly and profitably continue to scale.

Leading Technology Platform in the Private Markets Operating at Scale

We believe that Forge Markets is the leading private market trading platform based on number of transactions processed. Since Forge’s inception, together with the historical business and companies we have acquired, as of December 31, 2021, we have facilitated over $12 billion in transaction volume across more than 21,000 transactions and more than 450 companies. The product design and underlying technology of our platform make matching and closing of private market transactions easier and faster. We continually seek client feedback and invest resources to improve the user experience, accelerate liquidity, and attract new clients on the platform.

Robust Technology and Creative Product Design

We believe participation in the private markets at scale can only happen by actively engaging with, and providing access to, a larger portion of the population through intuitive user-friendly technology and products. We put automation and design at the center of our products with the goal of making the user experience as easy and enjoyable as possible. We involve our talented product designers early and often throughout our product development process to create elegant experiences that solve the private markets’ biggest pain points and address our customers’ largest needs.

Compelling Business Model

Our user-friendly platform has enabled thousands of clients to access the private markets while modernizing the way shares of private companies get traded. Our unique value proposition and high repeat and engagement rates have delivered rapid growth despite limited marketing spend. Our attractive cohort economics should improve over time as our customers deepen their engagement and relationship with Forge.

Diverse and Experienced Team

We have assembled a deep and experienced leadership team that includes senior executives from innovative technology companies, marquee and top-tier financial firms, leading public market exchanges, and globally recognized asset managers. We operate as one team, leveraging our collective expertise, particularly in technology and product development, to enhance and expand our operations. We are also proud and fortunate to have talented and passionate employees that are bold, humble, and accountable and a culture that puts trust, transparency and collaboration top-of-mind.

Marketing

Our marketing strategy creates enterprise value by building our brand, attracting, engaging, converting and retaining clients, and delivering compelling content and experiences that help people accelerate their destiny and financial goals.

We believe that our brand is the collection of every experience a person has with our company over time and we strive to deliver on our brand promise to our customers, our partners, and our employees each and every day. As such, we know that marketing serves as our voice to customers and the source of unification across the end-to-end customer journey. Our focus is to amplify Forge’s position as the experts in the private markets and to develop customer experiences that reinforce that position.

We approach customer engagement and acquisition across a combination of owned, earned, and paid channels including:

●	A robust content strategy and search engine optimization (“SEO)” that drives organic customer awareness and engagement
●	PR and social media that amplifies our messages and drives qualified customers to us directly
●	Paid channels including paid search, digital acquisition, and sponsorships to target prospective customers across their journey
●	Partner co-marketing where we can go to market with a value proposition that is compelling to our partners’ customers

We believe we have built a highly effective and efficient approach to new customer engagement and lead acquisition, with SEO and direct-to-site traffic driving over 50% of our new leads on a quarterly basis in the first half of calendar year 2021. We are building the infrastructure to unlock targeted and addressable ads to these customers and prospects, based on where they are in their relationship journey with us.

Competition

We compete with individual brokers and companies that provide access to private market trading, custody services, data packages and other private market capital solutions. Competitors within these four pillars include other online private shares marketplaces and offline brokers, global banks, custodial service providers, and subscription-based data providers (including data divisions of large stock exchanges).

We believe we are highly differentiated relative to our competition as a result of having all four pillars under the same business, a coalition of strategic and commercial partners that includes exchanges, global banks, cap table companies and asset managers as well as existing scale where volume begets volume creating an inflection point that accelerates market adoption for our products.

Culture and Employees

At Forge, we believe that our people are our greatest asset. We welcome people from all backgrounds and foster a culture where everyone can show up as their whole self each day. Our culture is built around a spirit of fun, friendship and community. We care for and respect each other, and embrace diversity by celebrating different perspectives, skills and experiences.

Employee Experience

Our priority is to promote a sense of belonging and community through our fun and compelling work environment. We cultivate community and collaboration through an excellent employee experience. By providing transparency through continuous, high-impact communication, we strive to ensure that employees understand what we do, how the organization works, and how their work impacts the greater goals of the organization.

Forge has established a Culture Committee consisting of representatives across the organization with the purpose of promoting a unified culture, ensuring inclusion, and participation of all employees. Objectives and goals of the Culture Committee include awareness, promotion, and modeling of values; cross divisional trust and collaboration with supporting dialogue; employee engagement and satisfaction; and consistency across divisions through communication, culture-supportive training and leadership. We also have several employee resource groups that meet regularly, providing opportunities for employees to connect over shared interests and activities; senior executives regularly attend these meetings and get to know our growing employee base.

Career Opportunities

Forge offers unique career development and growth opportunities in our fast-paced, high-growth environment. Everyone is an innovator at Forge — we seek ideas and inspiration from all teams and levels across the organization. We support innovation and encourage entrepreneurship as we forge connections and relationships, creating an enriched future for all.

Health, Wellness, & Total Rewards

Our goal is to help our employees thrive by supporting where they are in their lives through competitive compensation and rich benefits offerings. Our compensation programs are designed to attract, retain, and motivate employees who are highly skilled in their roles and share in our vision and values of being bold, accountable, and humble. In addition to traditional benefits, we offer employee rewards and recognition programs to recognize and celebrate excellent work that aligns with our core company values. We provide continuous recognition of employee milestones, wins and hard work.

Values

We are driven by our shared values and put team before self. We are:

•

Bold:   Innovate by delivering new ideas and solutions. We have the courage to take risks and push past our comfort zone while respectfully challenging ideas. We redefine failures as learning opportunities.

•	Accountable: Debate, commit, take ownership, and support the team. Once the direction has been determined, we work as a team by going beyond personal responsibilities to deliver results.
•

Humble:   Exemplify excellence without arrogance. We focus on collective success through collaboration while practicing empathy to support the team. We listen with openness and seek to understand before being understood.

Diversity & Inclusion

Diversity is about our people, geography, and partners. We strive to build a globally inclusive culture and diverse organization. Inclusion is about our connections. We aim to build skills that nurture respectful conversations, create deeper human connections, and encourage diverse interactions.

The purpose of our Diversity & Inclusion program is advocacy for underrepresented groups, community service, and workplace wellness; ensure all employees have the opportunity to be heard, valued, and engaged; and to share ideas, drive results, forge relationships, and ensure alignment between business and diversity strategies.

To support a culture of belonging, Forge provides foundational training for a framework of communications including Crucial Conversations, Change Management, and quarterly Diversity, Equity & Inclusion trainings such as Emotional Intelligence and Empathy and Unconscious Bias.

Our Diversity & Inclusion programs continue to grow and evolve, just as we do as a team. Through our Diversity & Inclusion programs, we seek to uplift coworkers and communities as we work with teammates across the organization to get involved and give back to the community.

Facilities

Our headquarters are located in San Francisco, California, where we occupy facilities totaling approximately 24,000 square feet under lease agreements that expire in 2023. We have other offices, including San Carlos, CA, Sioux Falls, SD, New York, NY, and Hong Kong totaling a combined 22,000 square feet. These offices are leased, and we do not own any real property. Our facilities are adequate to meet our needs for the immediate future, but we are actively seeking additional physical office space to accommodate expansion of our operations.

Government Regulation

We operate in a rapidly evolving regulatory environment and are subject to extensive and complex regulations. Any actual or perceived failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, regulatory or governmental investigations, administrative enforcement actions, sanctions (including monetary penalties, civil and criminal liability, litigation, reputational harm, or constraints on our ability to operate. We could be subject to additional legal and regulatory requirements if laws and regulations change in the jurisdictions we operate.

U.S. Regulation

U.S. federal and state securities laws establish a system of regulation of securities, custody, and lending markets in which we operate. This regulatory framework applies to our U.S. businesses in the following ways:

●	regulation of our broker-dealer and registered investment advisor subsidiaries;
●	regulation of our South Dakota chartered non-depository licensed trust company; and
●	regulation of our California licensed lending subsidiary.

Broker Dealer Regulation.  Our broker-dealer subsidiary, Forge Securities LLC, is subject to regulation by the SEC, the Financial Industry Regulatory Authority (“FINRA”), and regulators in all U.S. states, Washington, DC, Puerto Rico, and the U.S. Virgin Islands. FINRA is a self-regulatory organization that oversees and regulates Forge Securities in addition to oversight and regulation by the SEC. Forge Securities also operates an SEC-regulated alternative trading system that facilitates the purchase and sale of primary issuances and secondary transactions in unregistered securities, typically in reliance on Rule 506 of Regulation D under the Securities Act. Forge Securities is subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”), as well as the economic and trade sanction programs administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”).

Investment Advisor Regulation.  Our investment adviser subsidiary, Forge Global Advisors LLC (“FGA”), is federally registered and subject to regulation by the SEC under the Investment Advisers Act of 1940 (the Advisers Act”). FGA provides portfolio management for pooled investment vehicles that are not registered under the Investment Company Act of 1940. The Advisers Act imposes duties and restrictions on FGA, including requirements relating to the safekeeping of client funds and securities, prohibitions of fraudulent activities, disclosure and reporting obligations, and fiduciary duty obligations.

Trust Regulation.  Our state-chartered non-depository trust company subsidiary, Forge Trust Co., is subject to regulation and examination by South Dakota Division of Banking. Forge Trust Co. provides individual investors custodial services for self-directed Traditional Individual Retirement Accounts, Roth Individual Retirement Accounts, SIMPLE Accounts, SEP Accounts, and Coverdell Education Savings Accounts, as well as Inherited IRAs, Individual Solo 401k plans, Private Fund Custody, and safekeeping. Forge Trust is also subject to Bank Secrecy Act, as amended by the USA PATRIOT Act, the regulations promulgated by FinCEN, as well as the economic and trade sanction programs administered by OFAC.

Lending Regulation.  SharesPost Securities, LLC (“SPS”), our licensed lender with the State of California, is subject to regulation and examination by the Department of Financial Protection and Innovation pursuant to the California Finance Lending Laws. SPS is engaged in the business of originating nonrecourse loans that contain limited security interest in a borrower’s unregistered private company securities.

Asia-Pacific Regulation

Our Singapore-based subsidiary, SharesPost Asia Pte. Ltd. (“SP-Asia”) is subject to regulation by the Monetary Authority of Singapore (“MAS”) under the Securities and Futures Act (Cap. 289), the Securities and Futures (Organized Markets) Regulations 2018, and any directives issued by the MAS from time to time, including those pertaining to the prevention of money laundering and countering the financing of terrorism. SP-Asia is approved as a Recognized Market Operator that facilitates the purchase and sale of secondary transactions in unregistered securities.

Forge Securities operates under a distribution and outsourcing agreement (the “Outsourcing Agreement”) with Rockpool Capital Limited (“Rockpool”), an existing ‘Type 1’ license holder under the rules and regulations of the Securities and Futures Commission of Hong Kong (the “SFC”). Rockpool is authorized to do ‘Type 1’ business (as set forth under the rules and regulations of the SFC) and Forge partners with Rockpool, as permitted by SFC regulations. Forge maintains a separate onboarding process for Hong Kong clients to ensure that Forge’s U.S. business is not actively marketing services to Hong Kong persons. Pursuant to the Outsourcing Agreement, Forge appointed Rockpool as a non-exclusive distributor in Hong Kong of securities offered on the Forge platform, and Forge agreed to “secondee” certain employees from time to time. Forge agreed to pay Rockpool a de minimis monthly fee, and the parties agreed to negotiate fees for any brokered transactions on a case-by-case basis. A ‘Type 1’ License is required to “deal in securities” in Hong Kong.

Data Privacy

Our businesses collect, store, share, transfer, use and otherwise process the personal data of individuals worldwide. Laws and regulations such as the European Union General Data Protection Regulation and the California Consumer Privacy Act impose stringent data protection requirements on our businesses and grants residents in the European Union and California various rights with regard to personal information relating to them, including the right to request disclosure of the categories and specific pieces of personal information collected by our businesses and the right to request erasure of such personal information.

Intellectual Property

At Forge we rely primarily on trade secret, copyright, and trademark law to protect our proprietary intellectual property in the United States and foreign jurisdictions. Because federal, state, and common law rights provide only limited protection for intellectual property, we employ a strict policy of requiring non-disclosure agreements and intellectual property protections in our vendor and licensing agreements, including feedback assignments and work-for-hire provisions. As an example, Forge’s licensing agreement for its Forge Intelligence Platform-as-a-Service (PaaS) product features strong confidentiality and intellectual property protections. Further, users of Forge’s websites and online marketplaces all accept the terms of service that clearly identify content owned and controlled by Forge.

Forge has always emphasized innovation in its online marketplaces. We have seven active applications for patents in the United States and EU.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

On January 7, 2022, Erika McKiernan, in her capacity as Stockholder Representative for the former stockholders of SharesPost filed a lawsuit against Forge in the Court of Chancery of the State of Delaware, asserting claims in connection with the Agreement and Plan of Merger, dated as of May 10, 2020, by and among Forge, SharesPost, Thanksgiving Merger Sub, Inc., and Erika McKiernan as the Stockholder Representative, as amended on November 6, 2020 (the “SharesPost Merger Agreement”). In general, the complaint asserts breaches of the SharesPost Merger Agreement and seeks declaratory judgments establishing those breaches. The complaint includes but is not limited to the following material allegations: (i) Forge breached the SharesPost Merger Agreement by failing to issue and deliver the warrants contemplated therein (the “Buyer Warrants”) in a form that Stockholder Representative claims that the parties agreed, but which is not the form reflected in the SharesPost Merger Agreement; (ii) Forge should be compelled to issue and deliver the Buyer Warrants in the form Stockholder Representative claims the parties agreed; (iii) Forge’s alleged breaches of the SharesPost Merger Agreement have caused Stockholder Representative and the former stockholders of SharesPost to suffer losses which Forge must indemnify under the terms of the SharesPost Merger Agreement, and that Forge has further breached the SharesPost Merger Agreement by failing to do so; and (iv) the losses that Stockholder Representative and other indemnified parties have suffered and will suffer as a result of Forge’s alleged breaches are indemnifiable under the SharesPost Merger Agreement. Forge answered the complaint on February 17, 2022, denying it committed any breaches of the SharesPost Merger Agreement and that Stockholder Representative is entitled to the requested relief. Additionally, on the same date, Forge filed a counterclaim against Stockholder Representative seeking a declaratory judgment that the form of Buyer Warrants attached to the SharesPost Merger Agreement is the operative form to which the parties agreed. Stockholder representative responded to that counterclaim on March 9, 2022, contesting that Forge is entitled to such a declaration. At this juncture we do not believe this action will have a material adverse impact on our operations or financial position. We believe the allegations set forth in this action are without merit and we intend to defend vigorously against the lawsuit.

We are also the subject of various actions, inquiries, investigations, and proceedings by regulatory and other governmental agencies. We intend to cooperate fully with such investigations. We are not presently a party to any other legal or regulatory proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information that Forge’s management believes is relevant to an assessment and understanding of Forge’s consolidated results of operations and financial condition. This discussion and analysis should be read together with the audited annual consolidated financial statements and related notes to those statements included in elsewhere in this prospectus. Forge’s consolidated financial statements included in this prospectus consist of the audited annual consolidated financial statements and related notes to those statements as of and for the fiscal years ended December 31, 2021 and 2020.

This discussion and analysis should also be read together with the section of this prospectus entitled “Business” and the unaudited pro forma condensed combined financial information as of and for the period ended December 31, 2021 and for the period ended December 31, 2020 included in this prospectus. In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Forge and its consolidated subsidiaries.

Business Overview

Forge Global, Inc. (collectively with its subsidiaries, “Forge,” “the Company,” “we,” “us,” or “our”) is a financial services platform. Forge was founded in 2014 to serve the unique needs of the private market. We were incorporated in the state of Delaware and are headquartered in San Francisco, California. Since our founding, Forge has built a broad business that includes a marketplace for the purchase and sales of equity in private companies that is trusted, simple, transparent, and efficient to operate and designed to scale. Today, Forge is a leading provider for end-to-end enabling technology, data, and services for the private market.

We operate as one business, a fully integrated private markets service provider. Since inception, we have added complementary pillars to provide the access, transparency and solutions that companies, as well as institutional and individual investors and shareholders, need to confidently navigate and efficiently transact in the private market. The four pillars that make up our business are:

●	Forge Markets — Our online trading platform that connects potential investors with private company shareholders and enables them to efficiently facilitate private share transactions.
●	Forge Trust — Our non-depository trust company that enables clients to securely custody and manage non-liquid assets through a robust and user-friendly online portal.
●	Forge Data — Our data business provides market participants the information and insight to confidently navigate, analyze, and make investment decisions in the private market.
●	Forge Company Solutions — Our software solution purpose built for private companies to easily administer primary and secondary financing events.

Forge’s platform delivers leading, mission-critical capabilities for our private market client base. Shares in more than 450 companies have been transacted with participants from 70 countries on our platform. This scale and experience enable Forge to provide a richer, more vibrant and more efficient marketplace for the founders, teams, other shareholders and investors of the private market.

Recent Developments

Acquisition and Integration of SharesPost

On November 9, 2020, we completed the acquisition of the broker-dealer business of SharesPost, Inc. (“SharesPost”). SharesPost was a private markets platform and broker-dealer for individual and institutional investors. The acquisition enabled the combined organization to provide an integrated investing experience for a broader range of shareholders and investors covering more issuers. The acquisition benefitted Forge in many ways, including but not limited to, enhancing our ability to offer a complete direct trade solution, enhancing and accelerating the launch of our proprietary data offering, and increasing our coverage of the clients served and companies traded on our platform. Overall, the acquisition allows us to expand Forge Markets and scale up our solutions for private market shareholders, investors, and issuers.

Development of Forge Company Solutions and Launch of Forge Intelligence

Forge Company Solutions, launched in the first quarter of 2021, is a comprehensive software solution supported by private market experts. Forge Company Solutions supports companies running financing processes and seeks, through our automation and online technologies, to reduce the administrative burden that companies incur in doing so. Forge Company Solutions provides companies with oversight and control of company share transactions, including primary financings and company sponsored secondary programs, block trades, tender programs and pre-direct listing trading. We offer flexible, customizable solutions to match a company’s liquidity needs.

Our first data product, Forge Intelligence, serves the needs of institutional investors that are looking for timely and accurate data to solve the inherent information asymmetry that exists within the private market. Annual subscriptions purchased by clients enable access to view and analyze historical bid/ask, share price, and volume information of the companies that have transacted on Forge Markets. Subscribers also have access to company waterfall charts, which can be used to easily analyze the share price impact of different exit scenarios, whether via M&A or IPO. Other data points include preferred equity conversion ratios and protective provisions such as liquidation preferences.

Forge Intelligence is expected to provide a recurring, predictable revenue stream driven by the subscription access model. Subscribers commit to access on an annual basis, with cost scaling by feature offerings and number of seats, or individual users, required. Forge Intelligence represents a high-margin product at scale, given the low incremental cost of serving each additional subscriber. Additional data-oriented products are planned to follow from the Forge Data pillar in the future.

In addition to the revenue Forge expects to generate through the data business, we believe that information provided to subscribers will also drive volume on Forge Markets, resulting in additional trading volume and revenue. We formally announced the launch of Forge Intelligence and accelerated our sales and marketing strategy in September 2021, having already converted some of beta test users into fee-paying customers. We continue to sign up new customers while investing in our sales, marketing and technology.

COVID-19 Impacts

On March 11, 2020, the World Health Organization designated the novel coronavirus (“COVID-19”) as a global pandemic. In an effort to manage the spread of the virus, federal, state and local governments enacted various restrictions, including closing schools and businesses, limiting or restricting social or public gatherings, implementing travel restrictions, and mandating stay-at-home orders, which have since been lifted to varying degrees across the country. During the fiscal year ending December 31, 2020 and 2021, the global economic situation was greatly affected by the spread of COVID-19 and the pandemic that followed, which continues to this day.

In response to these developments, we took precautionary measures to ensure the safety of our employees, support our customers, and mitigate the impact on our financial position and operations. We implemented remote working capabilities for our entire organization with minimal disruption to our operations or key operating performance indicators. We also identified opportunistic expense reductions which increased operating efficiencies and provided additional profitability in the period.

Although we have not experienced significant business disruptions thus far from the COVID-19 pandemic, we are unable to predict the full impact that COVID-19 and its variant strains will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States, the impact to our customers, employees, suppliers, and other factors. These factors are beyond our knowledge and control and, as a result, at this time, we are unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition.

While as of the date of this prospectus, the extent to which COVID-19 may impact the future financial condition or results of operations is still uncertain, we are not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities. These estimates may change, as new events occur and additional information is obtained.

Merger and Public Company Costs

We entered into the Merger Agreement with Motive on September 13, 2021. Pursuant to the Merger Agreement, Motive became a Delaware corporation and changed its corporate name to “Forge Global Holdings, Inc.”, and Merger Sub merged with and into Forge Forge Global Holdings, Inc. with Forge Forge Global Holdings, Inc. surviving the Merger as a direct, wholly-owned subsidiary of Forge Global Holdings, Inc. Motive will be deemed the accounting predecessor and Forge is the successor SEC registrant, which means that Motive’s financial statements for previous periods will be disclosed in Forge’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is Motive, for financial accounting and reporting purposes under U.S. GAAP, Forge is the accounting acquirer and the merger is accounted for as a “reverse recapitalization.” Accordingly, the financial statements of the combined entity represent the continuation of the financial statements of Forge in many respects. Under this method of accounting, Motive is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Forge is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Forge (i.e., a capital transaction involving the issuance of stock by Motive for the stock of Forge).

The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Forge’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet as of December 31, 2021) of approximately $143.0 million, after deducting estimated transaction costs. The estimated transaction costs related to the business combination are approximately $61.9 million, of which $14.5 million represents deferred underwriter fees related to Motive’s initial public offering.

As a result of the merger, Forge will has become the successor to an SEC-registered company, and we expect to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. Forge expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees, and costs related to implementation of an appropriate internal control framework.

Segment information

We operate as one business, a fully integrated private markets service provider. Our chief operating decision maker is our Chief Executive Officer (“CEO”), who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, allocating resources and evaluating our financial performance. Accordingly, we have concluded that we consist of a single operating segment and reportable segment for accounting and financial reporting purposes.

Key factors affecting our performance

The key factors affecting our performance described below are not the only ones applicable to us. We believe that the growth of our business and our future success are dependent upon a number of key factors, including the following:

Growing our Customer Base

Sustaining our growth requires continued adoption of our platform by new customers and increased usage by current customers. We plan to continue to introduce products and features to attract and retain current and new customers, and we plan to seek to increase brand awareness and customer adoption of our platform through digital and broad-scale advertising. The circumstances that have accelerated the growth of our customer base in recent periods may not continue in the future.

Expanding our Relationship with Existing Customers

Our revenue has continued to grow as we have introduced new products and features to our customers and as our customers have increased their usage of our platform. However, certain circumstances that have accelerated the growth of our business may not continue in the future. We aim to grow with our customers over time and to grow our relationship with our customers as they build and manage their wealth. In the future, our Forge Markets customers can become our Forge Trust customers as they increase their frequency and volume of trading on our platform, and cross over to opening custody accounts. These customers would also generate significant amounts of new data that is then monetized into our Forge Data offerings, which in turn, creates additional opportunity for us to convert existing trading and custodian customers into data subscribers. Vice versa, our customers that start initially as data subscription customers can find value add in our custodial and trading offerings and become customers of all three. Our ability to expand our relationship with our customers will be an important contributor to our long-term growth.

Investing in our Platform

We intend to continue to invest in our platform capabilities and regulatory and compliance functions to support new and existing customers and products that we believe will drive our growth. As our customer base and platform functionalities expand, areas of investment priority include product innovation, automation, technology and infrastructure improvements and customer support. We believe these investments will contribute to our long-term growth. Additionally, we strive to strengthen our relationships with our customers by responding to customer feedback not only through the introduction of new products, but also through improvements to our existing products and services. In recent years, there has been an upward trend in the valuation of venture backed companies, as well as an increase in the number and market capitalization of unicorn companies (private companies with a valuation over $1 billion). These trends drive an increase in the demand for services like Forge’s that allow for buying and selling of private shares.

We expect to increase the headcount number for our product, design, engineering, compliance, marketing, customer support and other teams to develop these capabilities and drive growth and deliver efficient support of a larger customer base for our business.

Private Market Trends

Our results of operations are impacted by the overall health of the economy, and consumer and institutional investing patterns, which include the following key drivers:

●	Market Trends. As private market investing continues and the number of venture-backed companies and unicorns increases, and companies stay private longer, our supply and demand will fluctuate accordingly. There are more than 1,000 unicorns as of March 2022, worth a combined $3.4 trillion. according to CB Insights. Technology companies wait a median of 12 years to go public as of 2020, compared to four years in 1999, at a median valuation of $4.3 billion compared to $493.0 million. Subsequently, we believe there are more shareholders (employees and early investors) looking for liquidity, and more investors interested in obtaining equity in these companies prior to going public. Additionally, as the public financial markets grow and contract, our customers’ investing, saving, and spending behaviors are affected. Although our operating history has coincided with a period of general macroeconomic growth in the United States, particularly in the U.S. equity markets, which has previously stimulated growth in overall investment activity on our platform, we may be impacted by any slowdowns in growth, downturns and volatility in the U.S. equity markets.
●	Consumer Behavior. Consumer behavior, whether from buyers or sellers, varies over time and is affected by numerous conditions. For example, behavior may be impacted by social or economic factors such as changes in disposable income levels and the need for liquidity, employee tenure at a venture-backed firm, general interest in investing, interest rate levels, stock market volatility. There may also be high profile initial public offerings, or idiosyncratic events impacting single companies, that impact consumer behavior. These shifts in consumer behavior may influence interest in our products over time.
●	Macroeconomic Events. Customer behavior is impacted by the overall macroeconomic environment, which is influenced by events such as the ongoing COVID-19 pandemic (including the COVID-19 vaccine development and responsive measures taken by the U.S. government) as well as its effects on both global business and individuals’ behavior. Since the onset of the COVID-19 pandemic in March 2020, we have seen substantial growth in our customer base, retention, engagement and trading activity metrics. It is uncertain whether these trends and behavioral shifts will continue as reopening measures continue, and we may not be able to maintain the customer base we gained, or the rate of growth in our customer base that we experienced, throughout the COVID-19 pandemic. Other macroeconomic conditions that could impact customer behavior include employment rates, natural disasters and other political or economic events, including public markets volatility and domestic and global interest rates and inflation. Beginning in late 2021 into early 2022, we started to see these broader market conditions reflected in a trend of higher sell-side indications of interest than buy-side, which may indicate a period of additional price discovery between buyers and sellers, which could lead to lower transaction volumes. Additionally, we are closely monitoring the unfolding events due to the Russian invasion of Ukraine and its regional and the disruption it has and will continue to have on the global economy. While the situation is still evolving, and the outcomes remain highly uncertain, there is a risk that such events might have an unfavorable impact on behavior of our customers, including changes in their investment preferences.

●	Size of Transactions. We may adjust our placement fees to account for larger block trades. We have gained the ability to execute smaller trades with more efficiency, which enables us to serve a larger portion of the market with smaller ticket sizes. The mix of trades by size can vary in a given time period, thereby impacting our overall take rate.

Key Personnel

Our future success depends, in large part, upon our ability to attract and retain highly qualified and skilled professional personnel that can learn and embrace new technologies. Competition for key personnel in the various localities and business segments in which we operate is intense. Our ability to attract and retain key personnel, in particular senior officers or technology personnel, will be dependent on a number of factors, including prevailing market conditions, office/remote working arrangements and compensation packages offered by companies competing for the same talent. There is no guarantee that we will have the continued service of key employees whom we rely upon to execute our business strategy and identify and pursue strategic opportunities and initiatives. In particular, we may have to incur costs to replace senior officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

Administrative fees

We charge fees for custodian services to our customers, including quarterly account fees, asset fees, and transaction fees. Our revenues depend on the number of Alt IRA accounts that clients open directly with us and the level of transaction activity; they also depend on CaaS accounts that we custody on behalf of partners, which have different fee structures. Our business depends on maintaining and growing the number of Alt IRA clients as well as partnership accounts.

Sub-account fees

We assess fees against the interest paid on Forge Trust customers’ cash balances deposited in banks to offset costs incurred in the processing, recording keeping and administration of client cash. This revenue stream is dependent upon prevailing interest rates.

Types of Structures

We have facilitated direct trades, trades in both our own Special Purpose Vehicles and other firms’ funds, and certain forward agreements. We may adjust placement fees to account for the operational costs of these transaction types, and we incur certain transaction-based costs depending on the structure. The mix of trades of different structures will impact our overall take rate and revenues.

Types of Buyers/Sellers

The type of client may influence our placement fee revenue. Examples of a type of client are institutional and individual clients, who may receive various placement fee rates depending on different factors. Having clients that come to our platform through external brokers or Forge Company Solutions programs may also impact our placement fee revenue. The mix of clients in any given period will impact our overall take rate and revenues.

Use of External Brokers and Referral Partners

When working with an external broker or partner, we share a portion of the placement fees, which are recognized in our consolidated financials under transaction-based expenses. The mix of fees paid to external brokers and partners fluctuates each time period, which we expect to continue based on our growth in the private market and the size of our order book, our growing partnerships, and the growth of the market overall.

Key Business Metrics

We monitor the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The tables below reflect period-over-period changes in our key business metrics, along with the percentage change between such periods. We believe the following business metrics are useful in evaluating our business:

	Year Ended December 31,
Dollars in thousands	2021	2020	Change	% Change
TRADING BUSINESS
Trades	4,890	1,779	3,111	175%
Volume	$3,180,257	$1,151,028	$2,029,229	176%
Net Take Rate	3.3%	2.2%	1.1%	50%
Placement fee revenues, less transaction-based expenses	$104,689	$25,352	$79,337	313%

The following table contains our key performance measures based on our actual results of operations as of and for the year ended December 31, 2021 and our pro forma results of operations as of and for the year ended December 31, 2021 and 2020. The key performance measures presented below as of and for the year ended December 31, 2020 are prepared on a pro forma basis, which combines the metrics from Forge and SharesPost’s brokerage business and as if the SharesPost acquisition had occurred at the beginning of the fiscal year 2020. We present this pro forma data as we believe it is an important indicator of the growth of our business and normalizes the effects of the acquisition.

	Year Ended December 31,
Dollars in thousands	2021	2020	Change	% Change
TRADING BUSINESS
Trades	4,890	3,448	1,442	42%
Volume	$3,180,257	$1,863,333	$1,316,924	71%
Net Take Rate	3.3%	2.6%	0.7%	27%
Placement fee revenues, less transaction-based expenses	$104,689	$48,864	$55,825	114%

	As of December 31,
Dollars in thousands	2021	2020	Change	% Change
CUSTODY BUSINESS
Alt IRA and CaaS Accounts:	2,124,677	1,575,780	548,897	35%
Assets Under Custody	$14,334,527	$13,282,809	$1,051,718	8%

●	Trades are defined as the total number of orders executed by Forge and acquired entities buying and selling private stocks on behalf of private investors and shareholders. Increasing the number of orders is critical to increasing our revenue and, in turn, to achieving profitability.
●	Volume is defined as the total sales value for all securities traded on our Forge Markets platform. Volume includes the aggregate value of the issuer company’s equity attributed to both the buyer and seller in a trade; Forge typically captures a commission on both sides, and as such a $100 trade of equity between buyer and seller would be captured as $200 volume for the Company. Volume is influenced by, among other things, the pricing and quality of our services as well as market conditions that affect private company valuations, such as increases in valuations of comparable companies at initial public offering.
●	Net Take Rates are defined as our placement fee revenues, less transaction-based expenses, divided by Volume. These represent the percentage of fees earned by our marketplace on any transactions executed, which is a determining factor in our revenue. The Net Take Rate can vary based upon the service or product offering and is also affected by the average order size and transaction frequency.
●	Alt IRA and Custody-as-a-Service (CaaS) Accounts, formerly listed as Billable Core and Platform Accounts, are defined as our direct customers’ existing or new custodial accounts that are funded, or unfunded accounts that are in the process of funding with active transfer activity on the account. These relate to our Custodial Administration fees revenue stream and are an important measure of our business as the number of Alt IRA and CaaS Accounts is an indicator of our future revenues from account maintenance, transaction fees, and sub-account fees.

●	Assets Under Custody is the reported value of all client holdings held under our agreements, including cash submitted to us by the responsible party. These assets can be held at various financial institutions, issuers, and in our vault. As the custodian of the accounts, we collect all interest and dividends, handle all fees and transactions and any other considerations for the assets concerned. Although our fees are earned from the overall maintenance activities of all assets and are not linearly correlated with Assets Under Custody, we believe this is a useful metric for assessing the relative size and scope of our business.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA, a non-GAAP financial measure. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding specific financial items that have less bearing on our core operating performance. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. A reconciliation is provided below for Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review Adjusted EBITDA and the reconciliation of Adjusted EBITDA to net loss, and not to rely on any single financial measure to evaluate our business.

We defined adjusted EBITDA as net loss, adjusted to exclude: (i) interest expense, net, (ii) provision for or benefit from income taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) change in fair value of warrant liabilities, and (vi) acquisition-related transaction costs.

The following table reconciles net loss to Adjusted EBITDA for Forge for the periods presented below (in thousands):

	Year Ended December 31,
	2021	2020
Net loss	$(18,499)	$(9,712)
Add:
Interest expense, net	2,307	2,405
Provision for (benefit from) income taxes	386	(803)
Depreciation and amortization	5,390	2,406
Share-based compensation expense	12,231	4,906
Change in fair value of warrant liabilities	6,064	292
Acquisition-related transaction costs(1)	882	3,289
Adjusted EBITDA	$8,761	$2,783
(1)Represents direct and incremental costs in connection with business acquisitions and consists primarily of professional services fees for investment banking advisors, legal services, accounting advisory, and other external costs directly related to acquisitions and other strategic opportunities.

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, consider Adjusted EBITDA in addition to, and not a substitute for, other financial performance measures, including our net loss and other U.S. GAAP results.

Basis of Presentation

The consolidated financial statements and accompanying notes of Forge included elsewhere in this prospectus include our accounts and accounts of our consolidated subsidiaries and were prepared in accordance with U.S. GAAP.

Components of Results of Operations

Revenue

We generate revenue from providing private market services, which include fees charged for private placements on our marketplace platform, and fees charged for account and asset management to customers.

We categorize our services into the following three categories:

Placement fees — We maintain a trading platform which generates revenues through our Forge Markets offering with volume-based fees sourced from institutions, individual investors and private equity holders. Placement fees represent fees charged by us for executing a private placement on our platform. We earn agency placement fees in non-underwritten transactions, such as private placements of equity securities. We enter into arrangements with individual accredited customers or pooled investment vehicles to execute private placements in the secondary market. We anticipate placement fees to grow as the secondary market continues to grow and Forge continues to execute trades more efficiently.

Custodial administration fees — We generate revenues primarily by performing custodial account administration and maintenance services for our customers. As part of this arrangement a flat fee is charged per account and additional fees are charged based on asset types held in accounts and additional services purchased by account holders. We charge quarterly administration fees for our services in maintaining custodial accounts and assets, which are based on the types of assets in customer accounts. Additionally, we earn account fees for facilitating customers transactions with Federal Deposit Insurance Corporation banks. These fees are assessed on the last day of the month based on cash balances within the custodial accounts.

Subscription Fees — We generate revenues through our Forge Data offerings with subscription fees earned from our first data product, Forge Intelligence, which we formally launched in September 2021, and through our Forge Company Solutions fees. We anticipate subscription fees to grow as we expand our sales and marketing efforts and develop more features and products.

Transaction-based expenses

Transaction-based expenses represent fees incurred to support placement activities. These include expenses for fund insurance, fund management, fund and trade settlement, external broker fees, and transfer fees. We generally expect these expenses to increase in absolute dollars as our placement fee revenue grows.

Compensation and benefits

Compensation and benefits expense is our most significant operating expense and includes employee wages, bonuses, share-based compensation, severance costs, benefits, and employer taxes. The bonus component of our compensation and benefits expense is based on both our financial performance and individual employee performance. We expect our compensation and benefits expense to increase as our revenue growth and we hire additional personnel to continue developing new products and services and increase the functionality of our platform. In addition, the share-based compensation component of the compensation and benefits expense is expected to increase as we have performance awards and merger-related acceleration occurring in the near future.

Professional services

Professional services expense includes fees for consulting services received on strategic and technology initiatives, temporary labor, as well as regulatory, legal and accounting fees. We expect to incur additional professional services expenses as we work to implement procedures and processes to address public company regulatory requirements and customary practices.

Acquisition-related transaction costs

Acquisition-related transaction costs consist primarily of professional services fees for investment banking advisors, legal services, accounting advisory, and other external costs directly related to acquisitions and other strategic opportunities. We expect to continue to explore and pursue various potential acquisitions and other strategic opportunities to strengthen our competitive position and support our growth. Acquisition-related transaction costs may be significant in relation to certain acquisitions, however they are non-recurring in nature, as we identify and pursue targets for particular purposes as necessary. As a result, we may or may not incur acquisition-related transaction costs in future periods.

Advertising and market development

The largest component of our advertising and market development expense consists of our discretionary customer acquisition expenses as well as investments in building the Forge brand and in growth marketing in support of driving more awareness, engagement, and lifetime revenue from our target audiences. These include advertising, marketing data analysis, content development, trade shows, public relations, web development, and seminars and conferences. Marketing is an important driver of growth and we intend to continue to make significant investments in customer acquisition. We expect our advertising and market development expense to increase in absolute dollars for the foreseeable future as we continue to focus on customer acquisition efforts.

Rent and occupancy

Rent and occupancy expense is related to our leased property and includes rent, maintenance, real estate taxes, utilities, and other related costs. We generally expect our rent and occupancy expense to increase in absolute dollars as a result of our expansion efforts.

Technology and communications

Technology and communications consist of costs for our hosting fees paid to third-party data centers, software development engineers, and maintenance of our computer hardware and software required to support our technology and cybersecurity. Technology and communications also include costs for network connections for our electronic platforms and telecommunications. We generally expect our technology and communications expense to increase as we continue to increase our headcount and innovate on our offerings and services.

General and administrative

General and administrative includes insurance, bank service charges, dues and subscriptions, travel and entertainment, other general and administrative costs, and other various charges. We expect our general and administrative expense to increase in the near term as a result of operating as a public company, including regulatory fees associated with compliance with the rules and regulations of the SEC and other regulatory bodies, as well as increases in general office expenses as we grow our business.

Depreciation and amortization

Depreciation and amortization is attributable to property and equipment, intangible assets and capitalized internal-use software. We expect our depreciation and amortization expense to increase for the foreseeable future as we plan additional capital expenditures to support the growth of our business.

Interest expense, net

Interest expense, net, primarily includes expenses related to our borrowing arrangements with financial institutions and issuance of convertible notes to investors for purposes of obtaining funding for operations. These expenses were offset by interest income from our cash and cash equivalents.

Change in fair value of warrant liabilities

Changes in the fair value of warrant liabilities are related to warrant liabilities that are marked-to-market each reporting period with the change in fair value recorded in the accompanying statements of operations and comprehensive loss until the warrants are exercised, expire or other facts and circumstances lead the warrant liabilities to be reclassified to stockholders’ equity or deficit.

Other income (expense), net

Other income (expense), net, primarily includes loss on an equity method investment, and other non-operating income and expenditures.

Results of Operations

Comparisons for fiscal years ended December 31, 2021 and December 31, 2020

The following table sets forth our consolidated statement of operations for the twelve months ended December 31, 2021 and 2020, and the dollar and percentage change between the two periods (dollars in thousands):

	Year Ended December 31,
	2021	2020	Change	% Change
Revenues
Placement fees	$107,723	$29,240	$78,483	268%
Custodial administration fees	20,333	22,404	(2,071)	(9)%
Total revenues	128,056	51,644
Transaction-based expenses:
Transaction-based expenses	(3,034)	(3,888)	854	(22)%
Total revenues, less transaction-based expenses	125,022	47,756
Operating expenses:
Compensation and benefits	94,654	37,330	57,324	154%
Professional services	12,450	3,371	9,079	269%
Acquisition-related transaction costs	882	3,289	(2,407)	(73)%
Advertising and market development	5,090	1,528	3,562	233%
Rent and occupancy	3,744	2,381	1,363	57%
Technology and communications	8,243	4,616	3,627	79%
General and administrative	4,358	452	3,906	864%
Depreciation and amortization	5,390	2,406	2,984	124%
Total operating expenses	134,811	55,373
Operating loss	(9,789)	(7,617)
Interest expenses and other income (expenses):
Interest expense, net	(2,307)	(2,405)	98	(4)%
Change in fair value of warrant liabilities	(6,064)	(292)	(5,772)	NM
Other income (expense), net	47	(201)	248	123%
Total interest expenses and other expenses	(8,324)	(2,898)
Loss before provision for income taxes	(18,113)	(10,515)
Provision for (benefit from) income taxes	386	(803)	1,189	148%
Net loss and comprehensive loss	$(18,499)	$(9,712)

Revenue

Revenue was $128.1 million for the year ended December 31, 2021 compared to $51.6 million for the year ended December 31, 2020, representing an increase of $76.5 million, or 148%.

Placement fees increased by $78.5 million. The dollar amount of trades executed increased 176% period-over-period, driven by higher trading volumes The Net Take rates increased 110 bps period-over-period. The increase in placement fees was also driven by the SharesPost acquisition, which increased our customer base. The combined company increased coverage of more issuers on our platform. We also benefited from a strong market environment with the expanding number of unicorn companies as well as IPO activity generating more interest in the private markets.

Custodial administration fees decreased by $2.0 million, driven by a drop in interest rates. As the Federal Reserve lowers interest rates, our customers receive reduced interest payments on their un-invested cash balances, which in turn affects the portion of sub-accounting fees we receive in exchange for facilitating the acquisition of FDIC insurance on behalf of the customers.

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:

	Year Ended December 31,
	2021	2020

	(as a percentage of revenue)
Revenues
Placement fees	84%	57%
Custodial administration fees	16%	43%
Total revenues	100%	100%
Transaction-based expenses:
Transaction-based expenses	(2)%	(8)%
Total revenues, less transaction-based expenses	98%	92%
Operating expenses:
Compensation and benefits	74%	72%
Professional services	10%	6%
Acquisition-related transaction costs	1%	6%
Advertising and market development	4%	3%
Rent and occupancy	3%	5%
Technology and communications	6%	9%
General and administrative	3%	1%
Depreciation and amortization	4%	5%
Total operating expenses	105%	107%
Operating loss
Interest expenses and other income (expenses):	(8)%	(15)%
Interest expense, net	(2)%	(5)%
Change in fair value of warrant liabilities	(5)%	(1)%
Other income (expense), net	—%	—%
Total interest expenses and other expenses	(7)%	(6)%
Loss before provision for income taxes	(14)%	(21)%
Provision for (benefit from) income taxes	—%	(2)%
Net loss and comprehensive loss	(14)%	(19)%

Transaction-based expenses

Transaction-based expenses were $3.0 million for the year ended December 31, 2021, compared to $3.9 million for the year ended December 31, 2020, representing decrease of $0.9 million or 22%. Though our revenues increased during the same period, the volume of transactions that gave rise to transaction-based expenses decreased.

Compensation and benefits

	Year Ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Salary	$33,197	$19,915	$13,282	67%
Bonus	45,433	10,303	35,130	341%
Benefits	3,729	2,167	1,562	72%
Share-based compensation	12,231	4,906	7,325	149%
Other	64	39	25	64%
Total compensation and benefits	$94,654	$37,330	$57,324	154%

Compensation and benefits expense was $94.7 million for the year ended December 31, 2021, compared to $37.3 million for the year ended December 31, 2020, representing an increase of $57.4 million, or 154%. The increase was primarily attributable to the increase of $35.1 million from bonuses accrued related to our financial performance and individual employee performance. Bonuses were also impacted by the additional headcount acquired from SharesPost and the overall upturn in the market in 2021 as compared to 2020, which contained the initial ramifications of the COVID-19 pandemic on the public and private stock markets. In addition, share-based compensation expense increased by $7.3 million, which was primarily driven by a $4.2 million increase in share-based compensation charges related to secondary transactions in 2021 that did not occur in 2020. Refer to “Note 12, Share-based Compensation” to our audited annual consolidated financial statements included in this prospectus for more information.

Additionally, the increase in compensation and benefits expense was attributable to the increase in employee salaries in the amount of $13.3 million, and benefits in the amount of $1.6 million primarily due to increases in headcount from our acquisitions and organic growth of business operations.

Professional services

Professional services expense was $12.5 million for the year ended December 31, 2021, compared to $3.4 million for the year ended December 31, 2020, representing an increase of $9.1 million, or 269%. The increase in professional services expense is aligned with our plan of becoming a public company. We incurred increases of $3.0 million in advisor fees related to the issuance of Series B-1 and B-2 convertible preferred stock and the secondary sales of common stock during the year ended December 31, 2021. In addition, we incurred increases in accounting expenses of $2.5 million and legal fees of $1.4 million related primarily to overall increased business operations and increased regulatory review due to filing of the Registration Statement on Form S-4 for the Business Combination.

Acquisition-related transaction costs

Acquisition-related transaction costs were $0.9 million for the year ended December 31, 2021, compared to $3.3 million for the year ended December 31, 2020, representing a decrease of $2.4 million, or 73%. The decrease in acquisition-related transaction costs was primarily related to the acquisition of SharesPost in 2020. During the year ended December 31, 2020, we incurred $3.3 million in acquisition-related transaction costs primarily related to our acquisition of SharesPost, which was completed in November 2020.

Advertising and market development

Advertising and market development expense was $5.1 million for the year ended December 31, 2021, compared to $1.5 million for the year ended December 31, 2020, representing an increase of $3.6 million, or 233%. The increase was driven by a combination of increased investment in new customer acquisition, launching a new website, and increased investment in public relations for public company readiness.

Rent and occupancy

Rent and occupancy expense was $3.7 million for the year ended December 31, 2021, compared to $2.4 million for the year ended December 31, 2020, representing an increase of $1.3 million, or 57%. The increase in rent and occupancy expenses is primarily due to three additional operating leases assumed as a part of the SharesPost acquisition in November 2020.

Technology and communications

Technology and communications expense was $8.2 million for the year ended December 31, 2021, compared to $4.6 million for the year ended December 31, 2020, representing an increase of $3.6 million, or 79%. The increase in expense pertains primarily to an increase of $1.5 million in software expenses for our growing business, and an increase of $1.8 million for third-party software development engineers for the continued maintenance of our platform.

General and administrative

General and administrative expense was $4.4 million for the year ended December 31, 2021, compared to $0.5 million for the year ended December 31, 2020, representing an increase of $3.9 million, or 864%. The increase in general and administrative expense was primarily driven by $2.2 million related to a credit for fund insurance premiums as a result of re-negotiation of the insurance premium with our vendor during fiscal year 2020. We further incurred increases of $1.7 million for various costs such as regulatory fees, franchise/business taxes, bank service charges, company liability insurance and travel and entertainment expenses.

Depreciation and amortization

Depreciation and amortization expense was $5.4 million for the year ended December 31, 2021, compared to $2.4 million for the year ended December 31, 2020, representing an increase of $3.0 million, or 124%. The increase was primarily driven by a $2.6 million increase in the amortization of intangible assets acquired from the acquisition of SharesPost in November 2020, and $0.3 million increase in depreciation and amortization of furniture, leasehold improvements, computer equipment, and capitalized software.

Interest expense, net

Interest expense, net, was $2.3 million for the year ended December 31, 2021, compared to $2.4 million for the year ended December 31, 2020, representing a decrease of $0.1 million, or 4%.

Change in fair value of warrant liabilities

Change in fair value of warrant liabilities was a credit balance of $6.1 million for the year ended December 31, 2021, compared to $0.3 million for the year ended December 31, 2020, representing a change of $5.8 million from the year ended December 31, 2020. The change was primarily driven by the increase in the fair value of the securities including common and convertible preferred stock underlying our outstanding warrants as well as the increase in the public company valuation weighting during the year ended December 31, 2021 as compared to the fair value of the underlying securities during the year ended December 31, 2020.

Other income (expense), net

Other income, net was $0.1 million for the year ended December 31, 2021, compared to other expense, net of $0.2 million for the year ended December 31, 2020, representing an increase of $0.3 million, or 124%.

Provision for (benefit from) income taxes

Provision for income tax was $0.4 million for the year ended December 31, 2021, compared to benefit from income tax of $0.8 million for the year ended December 31, 2020, representing an increase of $1.2 million, or 148%. The change was primarily driven by the increase in the taxable income during the year ended December 31, 2021 as compared taxable income during the year ended December 31, 2020.

Liquidity and Capital Resources

To date, we have financed our operations primarily through revenue from operations, issuances of convertible preferred stock and issuances of debt. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and investments in business acquisitions.

As of December 31, 2021, our principal source of liquidity was our cash and cash equivalents balance of $74.8 million. Since our inception, we have generated operating losses as reflected in our accumulated deficit. We had an accumulated deficit of $78.6 million as of December 31, 2021. Prior to the completion of the Business Combination, the A&R FPA Investment, and the PIPE Financing, we believe our existing cash resources were sufficient to meet our operating working capital and capital expenditure requirements for the foreseeable future.

As of the date of this prospectus, we believe our existing cash and cash equivalents as of December 31, 2021 are sufficient to meet our operating working capital and capital expenditure requirements for the foreseeable future. We completed the Business Combination, the A&R FPA Investment, and the PIPE Financing on March 21, 2022, pursuant to which we received gross proceeds of $215.6 million after actual redemptions by Motive’s shareholders. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our platform and the expansion of sales and marketing activities. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

We intend to continue to make investments in product development, sales effort, and additional general and administrative costs in connection with operating as a public company. We expect to continue to maintain financing flexibility in the current market conditions. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

Our future capital requirements will depend on many factors including our revenue growth rate, the timing, and extent of spending to support further sales and marketing and research and development efforts. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common stock, and our stockholders may experience dilution. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in thousands):

	Year Ended December 31,
	2021	2020
Net cash provided by (used in):
Operating activities	$10,901	$(2,528)
Investing activities	$(3,256)	$(23,373)
Financing activities	$26,581	$39,380

Operating Activities

Cash provided by operating activities for the year ended December 31, 2021 of $10.9 million was primarily related to our net loss of $18.5 million, adjusted for non-cash charges of $26.6 million and net cash inflows of $2.8 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $12.2 million, changes in fair value of warrant liabilities of $6.1 million, depreciation and amortization of $5.4 million, amortization of right-of-use assets of $2.8 million, and other non-cash charges of $0.1 million. The main drivers of the cash inflows were derived from the changes in operating assets and liabilities and were related to an increase in accrued compensation and benefits of $8.1 million and a decrease in accounts receivable of $0.4 million, partially offset by an increase in prepaid expenses and other assets of $1.0 million, a decrease in accounts payable of $0.7 million, a decrease in operating lease liabilities of $3.5 million, and a decrease in accrued expenses and other current liabilities of $0.4 million.

Cash used in operating activities for the year ended December 31, 2020 of $2.5 million was primarily related to our net loss of $9.7 million, adjusted for non-cash charges of $10.2 million and net cash outflows of $3.0 million related to changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $4.9 million, depreciation and amortization of $2.4 million, amortization of right-of-use assets of $1.6 million, provisions for accounts receivable allowances of $0.4 million, changes in fair value of warrant liabilities of $0.3 million, and other non-cash charges of $0.5 million. The main drivers of the cash outflows were derived from the changes in operating assets and liabilities and were related to an increase to accounts receivable of $3.4 million, an increase in prepaid expenses and other assets of $2.2 million, a decrease in accounts payable of $1.7 million, and a decrease in operating lease liabilities of $1.7 million, partially offset by an increase in accrued compensation and benefits of $3.9 million, and an increase in accrued expenses and other current liabilities of $2.1 million.

Investing Activities

Cash used in investing activities was $3.3 million for the year ended December 31, 2021, which consisted of purchases of intangible assets of $2.2 million and $1.1 million related to payments for capitalized internal-use software development costs.

Cash used in investing activities was $23.4 million for the year ended December 31, 2020, which consisted primarily of cash paid for acquisitions, net of cash acquired in the amount of $13.1 million related to the SharesPost acquisition, payment of deferred acquisition costs related to the IRA Services acquisition in the amount of $6.1 million, a loan to SharesPost in the amount of $3.0 million, and $1.2 million related to capitalized internal-use software development costs.

Financing Activities

Cash provided by financing activities was $26.6 million year ended December 31, 2021, which consisted primarily of proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs, in the amount of $47.7 million, proceeds from issuance of Series B-2 convertible preferred stock in the amount of $1.6 million, and proceeds from exercise of options, including proceeds from the repayment of promissory notes, in the amount of $1.6 million, partially offset by repayments of debt in the amount of $19.4 million, and payments of deferred offering costs of $5 million.

Cash provided by financing activities was $39.4 million for the year ended December 31, 2020, which consisted primarily of proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs in the amount of $41.5 million and proceeds from debt in the amount of $25.6 million, partially offset by repayment of debt in the amount of $27.7 million.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2021, and the years in which these obligations are due (in thousands):

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations(1)	$11,121	$5,762	$4,966	$393	$—
Non-cancelable purchase obligations(2)	7,719	1,451	2,616	3,652	—
Total contractual obligations	$18,840	$7,213	$7,582	$4,045	$—

(1)Our lease portfolio primarily includes leased office space, all of which are accounted for as operating leases. Total payments listed represent total minimum future lease payments.
(2)In the normal course of business, we entered into non-cancelable purchase commitments with various parties mainly for liability insurance and software products and services.

Off-Balance Sheet Arrangements

Refer to “Note 9, Off Balance Sheet Items,” to our audited annual consolidated financial statements included in the prospectus.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our audited annual consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider forming a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. Forge is subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our audited annual consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited annual consolidated financial statements.

On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions. The most significant judgments, estimates and assumptions relate to the critical accounting policies, as discussed in more detail below.

Revenue Recognition

We generate revenue from fees charged for the trading of private placements on our marketplace platform, and fees for account and asset management provided to customers. We disaggregate revenue by service type, as we believe that this level of disaggregation best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are impacted by economic factors. We recognize revenue pursuant to ASC 606, Revenue from Contracts with Customers. The amount of revenue recognized reflects the consideration that we expect to receive in exchange for services. To achieve the core principle of this standard, we applied the following five steps:

1.	Identification of the contract, or contracts, with the customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Revenue from Contracts with Customers

We enter into contracts with customers that can include various services, which are generally capable of being distinct and accounted for as separate performance obligations. When applicable, allocation of the transaction fees to the performance obligations or to the distinct goods or services that form part of a single performance obligation will depend on the individual facts and circumstances of the contract.

All of our revenues are from contracts with customers. We are the principal in these contracts, with the exception of sub-account fees, in which case we act as the agent and record revenue from fees earned related to cash balances in customers’ custodial accounts. Refer to section titled “Revenue Recognition and Transaction-Based Expenses” in Note 1 to our audited annual consolidated financial statements included in this prospectus.

Business Combinations

We apply the acquisition method of accounting for business combinations. Under this method of accounting, all assets acquired and liabilities assumed are recorded at their respective fair values at the date of the acquisition. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, intangibles, and other asset lives, among other items. These assumptions and judgments inherently contain risk. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers and sellers in the principal, most advantageous market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. Any excess of the purchase price over the fair value of the net assets acquired is recognized as goodwill.

During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowance are initially recorded in connection with a business acquisition as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgement and estimates including the selection of valuation methodologies, estimates of future revenue, costs, and cash flows, discount rates and selection of comparable companies and comparable transactions. For material acquisitions, we engage the assistance of valuations specialists in concluding on fair value measurements of certain assets acquired or liabilities assumed in a business combination. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

For additional information refer to “Note 2, Acquisitions,” to our audited annual consolidated financial statements included in this prospectus.

Goodwill and Intangible Assets

Goodwill on our consolidated balance sheets represents the excess of purchase price over the fair value of net assets acquired from our acquisitions. Intangible assets other than goodwill have also been identified as part of our acquisitions when determining the fair value of assets acquired.

Intangible assets other than goodwill included in our consolidated balance sheets primarily include assets related to developed technology, customer relationships, trade name, and in-process research and development. The valuation of these assets used valuation methods appropriate for determining the market value of each asset. These valuation methodologies use various assumptions, which included discount rates, the cost of capital, and forecasting among others.

Goodwill is not amortized, but instead it is assessed for impairment at the reporting unit level on an annual basis or more frequently if indicators of impairment exist.

The goodwill impairment test is performed at the reporting unit level. We initially perform a qualitative analysis to determine if it is more likely than not that the goodwill balance is impaired. If a qualitative assessment is not performed or if a determination is made that it is not more likely than not that their value of the reporting unit exceeds its carrying amount, then we will perform a two-step quantitative analysis.

First, the fair value of each reporting unit is compared to its carrying value. If the fair value of the reporting unit is less than its carrying value, we perform a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Any resulting difference will be recorded as a charge to operations in the consolidated statements of operations and comprehensive loss in the period in which the determination is made.

Intangible assets with a finite life are amortized over the estimated useful life while intangible assets with an indefinite useful life are not amortized. Finite-lived intangibles are reviewed for impairment when indicators of impairment are present and indefinite-lived intangibles are assessed for impairment on an annual basis or more frequently if indicators of impairment exist.

We evaluate the recoverability of intangible assets at least annually or whenever events or changes in circumstances indicate the carrying value of such asset may not be recoverable. Should there be an indication of impairment, we test for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss. As of December 31, 2021, there were no events or changes in circumstances that indicated our long-lived assets were impaired.

For additional information, refer to “Note 5, Goodwill and Intangible Assets, Net,” in our audited annual consolidated financial statements included in this prospectus.

Share-Based Compensation

We recognize stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires the measurement and recognition of compensation expense for all stock-based awards made to employees, directors and non-employees based on the grant date fair value of the awards. The fair value of employee and non-employee stock options are determined on the grant date using the Black-Scholes option pricing model using various inputs, including the fair value of the underlying common stock, the expected term of the stock-based award, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the stock-based awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

We recognize stock-based compensation cost on a straight-line basis over the requisite service period of the awards, which generally is the option vesting term. Forfeitures are accounted for as they occur.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

●	Fair Value of Common Stock. Given the absence of a public trading market, our board of directors, with the input of management, considers numerous objective and subjective factors to determine the fair value of common stock at each meeting in which awards are approved.
●	Expected Term. Expected term represents the period that options are expected to be outstanding. We determine the expected term using the simplified method based on the option’s vesting term and contractual obligations.
●	Expected Volatility. The volatility is derived from the average historical stock volatilities of a peer group of public companies that we consider to be comparable to our business over a period equivalent to the expected term of the share-based grants.
●	Risk-Free Interest Rate. We derive the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.
●	Dividend Yield. We base the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

The Black-Scholes assumptions used in evaluating our awards are as follows:

	Year Ended December 31,
	2021	2020
Fair value of common stock	$8.80 – $21.29	$3.41 – $6.59
Expected term (years)	5.1 – 7.0	5.0 – 6.2
Expected volatility	40.0% – 41.4%	37.0% – 41.7%
Risk-free interest	0.7% – 1.3%	0.3% – 0.8%
Expected dividend yield	0.0%	0.0%

The variables used in these models are reviewed on each grant date and adjusted, as needed. As we continue to accumulate additional data related to our common stock valuations and assumptions used in the Black-Scholes model, we may refine our estimates of these variables, which could materially affect our future stock-based compensation expense.

These estimates involved in calculating the fair value of our stock options involve inherent uncertainties and the application of significant judgment. We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimation process, which could materially impact our future stock-based compensation expense. As a measure of sensitivity, for every 10% increase in the estimated fair value of our stock options over management’s estimates at the grant dates of stock options, share-based compensation expense recognized for the fiscal year ended December 31, 2021 would have increased by $0.6 million and share-based compensation expense recognized for the fiscal year ended December 31, 2020 would have increased by $0.4 million.

In addition, we have issued performance-based stock options that vest based upon continued service through the vesting term and achievement of certain market conditions established by the board of directors for a predetermined period. We measure stock-based compensation expense for performance-based stock options containing market conditions based on the estimated grant date fair value determined using the Monte Carlo valuation model. We recognize compensation expense for such awards over the requisite service period using the accelerated attribution method when it becomes probable that the performance condition will be satisfied. No expense was recognized for the year ended December 31, 2021.

Common Stock Valuations

The fair value of the common stock underlying our equity awards was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

●	our capital resources and financial condition;
●	the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions in arm’s length transactions;
●	the preferences held by our preferred stock classes relative to those of our common stock;
●	the likelihood and timing of achieving a liquidity event, such as an initial public offering or SPAC transaction, given prevailing market conditions;
●	the Company’s historical operating and financial performance as well as management’s estimates of future financial performance;
●	valuations of comparable companies;
●	the relative lack of marketability of the Company’s common stock;
●	SPAC equity market conditions affecting the trading price of comparable public companies;

●	industry information such as market growth and volume and macro-economic events; and
●	additional objective and subjective factors relating to our business.

In valuing our common stock, absent an arm’s-length current/recent round of financing, the fair value of our business, or enterprise value, was determined using both the income approach and market approach. The income approach estimates value based on the expectation of future cash flows we will generate.

These future cash flows are discounted to their present values using a discount rate based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in our cash flows relative to those inherent in the companies utilized in the discount rate calculation. The market approach estimates value based on a comparison of us to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to our financial results to estimate the enterprise value. The resulting enterprise value was then allocated to each share class using a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. The per share value of our common stock as determined through the PWERM is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which primarily include an initial public offering or continued operation as a private company.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered included the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

The significant input assumptions used in the valuation model were based on subjective future expectations combined with management judgment. Beginning April 2021, we began to weigh our model differently based on the expectations that we would go public through a special acquisition purpose company (“SPAC”). In this period, we included comparable broker-dealers and exchange marketplaces companies that had recently completed similar offerings to our set of guideline public companies for use in estimating the value of our common stock.

After the common stock value was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the common stock on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

In our assessments of the fair value of common stock for grant dates between the dates of the valuations, we utilized a straight-line calculation between two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

During fiscal year 2020, Forge issued equity as part of the consideration paid to acquire the broker-dealer business of SharesPost, Inc. As a measure of sensitivity, for every 10% increase in the estimated fair value of our common stock over management’s estimates at the closing date of the acquisition, the total consideration paid would have increased by $6.6 million.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable Forge to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things:

(i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii)provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the Merger, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures about Market Risk

Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest Rate Risk

Our exposure to changes in interest rates relates to interest earned on our cash and cash equivalents and interest incurred in relation to our debts. In addition, changes in interest rates could drive a significant impact to our custodial administration fees. As the Federal Reserve lowers interest rates, our customers receive reduced interest payments on their un-invested cash balances, which in turn affects the portion of sub-account fees we receive in exchange for facilitating the acquisition of FDIC insurance on behalf of the customer.

We use a net interest sensitivity analysis to evaluate the effect that changes in interest rates might have on our revenue. The analysis assumes that the asset and liability structure of our consolidated balance sheet would not be changed as a result of a simulated change in interest rates. The results of the analysis for the year ended December 31, 2021 and 2020, indicate that a hypothetical 50 basis point increase or decrease in interest rates would have impacted our custodial administration fee revenues by $2.1 million and $1.7 million, respectively.

Our measurement of interest rate risk involves assumptions that are inherently uncertain and, as a result, cannot precisely estimate the impact of changes in interest rates on net interest revenues. Actual results may differ from simulated results due to balance growth or decline and the timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, including changes in asset and liability mix.

Foreign Exchange Rate Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of our revenue and expenses are denominated in U.S. dollars.

Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international activities grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

Recent Accounting Pronouncements

See the section titled “Note 1, Description of Business and Summary of Significant Accounting Policies” audited annual consolidated financial statements included in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Forge

Registration Rights Agreement

At the Closing, the Sponsor, Forge Global, and certain shareholders (the “RRA Holders”), entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which Forge agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of common stock and other equity securities of Forge that are held by the RRA Holders from time to time. Under the A&R Registration Rights Agreement, Forge agreed, within 30 calendar days after the Closing, to file this registration statement with the SEC registering the resale of certain securities held by or issuable to the RRA Holders, and to use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable thereafter. The Forge shareholders and the Sponsor will each be entitled to make three written shelf takedown requests that Forge register the resale of any or all of its common stock, so long as such demand is for at least $20 million in shares of common stock proposed to be sold. Subject to certain customary exceptions, if at any time Forge proposes to file a registration statement under the Securities Act with respect to its securities, Forge will give notice to the relevant security holders party to the A&R Registration Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the resale of such number of shares of their common stock as requested by such shareholders, subject to customary cutbacks in an underwritten offering. Any other shareholders of Forge with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering.

Indemnification Agreements

We entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our Governing Documents require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Related Party Loans

In October 2019, Forge Global issued convertible notes to investors, of which $2.4 million was received from certain directors and employees of Forge. As of December 31, 2020, Forge Global had a $2.4 million related party balance on convertible notes outstanding. The notes were fully repaid in January 2021.

FT Partners

Financial Technology Partners LP (“FTP”), a shareholder of Forge, serves as financial and strategic advisor to Forge. During the years ended December 31, 2021 and 2020, Forge Global incurred approximately $4.9 million and $3.5 million in fees to FTP, respectively. Steve McLaughlin is the CEO and founder of FTP and served as a director of Forge Global during the aforementioned time periods.

New Executive Agreements, Transaction Bonuses and Retention Equity Grants and Loan Forgiveness

Concurrent with the execution of the Merger Agreement, Forge Global executed employment agreements with each of Kelly Rodriques, Mark Lee, and Jose Cobos (the “New Executive Agreements”). Upon the Closing, Forge assumed by operation of law the rights and obligations of Forge Global under each of the New Executive Agreements. In connection with the Closing, each of the executive officers became eligible to receive a Transaction Bonus and Retention Equity Grant as set forth in the New Executive Agreements. Additionally, immediately prior to the Business Combination, certain executive officers became entitled to the forgiveness of certain outstanding promissory notes between the executive and Forge Global. See the section entitled “Executive Compensation” for further information.

PIPE Subscription

James Herbert, II, through the James and Cecillia Herbert 1994 Revocable Trust, purchased 75,000 shares of Forge’s common stock (for a purchase price of $750,000) in the PIPE Financing, concurrently and in connection with the closing of the Business Combination. Mr. Herbert's transaction was on the same terms as the other investors who purchased shares in the PIPE Financing pursuant to certain subscription agreements dated September 13, 2021.

Related Person Transactions Policy

Forge’s Board of Directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Forge or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of Forge’s executive officers or a member of Forge’s Board of Directors;
●	any person who is known by Forge to be the beneficial owner of more than five percent (5%) of our voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

Forge has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, the audit committee has the responsibility to review related person transactions.

Certain Relationships and Related Person Transactions — Motive

Founder Shares

On October 2, 2020, the Sponsor paid $25,000 to cover certain of Motive’s offering and formation costs in consideration for 11,500,000 Founder Shares. On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which we canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 Founder Shares to each of the independent directors. On December 10, 2020, we issued a dividend of 1,725,000 Motive Class B Shares, resulting in 10,350,000 Founder Shares outstanding.

Private Placement Units

Simultaneously with the closing of Motive’s Initial Public Offering, the Sponsor purchased an aggregate of 7,386,667 Motive Private Warrants at a price of $1.50 per Motive Private Warrant, for an aggregate purchase price of $11,080,000, in a private placement. Each Motive Private Warrant is exercisable to purchase one Motive Class A Share at a price of $11.50 per share, subject to adjustment.

Promissory Note — Related Party

On October 1, 2020, Motive issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. We borrowed an aggregate of approximately $130,000 under the Promissory Note. The Promissory Note matured on the closing date of Motive’s Initial Public Offering and the outstanding balance under the Promissory Note of $130,492 was repaid in full on December 16, 2020.

Registration and Shareholder Rights

Pursuant to a registration and shareholders rights agreement entered into on December 10, 2020, the holders of the Founder Shares, Motive Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Motive Class A Shares issuable upon the exercise of the Motive Private Warrants and warrants that may be issued upon conversion of the Working Capital Loans) have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Merger Agreement, the registration and shareholder rights agreement was amended and restated to provide for additional registration rights for Forge.

Sponsor Support Agreement

Concurrent with the execution of the Merger Agreement, Motive, Forge, the Sponsor and other holders of Motive Class B Shares entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor and such holders of Motive Class B Shares agreed to (i) vote all shares of Motive stock they own in favor of the transactions contemplated by the Merger Agreement and (ii) waive certain anti-dilution rights with respect to their Motive Class B Shares.

Additionally, pursuant to the Sponsor Support Agreement, the Sponsor also has agreed to certain transfer restrictions with respect to the Sponsor Lockup Securities as follows: (a) one-third of the Lockup shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of our common stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days post-Closing, (b) one-third of the Lockup warrants will be subject to a six month lock-up, (c) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price our common stock equals or exceeds $12.50 for any 20 trading days in a 30-consecutive trading day period post-Closing, and (d) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price our common stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period post-Closing.

Forward Purchase Agreement; A&R FPA

The Company entered into a forward purchase agreement to which the Motive Funds purchased an aggregate of 14,000,000 Motive Units, consisting of one Motive Class A Share and one-third of one Motive Public Warrant to purchase one Motive Class A Share for $10.00 per unit, or $140,000,000 in the aggregate, in a private placement that closed on March 21, 2022.

MANAGEMENT

Management and Board of Directors

The following table provides information regarding our executive officers and directors as of April 15, 2022:

Name	Age	Position
Kelly Rodriques	58	Chief Executive Officer and Director
Mark Lee	62	Chief Financial Officer
Jose Cobos	49	Chief Operating Officer
Ashwin Kumar	55	Director
Blythe Masters	52	Director
Stephen George	54	Director
Christoph Hansmeyer	47	Director
Kimberly Vogel	54	Director
James Herbert, II	77	Director
Steven McLaughlin	57	Director

Information about Executive Officers and Directors

Kelly Rodriques is our Chief Executive Officer and director. Mr. Rodriques has been Forge’s Chief Executive Officer since July 2018. Prior to Forge, Mr. Rodriques served as Chief Executive Officer of PENSCO Trust Company from March 2010 to September 2016. Since September 2016, he has been the Managing General Partner of Operative Capital, an early stage investor in FinTech companies. He was previously an Operating Partner at Ignition Growth Capital from October 2006 to January 2010, where he led the investment in mFoundry, a leading mobile banking software company. He served as the Chief Executive Officer of Totality from 2002 to 2006. He previously served as the Chief Executive Officer of Novo from 1994 to 2002. Mr. Rodriques earned his B.S. degree from California State University, Fresno. We believe Mr. Rodriques is qualified to serve on our Board due to his service as Chief Executive Officer of Forge, his significant leadership experience and his extensive management experience in the FinTech industry.

Mark Lee is our Chief Financial Officer. Mr. Lee has been Forge’s Chief Financial Officer since October 2018. Prior to Forge, he served as Chief Operating Officer of PENSCO Trust Company from September 2015 to August 2018. He served as the Chief Financial Officer of Stanford Management Company from 2005 to 2013. He also served as a Group Chief Financial Officer at Charles Schwab & Co., Inc. from 1996 to 2005. He previously was a Principal at Barclays Global Investors from 1994 to 1996 and a Vice President at Goldman Sachs from 1987 to 1994. He started his career as a Financial Manager at Hewlett Packard from 1983 to 1987. Mr. Lee earned his M.B.A. degree from the University of Chicago in 1983 and his Bachelor of Business Administration in accounting and finance from University of California, Berkeley in 1981.

Jose Cobos is our Chief Operating Officer. Mr. Cobos joined Forge as Chief Revenue Officer in November 2019 and has served as Chief Operating Officer since May 2021. Prior to Forge, he served as the Head of Technology Capital Markets at the NYSE from January 2018 to November 2019. He previously served as a Managing Director of Cowen Inc. from 2011 to December 2017 and was mostly recently a Principal at Piper Jaffray where he worked from 2004 to 2011. He started his career serving as a Navy SEAL Officer from 1995 to 2001 and worked at General Mills from 2003 to 2004. Mr. Cobos earned his M.B.A. degree from Stanford University in 2003 and his B.S. degree in Economics from the United States Naval Academy.

Ashwin Kumar is a director of Forge. Mr. Kumar is an industry partner at Motive Partners, which he joined in 2021. Prior to joining Motive Partners, from 2018 to 2021, Mr. Kumar was founding partner of 7RIDGE, a private markets asset manager invested in fintech and associated transformative technologies. Mr. Kumar’s extensive experience spans investment banking capital markets, investing and market infrastructure across the United States and Europe with over 30 years in the financial sector. Prior to 7RIDGE, Mr. Kumar was Managing Director, Global Head of Group Product and Business Development at Deutsche Börse from 2015 to 2018. As member of the senior executive leadership team, Mr. Kumar was a member of the Group Management Committee, Group Risk Committee, Corporate Venture Capital Investment Committee, Product Development Lab Steering Committee and Datafication Council. Preceding this, Mr. Kumar has over 14 years of experience on the investing side including being a founding partner at Meru Capital and Old Lane Partners, both global multi-strategy hedge funds investing across all major asset class and regions across both public and private markets. Prior to this, Mr. Kumar held senior executive roles at capital markets divisions of global banks including as Managing Director, Head of Rates Trading Europe and Head of Strategic Rates Trading Europe at Bank of America; Managing Director, Head of US Rates Trading for Commerzbank Securities USA and at Credit Suisse First Boston where he ran the global US Treasury Options business. Mr. Kumar has served as Board Member of Digital Asset Holding, a leading enterprise DLT fintech and Pratham U.K., an NGO focused on education, and is currently a Board Member of Trumid, a leading fintech company enabling the electronification and transformation of fixed income marketplaces. and Martial Arts Charitable Trust. Mr. Kumar received his BS in Industrial Management/Industrial Engineering from Purdue University in 1986 and graduated with an MBA in Finance from University of Chicago in 1988.

Blythe Masters is a director of Forge. Ms. Masters has served as the Chief Executive Officer and a director of Motive Capital Corp since 2020. Ms. Masters is an Industry Partner at Motive Partners, which she joined in 2019. Prior to joining Motive Partners, Ms. Masters served from 2015 to 2018 as the CEO of Digital Asset Holdings, the leading enterprise blockchain fintech software company responsible for the Australian Securities Exchange’s post trade infrastructure replacement project. Prior to joining Digital Asset Holdings, Ms. Masters was a senior executive at J.P. Morgan for 27 years from 1987 to 2014. Ms. Masters was a member of the Corporate & Investment Bank Operating Committee and firmwide Executive Committee, along with other positions including Head of Global Commodities, Head of Corporate & Investment Bank Regulatory Affairs, CFO of the Investment Bank, Head of Global Credit Portfolio and Credit Policy and Strategy and Head of Structured Credit. Ms. Masters serves as Board Member and Member of the Compensation and Risk Committees of Credit Suisse Group AG, Board Member of A.P. Moller Maersk, Board Member and Audit Committee Chair of GCM Grosvenor, Member of the International Advisory Board of Santander Group and Santander’s Open Digital Services Board. Ms. Masters is a member of the Advisory Board of the US Chamber of Digital Commerce, Figure Technologies and Maxex as well as a member of the Brookings Institution Taskforce on Financial Stability and P.R.I.M.E. Finance (the Hague based Panel of Recognized International Market Experts in Finance). Ms. Masters is a graduate and Senior Scholar of Trinity College, Cambridge where she received a B.A. in Economics.

Stephen George is a director of Forge. Mr. George is the co-founder and has been the Managing Partner of Panorama Point Partners, LLC since its inception in January 2012. Mr. George previously was the founding Chief Investment Officer and Managing Partner of Capricorn Investment Group, LLC from 2002 to 2013. Mr. George was a Vice President at Goldman Sachs at its San Francisco office from 1995 to 1999. He earned his Bachelor of Arts degree from Cornell University in 1989.

Christoph Hansmeyer is a director of Forge. Mr. Hansmeyer has been a director of Forge since January 2020. He has been Head of Group Strategy and M&A, as well as Chief of Staff at Deutsche Börse AG since 2018. He was previously with Allianz SE, based in Munich, Germany from 2012 until 2018, where he held positions in Group Merger & Acquisitions and in the company’s Group Strategy & Portfolio Management team. Before that, he spent 12 years at Goldman Sachs from 1999 to 2012, working in the Investment Banking Division of the Financial Institutions Group with responsibility for Frankfurt, New York and London. He earned his master’s degree in Business Administration at the WHU Otto Beisheim School of Management in Koblenz, Germany in 1999.

Kimberly Vogel is a director of Forge. Ms. Vogel has been a director of Trico Bancshares and Tricounties Bank and a member of its Audit Committee, Cyber Risk and Information Technology Committee, and Compensation and Management Succession Committee since February 2020. Ms. Vogel has been a director of TriplePoint Venture Growth BDC Corp. and a member of its Audit Committee, Valuation Committee, Compensation Committee and Nominating and Corporate Governance Committee since December 2021. She was President, Co-Founder and director of BaseVenture Investing, Inc. from 2014 to 2019, serving as Transitional President in 2019 after the company was sold to Fidelity National Information Services, Jacksonville, Florida (FIS). From 2005 to 2014, she was the Chief Financial Officer and a Founding Investor at mFoundry Inc. She was the Chief Financial Officer of Semaphore Partners from 1998 to 2003. She was previously a Vice President and Senior Equity Research Analyst at Montgomery Securities (Bank of America Securities) from 1995 to 1998. She served as a Senior Financial Auditor at Sutter Health Systems from 1992 to 1993 and a Senior Accountant and Auditor at KPMG from 1989 to 1992. She was an adjunct professor and currently serves on the Board of

Trustees of Saint Mary’s College of California. She earned her Master of Business Administration degree at Harvard Graduate School of Business in 1995 and her Bachelor of Science degree at Saint Mary’s College in 1989. Ms. Vogel is a Certified Public Accountant.

James Herbert, II is a director of Forge. Mr. Herbert founded First Republic Bank in 1985, serving as its Chairman and Chief Executive Officer before being appointed Executive Chairman in March 2022. Previously, he was the founding Chief Executive Officer, President and a director of San Francisco Bancorp from 1980 to 1985. He served as the Federal Reserve’s Twelfth District member of the Federal Advisory Council from 2018 to 2020 and was also a member of the U.S. Department of the Treasury’s Community Development Advisory Board. Mr. Herbert holds board/trustee positions with the San Francisco Ballet Association (formerly Chair); Lincoln Center for the Performing Arts (Executive Committee), New York; and The BASIC Fund. He is also Founder and Board Chair of Chelsea Factory, a New York arts and cultural center. Mr. Herbert served as a trustee of Babson College from 2015 to 2021. He received his Bachelor of Science degree from Babson College in 1966 and his Master of Business Administration degree from New York University in 1969.

Steven McLaughlin is a director of Forge. Mr. McLaughlin has been a director of Forge since July 2018. Mr. McLaughlin has been the Managing Partner and CEO of Financial Technology Partners LP since January 2002. Since July 2017, he has been a director of Feedzai Consultadoria e Inovação Tecnológica, S.A. Since December 2020, he has been a director of Independence Holdings Corp. Since February 2017, he has been a director of FinTech Partners Ltd (UK). From March 2018 to February 2021, he was a director of Motionsoft, Inc. From October 2015 to August 2020, he was a director of AvidXchange, Inc. From 1994 to 2002, Mr. McLaughlin was the Head of the Global Financial Technology Group, Investment Banking at Goldman Sachs. He earned his Master of Business Administration from the Wharton School in 1995 and his Bachelor of Science in Business Administration degree from Villanova University in 1990.

Board of Directors

Our Board currently consists of eight (8) directors. Under the terms of the Certificate of Incorporation, the board of directors is divided into three classes designated as Class I, Class II and Class III. Class I directors (Kimberly Vogel and Stephen George) will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II (Steven McLaughlin, James Herbert, II and Christoph Hansmeyer) and Class III directors (Kelly Rodriques, Blythe Masters and Ashwin Kumar) will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the board of directors.

Under the Bylaws, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Committees of the Board of Directors

The board of directors directs the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Forge has a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.

Audit Committee

The audit committee consists of Kimberly Vogel, Christoph Hansmeyer and Ashwin Kumar, with Kimberly Vogel serving as the chair of the committee. Each of these individuals has been determined to meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and applicable NYSE listing rules, including the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE listing rules. In arriving at this determination, the board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The board of directors has determined that Kimberly Vogel qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the board of directors considered Kimberly Vogel’s formal education and previous and current experience in financial and accounting roles. The independent registered public accounting firm and management periodically will meet privately with the audit committee. The audit committee’s responsibilities include, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the independent registered public accounting firm;
●	discussing with the independent registered public accounting firm their independence from management;
●	reviewing with the independent registered public accounting firm the scope and results of their audit;
●	pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and the independent registered public accounting firm the interim and annual financial statements to be filed with the SEC;
●	reviewing and monitoring accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

The compensation committee consists of Stephen George, James Herbert, II and Blythe Masters, with Stephen George serving as the chair of the committee. Stephen George, James Herbert, II and Blythe Masters are non-employee directors, as defined in Rule 16b-3, as defined in Rule 16b-3 promulgated under the Exchange Act. The board of directors has determined that Stephen George, James Herbert, II and Blythe Masters are “independent” as defined under applicable NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Chief Executive Officer;
●	reviewing and setting, or making recommendations to the board of directors regarding, the compensation of other executive officers;
●	making recommendations to the board of directors regarding the compensation of directors;
●	reviewing and approving, or making recommendations to the board of directors regarding, incentive compensation and equity-based plans and arrangements; and
●	appointing and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Christoph Hansmeyer, Blythe Masters and Kimberly Vogel, with Christoph Hansmeyer serving as the chair of the committee. The board of directors has determined that each of these individuals is “independent” as defined under applicable SEC rules and NYSE listing standards. The nominating and corporate governance committee’s responsibilities include, among other things:

●	identifying individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;
●	recommending to the board of directors the nominees for election to the board of directors at annual meetings of shareholders;

●	overseeing an evaluation of the board of directors and its committees; and
●	developing and recommending to the board of directors a set of corporate governance guidelines

The board of directors may from time to time establish other committees.

Code of Ethics

We have adopted an amended and restated Code of Business Conduct and Ethics that applies to our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available at https://forgeglobal.com/investor-relations. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section to “Forge,” “the Company,” “we,” “us” or “our” refers to Forge Global, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to Forge Global Holdings, Inc. and its consolidated subsidiaries following the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of Forge who would have been “named executive officers” for 2021 and who currently serve as the executive officers of Forge. Such executive officers consist of the following persons, referred to herein as our named executive officers (“NEOs”):

●	Kelly Rodriques, Chief Executive Officer;
●	Mark Lee, Chief Financial Officer; and
●	Jose Cobos, Chief Operating Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Forge adopts in the future could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to our NEOs for services rendered to Forge in all capacities in fiscal years ended December 31, 2021 and 2020 (“Fiscal Years 2021 and 2020”).

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Plan Compensation Earnings ($)		All other compensation ($)(5)	Total ($)
Kelly Rodriques Chief Executive Officer	2021 2020	502,000 381,742	8,568,795 —	552,200 500,000	(2) (3)	5,800 5,901	9,628,795 881,742
Mark Lee Chief Financial Officer	2021 2020	381,000 341,975	— 552,637	335,375 250,000	(2) (3)	5,800 3,903	716,375 1,144,612
Jose Cobos Chief Operating Officer	2021 2020	415,417 356,627	1,828,996 726,571	1,270,899 1,549,322	(2) (4)	5,800 887	3,515,312 2,632,520
(1)	The amounts reported represent the aggregate grant date fair value of the stock option awards granted to our NEOs during Fiscal Years 2021 and 2020, as applicable, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported for awards granted to Mr. Rodriques in 2021 subject to performance conditions were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 12 of our financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock option awards and do not correspond to the actual economic value that may be received by our NEOs upon the exercise of the stock option awards or any sale of the underlying shares of Forge common stock.
(2)	The amounts reported represent annual cash incentive bonuses earned by Messrs. Rodriques, Lee and Cobos in 2021 but paid by the Company in 2022, based on our achievement of certain corporate and individual performance goals for 2021.
(3)	The amounts reported represent annual cash incentive bonuses earned by Messrs. Rodriques and Lee in 2020 but paid by the Company in 2021, based on our achievement of certain corporate and individual performance goals for 2020. For more information on these bonuses, see the description of the annual performance bonuses under “2021 Annual Bonuses” below.
(4)	The amount reported represents the annual incentive bonus earned by Mr. Cobos in 2020. Mr. Cobos received $913,455 of his 2020 annual incentive bonus in cash which was paid by the Company in 2021, and $635,867 of his 2020 annual incentive bonus paid in the form of a stock option grant, with the number of shares subject to the option determined by dividing, on a pre-conversion basis, 635,867 by the Forge preferred stock price of $12.4168. Consistent with FASB ASC Topic 718, the strike price of the option grant was determined based on the fair market value of Forge’s common stock as of December 31, 2020, which was $5.00.
(5)	The amounts reported represent matching contributions contributed by the Company to each NEO’s account in the Company’s 401(k) plan.

Narrative Disclosure to the Summary Compensation Table

2021 Base Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are reviewed annually, typically in connection with our annual performance review process, approved by our board of directors or the compensation committee of our board of directors (the “compensation committee”), and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

As of December 31, 2021, the annual base salaries for Messrs. Rodriques, Lee and Cobos were $502,000, $392,000, and $500,000, respectively. Each of these annual base salary rates represented an increase compared to these officers’ annual base salaries for Fiscal Year ended December 31, 2020. The annual base salary rates increased by $122,000, $22,000 and $145,000 for each of Messrs. Rodriques, Lee and Cobos, respectively. While the increase in the annual base salary rate was effective as of January 1, 2021 for Mr. Rodriques, the increase in the annual base salary rates for Messrs. Lee and Cobos took effect mid-year in September 2021. These annual base salaries were increased in connection with each officer’s entry into the “Executive Agreements” (as defined below) in order to more closely align with market rate salaries for similarly situated executives at companies of a size relatively comparable size to that of the Company.

2021 Annual Bonuses

During the year ended December 31, 2021, Messrs. Rodriques, Lee and Cobos were eligible to earn annual incentive bonuses based on the achievement of certain company performance objectives, including revenue targets, and individual performance. For the Fiscal Year ended December 31, 2021, the target annual bonuses (as a percentage of annual base salary) for Messrs. Rodriques, Lee and Cobos were 110%, 78%, and 110%, respectively. Each of these target annual bonus rates represented a change compared to the target annual bonus rates of Messrs. Rodriques, Lee and Cobos for Fiscal Year ended December 31, 2020 of 100%, 75% and 425%, respectively. These target annual bonus rates were increased in connection with each officer’s entry into the Executive Agreements in order to more closely align with market rate bonuses for similarly situated executives at companies of a size relatively comparable to that of the Company.

With respect to Mr. Rodriques, performance objectives were mutually determined between Mr. Rodriques and our board of directors. With respect to Messrs. Lee and Cobos, performance objectives were mutually determined between the NEO and Mr. Rodriques. In accordance with the Executive Agreements, each NEO’s annual bonus for 2021 (other than Mr. Rodriques) was determined using each NEO’s target percentage with respect to his annual bonus, and pro-rated from July 1, 2021 through December 31, 2021. The remaining portion of each such NEO’s annual bonus for 2021 was determined based on the bonus arrangement in effect from January 1 through June 30, 2021, with the individual performance component deemed to be fully achieved and the company performance component determined based on performance for all of 2021. Based on the level of achievement of their respective performance objectives, Messrs. Rodriques, Lee and Cobos earned annual bonuses equal to $552,200 (representing 110% of base salary), $335,375 (representing 86% of base salary), and $1,270,899 (representing 254% of base salary), respectively.

Equity Incentive Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the applicable vesting period. Accordingly, our board of directors or our compensation committee periodically review the equity incentive compensation of our executives and may grant equity incentive awards to them from time to time. During the Fiscal Year ended December 31, 2021, we granted option awards to our NEOs under the Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan, which was most recently amended and restated as of June 11, 2021 (as amended and restated, the “2018 Plan”). For additional information on awards granted during Fiscal Year 2021, please see the table under “Outstanding Equity Awards at 2021 Fiscal Year-End” below.

Perquisites

We do not provide significant perquisites or personal benefits to our employees with an aggregate value equal to or greater than $10,000.

401(k) Plan

We currently maintain a tax-qualified 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Our 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. We provide matching contributions under the 401(k) Plan, and provided such contributions during the 2021 Fiscal Year. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Executive Employment Arrangements

Effective September 9, 2021, each of the NEOs entered into an employment agreement with Forge (the “Initial Executive Agreements”). On February 25, 2022, Forge’s compensation committee approved a modification to the agreement with Mr. Rodriques, which went into effect at Closing (the “Rodriques Amendment”). The Initial Executive Agreements, as amended by the Rodriques Amendment in the case of the agreement with Mr. Rodriques, are referred to herein as the “Executive Agreements”. The Executive Agreements provide for each NEO’s at-will employment and set forth, among other things, the applicable NEO’s annual base salary and annual target cash bonus, each as described herein. In addition, each NEO is eligible to participate in the benefit plans and programs of Forge, subject to the terms and conditions of such plans.

The Executive Agreements provide that the Company establish an incentive pool equal to 3.5% of the outstanding shares of the Company immediately following the closing of the Business Combination (the “Incentive Pool”). The Initial Executive Agreements allocated the Incentive Pool as follows: 25% of the Incentive Pool to be paid in the form of cash bonuses (“Transaction Bonus Pool”) and 75% of the Incentive Pool to be paid in the form of restricted stock units (“Equity Bonus Pool”). The Rodriques Amendment reallocated $2,657,933 (the “Cash Reallocation Amount”) of the Incentive Pool from the Equity Bonus Pool to the Transaction Bonus Pool for the payment of such Cash Reallocation Amount to Mr. Rodriques as part of his Transaction Bonus (as defined below) in order for the Company to make required tax withholding payments on Mr. Rodriques’ Transaction Bonus. Such Cash Reallocation Amount was deducted from the Retention Equity Grant (as defined below) from the Equity Bonus Pool that would otherwise have been due to Mr. Rodriques under his Initial Executive Agreement on a dollar-for-dollar basis.

In connection with the Closing, each of the NEOs were eligible to receive a one-time cash payment from the Transaction Bonus Pool with Messrs. Rodriques, Lee and Cobos eligible to receive no less than $7,645,432, $2,756,250 and $2,625,000, respectively (each, a “Transaction Bonus”). The amount payable to Mr. Rodriques as a Transaction Bonus included the Cash Reallocation Amount. Each NEO would have forfeited such bonuses in exchange for no consideration if the NEO’s employment was terminated for any reason prior to the payment of such bonus. That said, the NEO would have been eligible to receive the unpaid portion of his cash bonus in the event his employment was terminated without “cause” (as defined in the respective Executive Agreement) prior to the closing of the Business Combination, subject to such NEO’s execution and non-revocation of a release of claims. Notwithstanding the foregoing, immediately prior to the Business Combination, an applicable portion of each NEO’s Transaction Bonus was used to reduce an amount necessary to offset certain outstanding promissory notes between the NEO and Forge. Each of the NEOs are also eligible to receive a grant of restricted stock units from the Equity Bonus Pool with Messrs. Rodriques, Lee and Cobos eligible to receive restricted stock units having values of at least $5,217,067, $3,937,500 and $3,937,500, respectively (each, a “Retention Equity Grant”). The Retention Equity Grant to be made to Mr. Rodriques does not include the Cash Reallocation Amount. Each NEO’s Retention Equity Grant vests, subject to the NEO’s employment through the applicable vesting date, as follows: 33.33% of the Retention Equity Grant vests upon the first anniversary of the closing of the Business Combination (the “First Tranche”); 33.33% of the Retention Equity Grant will vest upon the second anniversary of the closing of the Business Combination (the “Second Tranche”); and 33.33% of the Retention Equity Grant will vest upon the third anniversary of the closing of the Business Combination (the “Third Tranche”) (the “Time-Vesting Schedule”). With respect to the grants made to Messrs. Rodriques, Lee and Cobos, the Retention Equity Grant becomes eligible to vest after the expiration of the six-month period following the closing of the Business Combination (the “Lock-Up Period”) as follows: (i) the First Tranche will immediately vest if the Company’s stock price meets or exceeds a price of $12.50 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the First Tranche under the Time-Vesting Schedule, in which case the Second Tranche and Third Tranche will have their time-vesting component accelerated by six months; and (ii) the Second Tranche will immediately vest if the stock price meets or exceeds a closing price of $15.00 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the Second Tranche under the Time-Vesting Schedule, in which case the Third Tranche will have its time-vesting component accelerated by an additional six months. The Retention Equity Grant will vest in accordance with such vesting provisions in the event the share price triggers are achieved through the date of a “Sale Event” of the Company (as defined in the 2022 Plan). Each NEO will forfeit such grant in exchange for no consideration in the event the Merger is not consummated or such NEO’s employment is terminated for any reason prior to the grant of such restricted stock units. That said, the NEO would also have been eligible to receive 20% of the Retention Equity Grant on a fully-vested basis in the event his employment were terminated without “cause” (as defined in the respective Executive Agreement) prior to the closing of the Business Combination, subject to such NEO’s execution and non-revocation of a release of claims.

Each of the NEOs is also be eligible to receive severance payments and benefits in connection with a termination without “cause” or for “good reason”. In connection with such a termination, an NEO would be eligible to receive the following payments and benefits subject to his execution of a release and subject to not breaching any of his post-employment contractual obligations to Forge: (i) a lump sum payment equal to the sum of 12 months of the NEO’s then-current base salary, any then-unpaid bonus from a prior calendar year, and a pro rata target bonus for the year of termination at target level, (ii) company-paid COBRA premiums for the NEO and his eligible dependents for a period of 12 months following termination, and (iii) accelerated vesting with respect to the time-vesting requirements of 20% of any then unvested equity that had been granted prior to the date of termination (including, if applicable, the Retention Equity Grant). Each of the NEOs is also be eligible to receive enhanced severance payments and benefits if such a qualifying termination of employment occurs within six months prior to or 12 months following a Sale Event. In connection with such a termination, an NEO would be eligible to receive the following payments and benefits subject to his execution of a release and subject to not breaching any of his post-employment contractual obligations to Forge: (i) a lump sum payment equal to the sum of 18 months of the NEO’s then-current base salary, any then-unpaid bonus from a prior calendar year, and a pro rata target bonus for the year of termination at target level, (ii) 100% of all unvested equity that had been granted prior to the date of termination (including, if applicable, the Retention Equity Grant) shall become fully vested and (iii) company-paid COBRA premiums for the NEO and his eligible dependents for a period of 18 months following termination. The occurrence of the closing of the Business Combination did not constitute a Sale Event.

The foregoing descriptions of the Executive Agreements are not complete and are qualified in their entirety by reference to the complete text of each of the Initial Executive Agreements and the Rodriques Amendment, copies of which are incorporated herein by reference as Exhibits 10.5-10.8.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2021.

			Option Awards					Stock Awards(7)
				Equity
				Incentive
				Plan
				Awards:
				Number of			Number of
			Number of	Securities			Shares or
			Securities	Underlying			Units of	Market Value of
			Underlying	Unexercised	Option		Stock That	Shares or Units of
			Unexercised	Unearned	Exercise	Option	Have Not	Stock That Have
			Options (#)	Options	Price	Expiration	Vested	Not Vested
Name	Grant Date		Exercisable	(#)	($)	Date	(#)	($)
Kelly Rodriques	5/10/2018	(1)					780,733	202,500	(8)
	6/4/2019	(2)					272,067	248,289	(8)
	2/3/2021	(3)					520,490	266,667	(8)
	5/11/2021	(4)		3,122,931	3.98	5/7/2026
Mark Lee	6/10/2019	(2)					165,818	151,326	(8)
	8/11/2020	(2)					20,199	10,349	(8)
	12/9/2020	(2)					227,715	116,667	(8)
Jose Cobos	11/11/2019	(2)					427,829	219,194	(8)
	8/11/2020	(2)					20,437	10,467	(8)
	3/12/2021	(5)					187,376	96,000	(8)
	3/12/2021	(6)					130,919	64,866	(8)
	7/2/2021	(6)					315,416	1,713,970	(9)
(1)	The amount reported reflects the number of shares subject to a restricted stock award that remains subject to the Company’s repurchase right. 1/4 of the shares vested on the one-year anniversary of the vesting commencement date, and 1/48 of the shares vest on a monthly basis each month thereafter, in each case, subject to the named executive officer’s continuous service relationship with the Company through each applicable date.
(2)	The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/4 of the shares subject to the stock option vested or vest on the one-year anniversary of the vesting commencement date, and 1/48 of the shares vest on a monthly basis each month thereafter, in each case, subject to the named executive officer’s continuous service relationship with the Company through each applicable date. Notwithstanding the foregoing, each stock option grant includes double-trigger acceleration upon the named executive officer’s involuntary termination of employment within a certain period of time before and after a change in control of the Company.
(3)	The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/60 of the shares vest on a monthly basis as Mr. Rodriques completes each month of continuous service after the vesting commencement date of January 19, 2021. In the event that this option or the underlying shares are assumed or continued by the Company or its successor entity in the sole discretion of the parties to a “Corporate Transaction” and thereafter remains in effect following such Corporate Transaction, each stock option grant includes double-trigger acceleration upon the named executive officer’s involuntary termination of employment within a certain period of time before and after a change in control of the Company.
(4)	The amount reported reflects the number of shares subject to a nonqualified stock option with an exercise price of $3.98. Upon a “Corporate Transaction,” and provided Mr. Rodriques is then serving as Chief Executive Officer of Forge, the option shall vest upon the achievement of certain “Exit Proceeds” and internal rate of return hurdles, in each case, as achieved by the Company’s Series B-1 Preferred Stock in connection with such Corporation Transaction.
(5)	The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/4 of the shares subject to the stock option vest on the one-year anniversary of the vesting commencement date of March 1, 2021, and 1/48 of the shares vest on a monthly basis each month thereafter, in each case, subject to Mr. Cobos’s continuous service relationship with the Company through each applicable date.
(6)	The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/48 of the shares vest on a monthly basis following the vesting commencement date, in each case, subject to Mr. Cobos’s continuous service relationship with the Company through each applicable date.
(7)	Such equity awards are listed on a pre-conversion basis, and are subject to the terms of the 2018 Plan. The 2018 Plan was terminated in connection with the Closing and accordingly, no additional awards will be made under the 2018 Plan.
(8)	Based on the fair market value of a share of Forge’s common stock on December 31, 2021, which was $1.60 on a pre-conversion basis.
(9)	Based on a strike price of $5.44.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of 2,100,000,000 shares of capital stock, consisting of (i) 2,000,000,000 shares of common stock, par value $0.0001 per share and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The Certificate of Incorporation authorizes the issuance of 2,000,000,000 shares of common stock, par value $0.0001 per share. As of April 15, 2022, there were issued and outstanding 169,223,826 shares of common stock.

The Certificate of Incorporation provides that:

•

The holders of common stock shall have the exclusive right to vote for the election of directors of the Company and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided that such holders shall not be entitled to vote on any amendment to the Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Certificate of Incorporation (or pursuant to a certificate of designations of any series of Preferred Stock);

•

dividends may be declared and paid or set apart for payment upon common stock out of any assets or funds of the Company legally available for the payment of dividends, but only when and as declared by the board of directors or any authorized committee thereof; and

•	upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of common stock.

Preferred Stock

The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Forge board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of the Forge board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date, provided, in each case, that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing Date, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares per whole warrant. The “fair market value” shall mean the volume-weighted average price of the shares of common stock during the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●	if, and only if, the last reported sale price of the shares of common stock for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock (as defined below);
●	if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and
●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the Business Combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00≥
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366 day year, as applicable. For example, if the volume-weighted average price of our shares of common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant.

For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants When the Price per Share Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus for Motive’s initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares of common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, Forge will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants. If the shares of common stock issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis, in which case the number of shares of common stock that the holders of warrants will receive upon cashless exercise will be based on a formula subject to a maximum number of shares equal to 0.361 shares of common stock per warrant (subject to adjustment).

Redemption Procedures.  A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.  If the number of outstanding shares of common stock is increased by a share capitalization payable in shares of common stock, or by a split-up of shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares. A rights offering made to all or substantially all holders of shares entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of common stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake or defective provision (ii) amending the provisions relating to cash dividends on shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of the public warrants and the approval of holders of at least 50% of the warrants is required to make any change that adversely affects the interests of the holders of the warrants. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of common stock to be issued to the warrant holder. Our warrant agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Our warrant agreement further provides that this provision does not apply to (1) suits brought to enforce any liability or duty created by the Exchange Act or (2) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. While this provision of the Warrant Agreement does not explicitly reference suits brought to enforce a duty or liability under the Securities Act (“Securities Act Claims”), because the federal district courts of the United States are not by law the sole and exclusive forum with respect to Securities Act Claims, the exclusion described in clause (2) above does not apply to such claims. Therefore, we expect that this provision of the Warrant Agreement would apply to Securities Act Claims and, taken together with clause (b) of the exclusive forum provision contained in the Bylaws (which directs Securities Act Claims to the federal district courts of the United States of America), would seek to require that Securities Act Claims related to the Warrant Agreement be brought in the United States District Court for the Southern District of New York. We note that there is uncertainty as to whether a court would enforce this provision of the Warrant Agreement.

Private Placement Warrants

The private placement warrants (including the shares of common stock issuable upon exercise of such warrants) are not transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions, to our officers and directors and persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described under “Redemption of Warrants When the Price per Share Equals or Exceeds $10.00”) so long as they are held by our Sponsor, members of our Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

Except as described under “Redemption of Warrants When the Price per Share Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” of our shares of common stock (defined below) over the exercise price of the warrants by (y) the fair market value. For these purposes, the “sponsor fair market value” will mean the average reported closing price of the shares of common stock during the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Lock-Up Restrictions

Our Bylaws provide for additional restrictions on the sale or transfer of the shares of common stock (including shares issuable upon exercise of assumed warrants and assumed options of Forge) by the former Forge equityholders received in the Merger for a 180-day period following the Closing.

Additionally, pursuant to the Sponsor Support Agreement, the Sponsor also has agreed to certain transfer restrictions with respect to the Sponsor Lockup Securities as follows: (a) one-third of the Lockup shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of our common stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days post-Closing, (b) one-third of the Lockup warrants will be subject to a six month lock-up, (c) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price our common stock equals or exceeds $12.50 for any 20 trading days in a 30-consecutive trading day period post-Closing, and (d) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price our common stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period post-Closing.

Dividends

Under the Certificate of Incorporation, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on common stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current certificate of incorporation and the Certificate of Incorporation, the holders of common stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of common stock shall at all times vote together as one class on all matters submitted to a vote of the holders of common stock under the Certificate of Incorporation.

Preemptive or Other Rights

The Certificate of Incorporation does not provide for any preemptive or other similar rights.

Election of Directors

Our Board currently consists of eight (8) directors. Under the terms of the Certificate of Incorporation, the board of directors is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the board of directors.

Under the Certificate of Incorporation, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

Annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by Forge’s board of directors. To the extent permitted under applicable law, Forge may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Forge’s stockholders have appraisal rights in connection with a merger or consolidation of Forge. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Forge’s stockholders may bring an action in Forge’s name to procure a judgment in Forge’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Forge’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The Governing Documents provide for the indemnification of current and former officers and directors of Forge to the fullest extent permitted by Delaware law. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current certificate of incorporation.

We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, the Company purchased a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Merger Agreement, Forge will maintain such tail policy for a period of no less than six years following the Closing. These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Forge’s Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of Forge’s board of directors. These provisions are intended to avoid costly takeover battles, reduce Forge’s vulnerability to a hostile change of control and enhance the ability of Forge’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire Forge. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of Forge by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Exclusive Forum

The Governing Documents stipulate that, to the fullest extent permitted by law, unless Forge consents in writing to an alternative forum, (a) the Delaware Court of Chancery (or, if such court does not have, or declines to accept, jurisdiction, another state court or a federal court located in Delaware) will be the exclusive forum for any complaint asserting any internal corporate claims, including claims in the right of Forge based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery, and (b) the federal district courts of the United States of America will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Exchange Act be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act.

Advance Notice of Director Nominations and New Business

We have established advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by shareholders at shareholder meetings.

Listing of Securities

The common stock and public warrants are listed on the NYSE under the symbols “FRGE” and “FRGE WS,” respectively.

Registration Rights

At the Closing, Forge entered into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor, the stockholders party thereto and Forge have specified rights to require Forge to register all or a portion of their shares of common stock under the Securities Act. The registration statement of which this prospectus forms a part has been filed to satisfy Forge’s obligations under the Amended and Restated Registration Rights Agreement.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Resales under Rule 144

Under the Securities Act, securities may be sold only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144 under the Securities Act (“Rule 144”). Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of common stock or warrants that constitute “restricted securities” as defined in Rule 144 without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell securities pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates or (B) if we satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates.

Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of its stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of stock of ours pursuant to Rule 144(b)(2) are as follows (1) if the shares being sold are restricted securities, at least six months must have elapsed since the date of acquisition of the shares of stock from us or any of its affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:

●	1.0% of the shares of our common stock then outstanding as shown by the most recent report or statement published by us;
●	the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or
●	the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company unless the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of shares of common stock.

Rule 145

The shares of common stock to be issued to certain persons or entities pursuant to the registration statement of which this prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”). Under Rule 145, a person or entity that is an affiliate of a party to a merger, acquisition or reclassification (the “merger”) at the time they are submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the merger unless the following conditions are met:

●	the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and
●	either (i) the sale occurs at least 90 days after the securities were acquired in the merger and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of ours on the date of sale (and has not been an affiliate of ours within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the merger or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the merger.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale which is also registering the resales of the securities acquired in the merger.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding, unless otherwise indicated in the footnotes below, the actual beneficial ownership of common stock as of April 15, 2022 (the “Ownership Date”) by:

●	each person who is the beneficial owner of more than 5% of the issued and outstanding shares of common stock;
●	each of Forge’s current named executive officers and directors; and
●	all current executive officers and directors of Forge as a group.

Beneficial ownership is determined according to SEC rules, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of common stock is based on 169,223,826 shares of common stock outstanding as of the Ownership Date. The ownership percentages listed below do not include any shares of common stock that may be issued after the Ownership Date.

Name of Beneficial Owner	Number of shares of Common Stock Beneficially Owned	%
Directors and Executive Officers of Forge
Blythe Masters(1)	—	—
Ashwin Kumar(1)	—	—
Kelly Rodriques(2)	7,956,983	4.70%
Mark Lee(3)	1,212,453	*
Jose Cobos(4)	1,364,604	*
Stephen George(9)	4,453,685	2.63%
Christoph Hansmeyer(5)(7)	62,458	*
Kimberly Vogel	—	—
James Herbert, II (10)	575,039	*
Steven McLaughlin(8)	5,940,915	3.51%
All Directors and Executive Officers of Forge as a Group (9 Individuals)	20,991,098	12.38%
Five Percent Holders:
Paul Luc Robert Heyvaert and Entities Affiliated with Motive Partners (6)	36,283,331	20.01%
Deutsche Borse AG (7)	24,262,496	14.33%
Temasek Holding (Private) Limited (11)	8,607,712	5.1%
*	= less than 1%
(1)	Does not include any shares indirectly owned by this individual as a result of the individual’s profits interest in the Sponsor. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.
(2)	Includes (i) 1,135,371 shares of common stock subject to vesting restrictions, (ii) 66,945 shares of common stock held indirectly through an IRA, (iii) 3,834 warrants to purchase common stock exercisable within 60 days that are directly held and (iv) 6,277 warrants to purchase common stock exercisable within 60 days held indirectly through an IRA. Does not include options to purchase 3,122,931 shares of common stock subject to performance vesting conditions.

Also includes (i) 677,733 shares of common stock held by Operative Capital LP (“Operative LP”), (ii) 25,083 warrants to purchase common stock exercisable within 60 days held by Operative LP and (iii) 1,596,734 shares of common stock held by Operative Capital SPV I, LLC (“Operative SPV 1”). Mr. Rodriques is a managing member of the ultimate general partner of each of Operative Capital LP and Operative Capital SPV I, LLC and thus may be deemed to be the beneficial owner of the shares held by such entities. Mr. Rodriques disclaims beneficial ownership of all securities held by Operative LP and Operative SPV 1 except to the extent of his pecuniary interest therein, if any.

(3)	Includes 1,205,146 shares of common stock (including 338,406 shares of common stock subject to vesting restrictions) and 7,307 warrants to purchase common stock exercisable within 60 days.
(4)

Includes 1,090,485 shares of common stock (including 647,241 shares of common stock subject to vesting restrictions) and 86,745 stock options exercisable within 60 days held by Mr. Cobos. Also includes 93,687 shares of common stock held by the Elizabeth G. Cobos 2021 Annuity Trust and 93,687 shares of common stock held by the Jose Cobos 2021 Annuity Trust.

(5)	Includes 62,458 stock options exercisable within 60 days.
(6)

Includes (i) 1,995,820 shares of common stock and warrants to purchase 665,273 shares of common stock held by Motive Capital Fund I-A, LP (“MC Fund I-A”), (ii) 2,526,551 shares of common stock and warrants to purchase 842,183 shares of common stock held by Motive Capital Fund I-B, LP (“MC Fund I-B”), (iii) 144,296 shares of common stock and warrants to purchase 48,098 shares of common stock held by Motive Capital Fund I-MPF, LP (“MC Fund I-MPF”), (iv) 4,484,888 shares of common stock and warrants to purchase 1,494,962 shares of common stock held by Motive Capital Fund II-A, LP (“MC Fund II-A”), (v) 4,403,691 shares of common stock and warrants to purchase 1,467,897 shares of common stock held by Motive Capital Fund II-B, LP (“MC Fund II-B”), (vi) 444,754 shares of common stock and warrants to purchase 148,251 shares of common stock held by Motive Capital Fund II-MPF, LP (“MC Fund II-MPF”) and (vii) 10,230,000 shares of common stock and warrants to purchase 7,386,667 shares of common stock held by the Sponsor. The general partner of MC Fund I-A, MC Fund I-B and MC Fund I-MPF is Motive Capital Fund I GP, LP (“MC-I General Partner”). The general partner of MC Fund II-A, MC Fund II-B and MC Fund II-MPF is Motive Capital Fund II GP, LP (“MC-II General Partner”). The general partner of MC-I General Partner and MC-II General Partner and the manager of Sponsor is Motive Partners GP, LLC (“Manager”). The sole member of the Manager is Rob Exploration, LLC (“Exploration”), of which Paul Luc Robert Heyvaert is the sole member. Each of MC-I General Partner, MC-II General Partner, Manager, Exploration and Paul Luc Robert Heyvaert may be deemed to have beneficial ownership of the shares of common stock and warrants reported herein to the extent of their pecuniary interests therein. The address of the entities listed herein and Mr. Heyvaert is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.

(7)

Includes 50,301 warrants to purchase common stock and 24,212,195 shares of common stock The address of Deutsche Borse AG is Mergenthalerallee 61, 65760 Eschborn, Germany. Christoph Hansmeyer, a member of our board of directors, is Head of Strategy and Merger and Acquisitions at Deutsche Borse AG.

(8)

Includes 62,458 stock options exercisable within 60 days held by Mr. McLaughlin, 18,862 warrants to purchase common stock held by FTP Credit Holdings LLC and 5,779,044 shares of common stock held by FTP Equidate LLC. Mr. McLaughlin owns 99.25% of FTP Equidate LLC through the Steven J. McLaughlin Revocable Trust, of which he is the sole trustee. Mr. McLaughlin is the beneficial owner of FTP Credit Holdings LLC.

(9)

Includes 62,458 stock options exercisable within 60 days held by Mr. George. Also includes 2,957,103 shares of common stock held by Panorama Growth Partners II, LP and 1,434,124 shares of common stock held by Panorama Equidate Co-Investment, LLC. Panorama Point Partners GP II, LLC, an entity which is managed by Mr. George, is the general partner of Panorama Growth Partners II, LP. Panorama Point Partners, LLC, an entity which Mr. George is the controlling manager, is the manager of Panorama Equidate Co-Investment, LLC. Mr. George disclaims beneficial ownership of all securities held by Panorama Growth Partners II, LP and Panorama Equidate Co-Investment, LLC except to the extent of his pecuniary interest therein.

(10)	Includes 75,000 shares purchased in the PIPE, 412,329 shares of common stock and 87,710 warrants to purchase common stock held by the James and Cecillia Herbert 1994 Revocable Trust.
(11)

Includes 1,000,000 shares of common stock issued in the PIPE, (ii) 7,545,254 shares of common stock and (3) 62,458 shares of common stock underlying stock options held by Ossa Investments Pte. Ltd. ("Ossa"). Ossa is a wholly-owned subsidiary of Hotham Investments Pte. Ltd. (“Hotham”), which in turn is a wholly-owned subsidiary of Fullerton Management Pte Ltd. (“Fullerton”), which in turn is a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). Temasek, Fullerton and Hotham, through the ownership described herein, may be deemed to beneficially own the shares of common stock directly beneficially owned by Ossa. The principal address of the foregoing entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders of up to 12,053,331 warrants and up to 115,289,295 shares of common stock, consisting of (i) up to 6,850,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on September 13, 2021 (the “PIPE Financing”); (ii) up to 10,350,000 shares of common stock (the “founder shares”) issued upon consummation of the Business Combination (defined below), in exchange for shares of our Class B ordinary shares originally issued in a private placement to Motive's initial shareholders; (iii) up to 14,000,000 shares of common stock (the “FPA shares”) issued pursuant to the forward purchase agreement; (iv) up to 12,053,331 shares of common stock underlying the warrants; and (v) up to 72,035,964 shares of common stock issued or issuable to former equity holders of Forge pursuant to the Business Combination.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The beneficial ownership of the Company’s common stock is based on 169,223,826 shares of common stock issued and outstanding as of the date of this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering
Name of Selling Securityholder(1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Paul Luc Robert Heyvaert and Entities Affiliated with Motive Partners(2)	24,230,000	12,053,331	36,283,331	12,053,331	—	—	—	—
Jill M. Considine(3)	30,000	—	30,000	—	—	—	—	—
Stephen C. Daffron(3)	30,000	—	30,000	—	—	—	—	—
Dina Dublon(3)	30,000	—	30,000	—	—	—	—	—
Paula Madoff.(3)	30,000	—	30,000	—	—	—	—	—
ION Trading Technologies S.à.r.l.(4)	5,000,000	—	5,000,000	—	—	—	—	—
The 2012 Ritchotte Family Delaware Dynasty Trust(5)	25,000	—	25,000	—	—	—	—	—
Ossa Investments Pte. Ltd.(6)	8,545,254	—	8,607,712	—	—	—	—	—
Forge Holdings SPV, LP(7)	500,000	—	500,000	—	—	—	—	—
HF Fund LP(8)	250,000	—	250,000	—	—	—	—	—
James and Cecillia Herbert 1994 Revocable Trust(9)	487,329	—	575,039	—	—	—	—	—
Deutsche Borse AG(10)	24,212,195	—	24,262,496	—	—	—	—	—
Christoph Hansmeyer(11)	—	—	62,458	—	`	—	—	—
Kelly Rodriques(12)	5,714,267	—	8,842,192	—	—	—	—	—
Entities affiliated with Operative Capital(12)	2,274,467	—	2,281,696	—	—	—	—	—
Mark Lee(13)	1,205,146	—	1,212,453	—	—	—	—	—
Jose Cobos(14)	1,277,859	—	1,656,363	—	—	—	—	—
Norbert Ngethe(15)	94,687	—	477,756	—	—	—	—	—
Sohail Prasad(16)	5,300,000	—	5,301,750	—	—	—	—	—
Samvit Ramadurgam(17)	5,678,427	—	5,679,997	—	—	—	—	—
Gil Silberman(18)	1,184,776	—	1,184,776	—	—	—	—	—
Stephen George(19)	—	—	62,458	—	—	—	—	—
Entities affiliated with Panorama(19)	4,391,227	—	4,391,227	—	—	—	—	—
Steven McLaughlin(20)	—	—	62,458	—	—	—	—	—
Entities affiliated with FTP(20)	5,859,595	—	5,878,457	—	—	—	—	—
Asiff Hirji(21)	1,137,266	—	1,322,960	—	—	—	—	—
All Other Selling Securityholders(22)	1,248,716	—	1,248,716	—	—	—	—	—
*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 415 Mission St., Suite 5510, San Francisco, California 94105.

(2)	Consists of (i) 1,995,820 shares of common stock and warrants to purchase 665,273 shares of common stock held by Motive Capital Fund I-A, LP (“MC Fund I-A”), (ii) 2,526,551 shares of common stock and warrants to purchase 842,183 shares of common stock held by Motive Capital Fund I-B, LP (“MC Fund I-B”), (iii) 144,296 shares of common stock and warrants to purchase 48,098 common stock held by Motive Capital Fund I-MPF, LP (“MC Fund I-MPF”), (iv) 4,484,888 shares of common stock and warrants to purchase 1,494,962 shares of common stock held by Motive Capital Fund II-A, LP (“MC Fund II-A”), (v) 4,403,691 shares of common stock and warrants to purchase 1,467,897 shares common stock held by Motive Capital Fund II-B, LP (“MC Fund II-B”), (vi) 444,754 shares of common stock and warrants to purchase 148,251 shares of common stock held by Motive Capital Fund II-MPF, LP (“MC Fund II-MPF”) and (vii) 10,230,000 shares of common stock and warrants to purchase 7,386,667 shares of common stock held by the Sponsor. The general partner of MC Fund I-A, MC Fund I-B and MC Fund I-MPF is Motive Capital Fund I GP, LP (“MC-I General Partner”). The general partner of MC Fund II-A, MC Fund II-B and MC Fund II-MPF is Motive Capital Fund II GP, LP (“MC-II General Partner”). The general partner of MC-I General Partner and MC-II General Partner and the manager of Sponsor is Motive Partners GP, LLC (“Manager”). The sole member of the Manager is Rob Exploration, LLC (“Exploration”), of which Paul Luc Robert Heyvaert is the sole member. Each of MC-I General Partner, MC-II General Partner, Manager, Exploration and Paul Luc Robert Heyvaert may be deemed to have beneficial ownership of the shares of common stock and warrants reported herein to the extent of their pecuniary interests therein. The address of the entities listed herein and Mr. Heyvaert is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.
(3)	Consists of 30,000 shares of common stock held by each former Motive independent director. The address of the former Motive independent directors is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.
(4)	Consists of 5,000,000 shares of common stock issued in the PIPE. The address of ION Trading Technologies S.à.r.l. is 63-65, rue de Merl L-2146 Luxembourg, Grand Duchy of Luxembourg.
(5)	Consists of 25,000 shares of common stock issued in the PIPE. The address of The 2012 Ritchotte Family Delaware Dynasty Trust is 33 The Little Boltons, London, United Kingdom, SW10 9LL.
(6)	Consists of (i) 1,000,000 shares of common stock issued in the PIPE, (ii) 7,545,254 shares of common stock and (3) 62,458 shares of common stock underlying stock options. Ossa is a wholly-owned subsidiary of Hotham Investments Pte. Ltd. (“Hotham”), which in turn is a wholly-owned subsidiary of Fullerton Management Pte Ltd. (“Fullerton”), which in turn is a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). Temasek, Fullerton and Hotham, through the ownership described herein, may be deemed to beneficially own the shares of common stock directly beneficially owned by Ossa. The principal address of the foregoing entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.
(7)	Consists of 500,000 shares of common stock issued in the PIPE. Eric Munson is the general partner of Forge Holdings SPV, LP. The address of Forge Holdings SPV, LP. is 1345 Avenue of the Americas, Fl 33, New York, NY 10105.
(8)	Consists of 250,000 shares of common stock issued in the PIPE. The General Partner of HF Fund LP is WWJr. Enterprises Inc. WilliamWrigley, Jr. indirectly owns 100% of WWJr. Enterprises Inc. The address of the foregoing persons is HF Fund LP is 101 N. Clematis St., Ste 200, West Palm Beach, FL 33401.
(9)	Consists of (i) 75,000 shares of common stock issued in the PIPE, (ii) 412,329 shares of common stock and (iii) 87,710 shares of common stock issuable pursuant to assumed warrants, all held by the James and Cecillia Herbert 1994 Revocable Trust. Mr. Herbert is a member of our board of directors.
(10)	Consists of 50,301 shares of common stock issuable pursuant to assumed warrants and 24,212,195 shares of common stock. The address of Deutsche Borse AG is Mergenthalerallee 61, 65760 Eschborn, Germany. Christoph Hansmeyer, a member of our board of directors, is Head of Strategy and Merger and Acquisitions at Deutsche Borse AG.
(11)	Consists of 62,458 shares of common stock underlying stock options held by Mr. Hansmeyer. Mr. Hansmeyer is a member of our board of directors.
(12)	Consists of (i) 5,647,322 shares of common stock held by Mr. Rodriques, (ii) 66,945 shares of common stock held indirectly through Pensco Trust Co. LLC Custodian FBO Kelly Rodriques Roth IRA (the “IRA”), (iii) 677,733 shares of common stock held by Operative Capital LP (“Operative LP”) and (iv) 1,596,734 shares of Domestication Common Stock held by Operative Capital SPV I, LLC (“Operative SPV 1”). Also consists of 3,122,931 shares of common stock underlying stock options held by Mr. Rodriques. Also consists of (i) up to 3,185 shares of common stock issuable pursuant to assumed warrants held by

Mr. Rodriques, (ii) up to 1,809 shares of common stock issuable pursuant to assumed warrants held through the IRA and (iii) up to 7,229 shares of common stock issuable pursuant to assumed warrants held by Operative LP. Mr. Rodriques is a managing member of the ultimate general partner of each of Operative Capital LP and Operative Capital SPV I, LLC and thus may be deemed to be the beneficial owner of the shares held by such entities. Mr. Rodriques disclaims beneficial ownership of all securities held by Operative LP and Operative SPV 1 except to the extent of his pecuniary interest therein, if any. Mr. Rodriques is our Chief Executive Officer and a member of our board of directors.
(13)	Consists of 1,205,146 shares of common stock and up to 7,307 shares of common stock issuable pursuant to assumed warrants. Mr. Lee is our Chief Financial Officer.
(14)	Consists of 1,090,485 shares of common stock and 378,504 shares of common stock underlying stock options held by Mr. Cobos. Also includes 93,687 shares of common stock held by the Elizabeth G. Cobos 2021 Annuity Trust and 93,687 shares of common stock held by the Jose Cobos 2021 Annuity Trust. Mr. Cobos is our Chief Operating Officer.
(15)	Consists of 94,687 shares of common stock and 383,069 shares of common stock underlying stock options held by Mr. Ngethe. Mr. Ngethe is our General Counsel and Secretary.
(16)	Consists of 5,678,427 shares of common stock and up to 1,570 shares of common stock issuable pursuant to assumed warrants.
(17)	Consists of 5,300,000 shares of common stock and up to 1,570 shares of common stock issuable pursuant to assumed warrants.
(18)	Consists of 1,184,776 shares of common stock. Mr. Silberman is the former Chief Legal Officer of Forge.
(19)	Consists of 62,458 shares of common stock underlying stock options held by Mr. George. Also includes 2,957,103 shares of common stock held by Panorama Growth Partners II, LP and 1,434,124 shares of common stock held by Panorama Equidate Co-Investment, LLC. Panorama Point Partners GP II, LLC, an entity which is managed by Mr. George, is the general partner of Panorama Growth Partners II, LP. Panorama Point Partners, LLC, an entity which Mr. George is the controlling manager, is the manager of Panorama Equidate Co-Investment, LLC. Mr. George disclaims beneficial ownership of all securities held by Panorama Growth Partners II, LP and Panorama Equidate Co-Investment, LLC except to the extent of his pecuniary interest therein. Mr. George is a member of our board of directors.
(20)	Consists of 62,458 shares of common stock underlying stock options held by Mr. McLaughlin, up to 18,862 shares of common stock issuable pursuant to assumed warrants held by FTP Credit Holdings LLC and 5,859,595 shares of common stock held by FTP Equidate LLC. Mr. McLaughlin owns 99.25% of FTP Equidate LLC through the Steven J. McLaughlin Revocable Trust, of which he is the sole trustee. Mr. McLaughlin is the beneficial owner of FTP Credit Holdings LLC. Mr. McLaughlin is a member of our board of directors.
(21)	Consists of (i) 682,359 shares of common stock held by Mr. Hirji, (ii) 254,518 shares of common stock held by the Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust and (iii) 200,389 shares of common stock held by Hirji-Wigglesworth Partners, LP (“HWP LP”). Also consists of (i) up to 123,236 shares of common stock issuable pursuant to assumed warrants held by HWP LP and (ii) 62,458 shares of common stock underlying stock options held by Mr. Hirji. Mr. Hirji was a member of the board of directors of Forge Global, Inc. prior to the Business Combination.
(22)	Consists of shares of common stock underlying assumed warrants held by Selling Securityholders not otherwise listed in this table. The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because the aggregate holdings are less than 1% of our outstanding common stock prior to the offering.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the NYSE;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through the distribution of securities by any Selling Securityholder to its partners, members or securityholders;

•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit such members, partners, stockholders or other equityholders to use the prospectus to resell the securities acquired in such distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the selling securityholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
●	settlement of short sales entered into after the date of this prospectus;
●	the names of any participating agents, broker-dealers or underwriters; and
●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock and warrants are listed on the NYSE under the symbols “FRGE” and “FRGE WS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the shares of our securities offered by this prospectus will be passed upon by Goodwin Procter LLP, Redwood City, California.

EXPERTS

The consolidated financial statements of Motive Capital Corp as of December 31, 2021 and 2020 and for the year ended December 31, 2021, and the period from September 28, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Forge Global, Inc. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement of Forge Global Holdings, Inc. have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to common stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at http://www.forgeglobal.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

FORGE GLOBAL, INC.

MOTIVE CAPITAL CORP

Page
Report of Independent Registered Public Accounting Firm	F-40
Financial Statements:
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-41
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from September 28, 2020 (inception) through December 31, 2020	F-42
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2021 and for the period from September 28, 2020 (inception) through December 31, 2020	F-43
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from September 28, 2020 (inception) through December 31, 2020	F-44
Notes to Consolidated Financial Statements	F-45

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Forge Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Forge Global, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021, and the related notes and schedule II (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

San Francisco, California

March 21, 2022

FORGE GLOBAL, INC.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$74,781	$40,577
Restricted cash	1,623	1,601
Accounts receivable, net	5,380	5,741
Payment-dependent notes receivable at fair value, current	1,153	39,289
Prepaid expenses and other current assets	5,148	4,146
Total current assets	$88,085	$91,354
Property and equipment, net	497	897
Internal-use software, net	2,691	1,575
Goodwill and other intangible assets, net	137,774	140,410
Operating lease right-of-use assets	7,881	8,983
Payment-dependent notes receivable at fair value, noncurrent	13,453	13,735
Other assets, noncurrent	7,514	1,548
Total assets	$257,895	$258,502
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,920	$2,612
Accrued compensation and benefits	21,240	13,159
Accrued expenses and other current liabilities	8,343	7,288
Operating lease liabilities, current	5,367	3,536
Debt, current	—	2,499
Payment-dependent notes payable at fair value, current	1,153	39,289
Total current liabilities	$38,023	$68,383
Debt, noncurrent	—	16,431
Operating lease liabilities, noncurrent	5,159	8,824
Payment-dependent notes payable at fair value, noncurrent	13,453	13,735
Warrant liabilities, at fair value	7,844	1,780
Total liabilities	$64,479	$109,153
Commitments and contingencies (Note 8)
Convertible preferred stock, net of issuance costs, $0.00001 par value; 27,799,267 and 22,520,015 shares authorized as of December 31, 2021 and 2020, respectively; 23,668,198 and 15,717,345 shares issued and outstanding as of December 31, 2021 and 2020, respectively; aggregate liquidation preference of $271,845 and $173,122 as of December 31, 2021 and 2020, respectively	246,056	156,848
Stockholders’ deficit:

Common stock, $0.00001 par value; Class AA – 54,000,000 and 52,000,000 shares authorized as of December 31, 2021 and 2020, respectively, 20,269,864 and 21,110,877 shares issued and outstanding as of December 31, 2021 and 2020, respectively; Class AA-1 – 805,360 and zero shares authorized as of December 31, 2021 and 2020, respectively, no shares issued and outstanding as of December 31, 2021 and 2020, respectively; Class EE-1 – zero and 105,000 shares authorized, issued and outstanding as of December 31, 2021 and 2020, respectively; Class EE-2 – zero and 1,557,500 shares authorized, issued and outstanding as of December 31, 2021 and 2020, respectively

	—	—
Additional paid-in capital	25,919	52,561
Accumulated deficit	(78,559)	(60,060)
Total stockholders’ deficit	$(52,640)	$(7,499)
Total liabilities, convertible preferred stock and stockholders’ deficit	$257,895	$258,502

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2021	2020
Revenues
Placement fees	$107,723	$29,240
Custodial administration fees	20,333	22,404
Total revenues	$128,056	$51,644
Transaction-based expenses:
Transaction-based expenses	(3,034)	(3,888)
Total revenues, less transaction-based expenses	$125,022	$47,756
Operating expenses:
Compensation and benefits	$94,654	$37,330
Professional services	12,450	3,371
Acquisition-related transaction costs	882	3,289
Advertising and market development	5,090	1,528
Rent and occupancy	3,744	2,381
Technology and communications	8,243	4,616
General and administrative	4,358	452
Depreciation and amortization	5,390	2,406
Total operating expenses	$134,811	$55,373
Operating loss	$(9,789)	$(7,617)
Interest expenses and other income (expenses):
Interest expense, net	(2,307)	(2,405)
Change in fair value of warrant liabilities	(6,064)	(292)
Other income (expenses), net	47	(201)
Total interest expenses and other expenses	$(8,324)	$(2,898)
Loss before provision for income taxes	(18,113)	(10,515)
Provision for (benefit from) income taxes	386	(803)
Net loss and comprehensive loss	$(18,499)	$(9,712)
Net loss per share attributable to common stockholders, basic and diluted	$(1.06)	$(0.81)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,386,008	11,946,614

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(In thousands of U.S. dollars, except share and per share data)

	Convertible Preferred Stock		Common Stock			Additional
						Paid-In	Accumulated
	Shares	Amount	Shares	Amount		Capital	Deficit	Total
Balance as of December 31, 2019	8,697,229	$84,998	13,635,614	$	(*)	$2,785	$(50,348)	$(47,563)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $2,713	3,562,869	41,527	—		—	—	—	—
Issuance of Series B-1 convertible preferred stock at $8.69 per share upon conversion of convertible notes and accrued interest	1,143,624	9,940	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options	—	—	20,500		(*)	21	—	21
Issuance of Class AA common stock upon early exercise of unvested stock options	—	—	287,278		—	—	—	—
Repurchase of early exercised stock options	—	—	(171,240)		—	—	—	—
Repurchase of restricted stock awards	—	—	(13,915)		—	—	—	—
Issuance of Class AA common stock in connection with SharesPost acquisition	—	—	9,015,140		(*)	44,817	—	44,817
Issuance of Junior convertible preferred stock in connection with SharesPost acquisition	2,313,623	20,383	—		—	—	—	—
Vesting of early exercised stock options	—	—	—		—	32	—	32
Share-based compensation expense	—	—	—		—	4,906	—	4,906
Net loss	—	—	—		—	—	(9,712)	(9,712)
Balance as of December 31, 2020	15,717,345	$156,848	22,773,377	$	(*)	$52,561	$(60,060)	$(7,499)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share upon conversion of convertible notes and accrued interest	8,949	111	—		—	—	—	—
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $2,838	4,072,904	47,735	—		—	—	—	—
Issuance of Series B-2 convertible preferred stock at $12.4168 per share	132,127	1,640	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options, including stock options exercised via promissory notes	—	—	413,172		(*)	704	—	704
Issuance of Class AA common stock upon early exercise of unvested stock options	—	—	834,064		—	—	—	—
Repurchase of early exercised stock options	—	—	(13,876)		—	—	—	—
Exchange of Class AA common stock for Series B-1 convertible preferred stock	3,736,873	39,722	(3,736,873)		(*)	(39,722)	—	(39,722)
Vesting of early exercised stock options	—	—	—		—	145	—	145
Share-based compensation expense	—	—	—		—	12,231	—	12,231
Net loss	—	—	—		—	—	(18,499)	(18,499)
Balance as of December 31, 2021	23,668,198	$246,056	20,269,864	$	(*)	$25,919	$(78,559)	$(52,640)

(*) amount less than 1

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(18,499)	$(9,712)
Adjustments to reconcile net loss to net cash provided by operations:
Share-based compensation	12,231	4,906
Depreciation and amortization	5,390	2,406
Amortization of right-of-use assets	2,804	1,638
Change in fair value of warrant liabilities	6,064	292
Other	107	886
Changes in operating assets and liabilities:
Accounts receivable	382	(3,386)
Prepaid expenses and other assets	(1,031)	(2,191)
Accounts payable	(692)	(1,683)
Accrued expenses and other current liabilities	(399)	2,138
Accrued compensation and benefits	8,080	3,869
Operating lease liabilities	(3,536)	(1,691)
Net cash provided by (used in) operating activities	$10,901	$(2,528)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(13,114)
Purchases of property and equipment	—	(13)
Purchases of intangible assets	(2,202)	—
Capitalized internal-use software development costs	(1,054)	(1,149)
Loan to SharesPost	—	(3,000)
Payment of deferred payments related to IRA Services acquisition	—	(6,097)
Net cash used in investing activities	$(3,256)	$(23,373)
Cash flows from financing activities:
Proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs	47,735	41,527
Proceeds from issuance of Series B-2 convertible preferred stock, net of issuance costs	1,640	—
Proceeds from exercise of options, including proceeds from repayment of promissory notes	1,621	24
Proceeds from notes payable	—	25,566
Repayment of notes payable	(19,438)	(27,688)
Payments of deferred offering costs	(4,954)	—
Cash paid to purchase equity awards	(23)	(49)
Net cash provided by financing activities	$26,581	$39,380
Net increase in cash and cash equivalents	34,226	13,479
Cash, cash equivalents and restricted cash, beginning of year	42,178	28,699
Cash, cash equivalents and restricted cash, end of year	$76,404	$42,178
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,118	$425
Supplemental disclosure of non-cash investing and financing activities:
Operating lease right-of-use assets recognized in exchange for new operating lease obligations	$1,702	$—
Deferred offering costs accrued and not yet paid	$969	$—
Capitalized internal-use software development costs accrued and not yet paid	$214	$—
Deferred payments related to SharesPost acquisition	$—	$783
Forgiveness of loan to SharesPost in relation to acquisition	$—	$3,000
Issuance of Junior convertible preferred stock in relation to SharesPost acquisition	$—	$20,383
Issuance of Junior convertible preferred stock warrants in relation to SharesPost acquisition	$—	$1,285
Issuance of Class AA common stock in relation to SharesPost acquisition	$—	$44,817
Exchange of Class AA common stock for Series B-1 convertible preferred stock	$39,722	$—
Conversion of convertible notes into Series B-1 convertible preferred stock	$111	$9,940
Vesting of early exercised stock options and restricted stock awards	$145	$32
Warrant issued in connection with issuance of convertible notes payable	$—	$51
Warrant issued in connection with issuance of term loan	$—	$151

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Forge Global, Inc. (collectively with its subsidiaries, “Forge,” “the Company,” or “its”) is a financial services platform. Founded in 2014, to serve the unique needs of the private market, the Company was incorporated in the state of Delaware and is headquartered in San Francisco, California. Since its founding, Forge has built a trusted marketplace that makes purchases and sales of equity in private companies simple, transparent, and highly efficient to scale. The Company has strategically invested in technology to provide individual and institutional participants an efficient and liquid market, access to a large number of private company investment opportunities and the information and transparency they need to make well informed investment decisions. By digitizing a historically analog, complex and opaque process, Forge’s platform delivers opportunities to trade in private company stocks. Today, Forge is a leading provider of mission-critical infrastructure technology and services for the private market.

In August 2021, two of the Company’s subsidiaries, Forge Markets LLC and SharesPost, Inc. ceased to operate. The Company began operating as a single broker dealer under the entity Forge Securities LLC to provide an integrated investing experience for investors.

Proposed Business Combination

In September 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company; Motive Capital Corp (“MOTV”), a publicly traded special purpose acquisition company and Cayman Islands exempted company; and FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of MOTV (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and MOTV pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity and a direct wholly owned subsidiary of MOTV, which will be renamed Forge Global Holdings, Inc. (“New Forge”).

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of Forge Global, Inc., and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

In the normal course of business, the Company has transactions with various investment entities as discussed in Note 9, Off Balance Sheet Items. In certain instances, the Company provides investment advisory services to pooled investment vehicles (“Funds”). The Company does not have discretion to make any investment, except for the specific investment for which the Fund was formed. The Company performs an assessment to determine (a) whether the Company’s investments or other interests will absorb portions of a variable interest entity’s expected losses or receive portions of the entity’s expected residual returns and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity would give it a controlling financial interest. The Company consolidates entities in which it, directly or indirectly, is determined to have a controlling financial interest. Consolidation conclusions are reviewed quarterly to identify whether any reconsideration events have occurred.

Segment Information

The Company operates as a single operating segment and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, allocating resources and evaluating the Company’s financial performance.

The Company operates primarily in the United States, and, accordingly, the geographic distribution of revenue and assets is not significant. For the years ended December 31, 2021 and 2020, revenue outside of the United States, based on customers billing address was not material. As of December 31, 2021 and 2020, long-lived assets located outside of the United States were not material.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include, but are not limited to timing of revenue recognition from placement fees and custodial administration fees, collectability of accounts receivable, the fair value of financial assets and liabilities, the fair value of assets acquired and liabilities assumed in business combinations, the fair value of consideration paid for business combinations, the useful lives of acquired intangible assets and property and equipment, the impairment of long-lived assets and goodwill, the fair value of warrants, equity awards and share-based compensation expenses including the determination of the fair value of the Company’s common stock, and the valuation of deferred tax assets and uncertain tax positions. These estimates are inherently subjective in nature and, therefore, actual results may differ from the Company’s estimates and assumptions. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable.

From 2020, the novel coronavirus (“COVID-19”) pandemic created disruption in global supply chains, increased rates of unemployment and adversely impacted many industries. In 2021, although most of the initial restrictions imposed at the onset of the pandemic in the U.S. have been relaxed or lifted as a result of the distribution of vaccines, the COVID-19 pandemic continues to persist. We continue to closely monitor developments; however, we cannot predict the future impact of COVID-19 on our operational and financial performance, or the specific ways the pandemic may uniquely impact our members, all of which continue to involve significant uncertainties that depend on future developments, which include, among others, the severity and duration of the pandemic and its impact on the overall economy and other industry sectors; vaccination rates; the longer-term efficacy of vaccinations; and the potential emergence of new, more transmissible or severe variants.

The Company believes the estimates and assumptions underlying the consolidated financial statements are reasonable and supportable based on the information available as of December 31, 2021. These estimates may change as new events occur and additional information is obtained, and related financial impacts will be recognized in the Company’s consolidated financial statements as soon as those events become known.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurements. Three levels of inputs may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consist primarily of bank deposit accounts and investments in money market funds.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Restricted Cash

The Company classifies all cash and cash equivalents that are not available for immediate or general business use as restricted in the accompanying consolidated balance sheets. This includes amounts set aside for restrictions of specific agreements. As of December 31, 2021 and 2020, the restricted cash represents the amount covered by the letter of credit related to one of the Company’s operating leases and for regulatory purposes for the trust and brokerage-related activities.

Accounts Receivable, Net

Accounts receivable consist of amounts billed and currently due from customers, which are subject to collection risk. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the customer’s aging balance, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The total allowance for doubtful accounts netted against account receivables in the consolidated balance sheets was $1,517 and $1,538 as of December 31, 2021 and 2020, respectively.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk primarily comprise cash and cash equivalents and restricted cash, payment-dependent notes receivables, and accounts receivables. Cash and cash equivalents and restricted cash may, at times, exceed amounts insured by the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation, respectively. The Company’s exposure to credit risk in the event of default by financial institutions is limited to the amounts recorded on the consolidated balance sheets. The Company performs periodic evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.

The Company’s exposure to credit risk associated with its contracts with holders of private company equity (“sellers”) and investors (“buyers”) related to the transfer of private securities is measured on an individual counterparty basis. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, the Company’s exposure is monitored in light of changing counterparty and market conditions. As of December 31, 2021 and 2020, the Company did not have any material concentrations of credit risk outside the ordinary course of business.

As of December 31, 2021 and 2020, no customers accounted for more than 10% of the Company’s accounts receivable. No customer accounted for more than 10% of total revenue, less transaction-based expenses for the years ended December 31, 2021 and 2020, respectively.

Property and Equipment, Net

Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in consolidated statements of operations and comprehensive loss in the period realized.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The estimated useful lives of the Company’s property and equipment are as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	The shorter of remaining lease term or estimated useful life

Internal-use Software, Net

The Company capitalizes certain costs related to software developed for its internal-use. The costs capitalized include development of new software features and functionality and incremental costs related to significant improvement of existing software. Development costs incurred during the preliminary or maintenance project stages are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized using the straight-line method over the useful life of the software, which is typically three years. Amortization begins only when the software becomes ready for its intended use. Costs incurred after the project is substantially complete and is ready for its intended purpose, such as maintenance and training costs, are expensed as incurred, unless related to significantly increasing the functionality of existing software.

Business Combinations

The Company accounts for its business combinations using the acquisition accounting method wherein the purchase price is allocated based on the estimated fair value of identifiable assets acquired and liabilities assumed. Any residual purchase price is recorded as goodwill. The Company identifies and attributes fair values and estimated lives to the intangible assets acquired. The estimates in determining the fair values of assets acquired and liabilities assumed can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the cost savings expected to be derived from acquiring an asset and the appropriate weighted-average cost of capital. These estimates are inherently uncertain and unpredictable.

During the measurement period, which was up to one year from the acquisition date, the Company did not have adjustments to the fair value of any assets acquired and liabilities assumed. In addition, uncertain tax positions and tax-related valuation allowances were initially recorded in connection with a business acquisition as of the acquisition date. Upon the conclusion of the measurement period, there was no subsequent adjustments recorded in the consolidated statements of operations and comprehensive loss. Acquisition costs, such as legal and consulting fees, were expensed as incurred.

Goodwill and Other Intangible Assets, Net

Goodwill represents the excess of the aggregate fair value of the consideration transferred in a business combination over the fair value of the assets acquired, net of liabilities assumed. Goodwill is not amortized but is tested for impairment annually, or more frequently if events or changes in circumstances indicate the goodwill may be impaired. The Company has historically performed its annual impairment assessment for goodwill and indefinite life intangible assets as of the last day of the fiscal year (December 31). During the third quarter of fiscal 2021, the Company voluntarily changed the date of its annual impairment assessment from December 31 to October 1. The change is to closely align the yearly impairment assessment dates with the Company’s annual planning and budgeting process. The Company has determined this change in accounting principle is preferable and will not affect the consolidated financial statements. The change in the assessment date does not delay or avoid a potential impairment charge, and this change is applied prospectively as retrospective application would be impracticable as the Company is unable to objectively determine, without the use of hindsight, the significant assumptions and estimates that would be used in those earlier periods. The tests did not result in an impairment to goodwill during the years ended December 31, 2021 and 2020.

In-process research and development (“IPR&D”) assets acquired in a business combination are considered indefinite lived until the completion or abandonment of the associated research and development efforts. Upon conclusion of the relevant research and development project, the Company will amortize the acquired IPR&D over its estimated useful life or expense the acquired IPR&D should the research and development project be unsuccessful with no future alternative use. In September 2021, the Company has

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data launched the acquired IPR&D data platform and started to record amortization expense using the straight-line method over the estimated useful lives of the asset.

Acquired intangible assets also consist of identifiable intangible assets, primarily software technology, trade name and customer relationships, resulting from business acquisitions. Finite-lived intangible assets are recorded at fair value on the date of acquisition and are amortized over their estimated useful lives. The Company bases the useful lives and related amortization expense on its estimate of the period that the assets will generate revenues or otherwise be used.

Impairment of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company also evaluates the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, the Company determines the recoverability of its long-lived assets by comparing the carrying value of its long- lived assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value. The Company did not record impairment loss for the years ended December 31, 2021 and 2020.

Leases

The Company categorizes leases at their inception or upon modification, if applicable. As of December 31, 2021 and 2020, the Company only has operating leases. For operating leases, the Company recognizes rent and occupancy on a straight-line basis, commencing on the date at which control and possession of the property is obtained. For leases with a term greater than 12 months, the Company records the related right-of-use assets and operating lease liabilities at the present value of lease payments over the lease term. The Company does not separate lease and non-lease components of contracts for real estate property leases. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The rates implicit on the Company’s leases are not readily determinable. Therefore, the Company estimates its incremental borrowing rate to discount the lease payments based on information available at lease commencement. The Company determines its incremental borrowing rate based on the rate of interest it would have to pay to borrow on a collateralized basis with an equal lease payment amount, over a similar term, and in a similar economic environment.

The Company evaluates its subleases in which it is the sublessor to determine whether it is relieved of the primary obligation under the original lease. If it remains the primary obligor, the Company continues to account for the original lease as it did before the commencement of the sublease and reports the sublease income based on the contract terms.

Payment-Dependent Notes

The Company has entered into separate contracts with equity holders of private companies’ shares (“sellers”) and investors (“buyers”) that enable the transfer of private securities upon a specified event such as an initial public offering, merger, or acquisition involving the underlying company. The Company serves as an intermediary counterparty to both the buyer and the seller and earns transaction fee revenue by facilitating the execution of the transaction.

Contracts with buyers require the Company to facilitate the transfer of a fixed number of shares of the private securities from sellers upon occurrence of a specified event as described above. Buyers are required to pay the selling price for shares purchased (“settlement amounts”) and transaction fee defined in the contracts into a distribution or escrow account upon notice by the Company.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Contracts with sellers require sellers to transfer the same amount and class of shares referenced in the contract between the Company and the corresponding buyers upon the occurrence of a specified event as described above.

When settlement amounts have been determined, and the price and transaction fees are paid by the buyer, payment-dependent notes receivable are recorded for the securities due from the sellers, and payment- dependent notes payable are recorded for the securities owed to the buyers. Amounts recorded at period- end for payment-dependent notes receivable represent the fair value of securities receivable from sellers, for which the securities settlement event has not occurred. Amounts recorded at period-end for payment- dependent notes payable represent the fair value of securities not yet delivered to the buyer. Payment- dependent notes receivable and payment-dependent notes payable are presented at fair value in the consolidated financial statements in accordance with ASC 825, Fair Value Option for Financial Instruments. Changes in fair value of payment-dependent notes receivable and payment-dependent notes payable are recorded in other expense in the consolidated statements of operations and comprehensive loss.

Deferred Offering Costs

Deferred offering costs consist primarily of accounting, legal, and other fees directly related to the Company’s proposed public offering. Upon consummation of the proposed public offering, the deferred offering costs will be reclassified to stockholders’ deficit and recorded against the proceeds from the offering. In the event the offering is aborted, deferred offering costs will be expensed. As of December 31, 2021, $5,923 of deferred offering costs were capitalized in other assets, noncurrent in the accompanying consolidated balance sheets. No offering costs were capitalized as of December 31, 2020.

Revenue Recognition and Transaction-Based Expenses

The Company generates revenue from fees charged for the trading of private placements on its marketplace platform, and fees for account and asset management provided to customers. The Company disaggregates revenue by service type, as management believes that this level of disaggregation best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are impacted by economic factors. The Company recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for services. To achieve the core principle of this standard, the Company applied the following five steps:

1.	Identification of the contract, or contracts, with the customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Revenue from Contracts with Customers

The Company enters into contracts with customers that can include various services, which are capable of being distinct and accounted for as separate performance obligations. When applicable, an allocation of the transaction fees to the performance obligations or to the distinct goods or services that form part of a single performance obligation will depend on the individual facts and circumstances of the contract.

All of the Company’s revenues are from contracts with customers. The Company is the principal in its contracts, with the exception of sub-account fees, in which the Company acts as an agent and records revenue from fees earned related to cash balances in customers’ custodial accounts. Each of our significant performance obligations and our application of ASC 606 to our revenue arrangements are discussed in further detail below:

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Placement Fees — The Company maintains a trading platform which generates revenues by collecting transaction fees from institutions, individual investors and private equity holders. Placement fees are charged by the Company for meeting the point-in-time performance obligation of executing a private placement on its platform. Placement fee rates are individually negotiated for each transaction and vary depending on the specific facts and circumstance of each agreement. These fees are event-driven and invoiced upon the closing of the transaction outlined in each agreement. These fees may be expressed as a dollar amount per share, a flat dollar amount, or a percentage of the gross transaction proceeds. The Company earns agency placement fees in non-underwritten transactions, such as private placements of equity securities. The Company enters into arrangements with individual accredited customers or pooled investment vehicles to execute private placements in the secondary market. The Company will receive placement fees on these transactions and believes that its trade execution performance obligation is completed upon the placement and consummation of a transaction and, as such, revenue is earned on the transaction date with no further obligation to the customer at that time. The Company acts as a principal and recognizes the placement fee revenue earned for the execution of a trade on a gross basis.

Custodial Administration Fees — The Company generates revenues primarily by performing custodial account administration and maintenance services for its customers. Specifically, the Company charges administration fees for its services in maintaining custodial accounts, including asset-based fees, which are determined by the number and types of assets in these accounts. Additionally, the Company earns fees for opening and terminating accounts, and facilitating transactions, which are assessed at the point of transaction. Account and asset fees are assessed on the first day of the calendar quarter. Cash administration fees are based on cash balances within the custodial accounts and are assessed on the last day of the month. Revenues from custodial administration fees are recognized either over time as underlying performance obligations are met and day-to-day maintenance activities are performed for custodial accounts, or at a point in time upon completion of transactions requested by custodial account holders.

Contract Balances

Contract assets represent amounts for which we have recognized revenue for contracts that have not yet been invoiced to our customers. The Company does not have any contract assets as of December 31, 2021 and 2020. Contract liabilities consist of deferred revenue, which relates to amounts invoiced in advance of performance under a revenue contract. The total contract liabilities of $357 and $161 as of December 31, 2021 and 2020, respectively, related to advance billings for placement fees and custodial administration fees, recorded in accrued expenses and other current liabilities on the consolidated balance sheets.

Practical Expedients

In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied; however, the contracts do not contain a significant financing component. The Company has applied the practical expedient in ASC 606 and excludes information about a) remaining performance obligations that have an original expected duration of one year or less and b) transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation.

The Company has also applied the practical expedient in accordance with ASC 340-40, Other Assets and Deferred Costs to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less.

Transaction-Based Expenses

Transaction-based expenses represent the fees incurred to support placement and custodial activities. These include expenses for fund insurance, fund management and fund settlement expenses that relates to services provided to the Funds, and external broker fees and transfer fees related to placement and custodial services provided to other brokerage and custodial customers to facilitate transactions.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Share-Based Compensation Expense

The Company recognizes share-based compensation expense for all share-based awards made to employees, directors and non-employees based on the grant date fair value of the awards. The fair value of an award is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of an award is recognized as an expense over the requisite service period on a straight-line basis. Forfeitures are accounted for as they occur.

The determination of the grant date fair value of share-based awards is affected by the estimated fair value of the Company’s common stock as well as other highly subjective assumptions, including, but not limited to, the expected term of the share-based awards, expected equity volatility, risk-free interest rates, and expected dividends, which are estimated as follows:

Fair Value of Common Stock — As the Company’s common stock is not publicly traded, the fair value of the common stock was determined by the Company’s board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, the Company’s board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock as of the date of each option grant, including the following factors:

●	the Company’s capital resources and financial condition;
●	the prices paid for common or convertible preferred stock sold to third-party investors by the Company and prices paid in secondary transactions in arm’s length transactions;
●	the preferences held by the Company’s preferred stock classes relative to those of the Company’s common stock;
●	the likelihood and timing of achieving a liquidity event, such as an initial public offering, given prevailing market conditions;
●	the Company’s historical operating and financial performance as well as management’s estimates of future financial performance;
●	valuations of comparable companies;
●	the relative lack of marketability of the Company’s common stock;
●	SPAC equity market conditions affecting the trading price of comparable public companies;
●	industry information such as market growth and volume and macro-economic events; and
●	additional objective and subjective factors relating to the business.

Expected term — The expected term represents the period that options are expected to be outstanding. The Company determines the expected term using the simplified method. The simplified method deems the term to be the midpoint of the time-to-vesting and the contractual life of the options.

Expected volatility — As a public market for the Company’s common stock does not exist, there is no trading history of the common stock. The Company estimated the expected volatility based on the implied volatility of similar publicly-held entities, referred to as “guideline companies,” over a look-back period equivalent to the expected term of the awards. In evaluating the similarity of guideline companies, the Company considered factors such as industry, stage of life cycle, size, and financial leverage.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Risk-free interest rate — The risk-free interest rate used to value share-based awards is based on the U.S. Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.

Estimated dividend yield — The expected dividend was assumed to be zero as the Company has never declared or paid any cash dividends and do not currently intend to declare dividends in the foreseeable future.

For certain awards with performance-based and market-based conditions, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and recognizes share-based compensation expense using accelerated attribution method when it becomes probable that the performance-based condition will be met. Under the Monte Carlo simulation, stock returns are simulated to estimate the payouts established by the vesting conditions of the awards and an estimated time that the awards will vest. The assumptions used in the Monte Carlo simulation include: the fair value of common stock, estimating the length of time employees will retain their stock options before the occurrence of a liquidity event (“expected term”), the estimated volatility of the Company’s common stock price over the expected term (“expected volatility”), the risk-free interest rate and expected dividends.

Restricted stock awards (“RSAs”) are grants of shares of our common stock that generally vest over a four-year period and in accordance with terms and conditions established by our board of directors. The fair value of RSAs is based on the value of the underlying stock less any applicable purchase price. Share-based compensation expense is recognized over the vesting term on a straight-line basis, which reflects the service period.

Advertising

Advertising costs are expensed as incurred and include advertising and trade shows. Advertising costs amounted to $2,896 and $274 for the years ended December 31, 2021 and 2020, respectively, and are included in advertising and market development in the consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments, and which may not accurately reflect actual outcomes. The Company recognizes interest and penalties on unrecognized tax benefits as a component of provision for income taxes in the consolidated statements of operations and comprehensive loss.

Foreign Currency

The functional currency of the Company is the U.S. dollars. Accordingly, foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are measured at historical exchange rates. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Foreign currency transaction gains and losses have been immaterial for the years ended December 31, 2021 and 2020.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Comprehensive Loss

Comprehensive loss consists of other comprehensive loss and net loss. The Company did not have any other comprehensive loss transactions during the periods presented. Accordingly, the comprehensive loss is equal to the net loss for the years ended December 31, 2021 and 2020.

Net Loss Per Share Attributable to Common Stockholders

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income attributable to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company determined that it has participating securities in the form of convertible preferred stock as holders of such securities have dividend rights in the event of a declaration of a dividend for shares of common stock. These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the period presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares are anti-dilutive.

Recent Accounting Pronouncements

Emerging Growth Company

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with “Conversion and Other Options (Subtopic 470-20) and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if- converted method. ASU 2020-06 may be applied on a full retrospective or modified retrospective basis. The Company early adopted ASU 2020-06 on January 1, 2021, on a full retrospective basis, and the adoption has a material impact on its consolidated financial statements, as the Company is not required to recognize any beneficial conversion feature of its convertible notes as a result of the adoption of ASU 2020-06. ASU 2020-06 was applied in the periods presented in these consolidated financial statements.

Recent Accounting Standards Issued, But Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, with subsequent amendments, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires immediate recognition of management’s estimates of current expected credit losses. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, and interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the impact of adoption on the consolidated financial statements.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

2.	Acquisitions

SharesPost

On November 9, 2020, the Company completed the acquisition of the broker-dealer business of SharesPost, Inc. (“SharesPost”). Upon closing of the transaction, SharesPost and several of its subsidiaries, became wholly-owned subsidiaries of the Company. The acquisition is intended to allow the combined organization to provide investors an integrated investing experience. The merger consideration comprised cash, 9,015,140 shares of the Company’s Class AA common stock, 2,313,623 shares of Junior convertible preferred stock, and 1,000,000 shares Junior convertible preferred stock warrants that can be converted into shares of Junior convertible preferred stock (Note 11). In May 2020, six months prior to the merger, the Company entered into a secured promissory note agreement with SharesPost for an aggregated amount of $3,000. The secured promissory note was forgiven post-merger and included in purchase consideration. The following table presents the components of the purchase consideration to acquire SharesPost:

Amount
Cash	$20,340
Secured promissory note	3,000
Fair value of Junior convertible preferred stock issued	20,383
Fair value of Class AA common stock issued	44,817
Fair value of warrants issued	1,285
Total	$89,825

The Company recognized $3,289 of acquisition-related transaction costs in the Company’s consolidated statements of operations and comprehensive loss during the year ended December 31, 2020 related to the SharesPost acquisition. The following table presents the allocation of the purchase price for SharesPost as of the acquisition date:

Amount
Cash	$6,443
Accounts receivable, net	1,014
Prepaid expenses and other current assets	1,073
Property and equipment, net	590
Operating lease right-of-use assets	4,575
Identified intangible assets	13,090
Goodwill	77,126
Accounts payable	(1,275)
Accrued expenses and other current liabilities	(5,127)
Operating lease liabilities	(7,684)
Total	$89,825

Goodwill is primarily attributable to expected post-acquisition synergies from integrating SharesPost’s broker-dealer business and incremental revenue opportunities from SharesPost’s existing programs. The goodwill recorded is not deductible for income tax purposes.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The following table presents details of the identified intangible assets acquired:

	Amount	Estimated Useful Life
Developed technology	$10,500	4 years
In-process research and development asset	960	Indefinite
Trade name	320	1 year
Customer relationships	1,310	4 years
Total	$13,090

SharesPost’s results of operations have been included in the Company’s consolidated statements of operations and comprehensive loss from the November 9, 2020 acquisition date. The following pro forma financial information gives effect to the acquisition of SharesPost on January 1, 2020, including pro forma adjustments related to the valuation and allocation of the purchase price, primarily amortization of acquired intangible assets, incremental interest expense on debt financing obtained in connection with the acquisition, reversal of interest expense on convertible notes repaid in full by Forge in connection with the acquisition, additional share-based compensation expense related to accelerated vesting of options, and direct transaction costs reflected in the historical financial statements. The table below is presented for informational purposes only and are not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on January 1, 2020. These should not be taken as representative of future results of operations of the combined company:

Years Ended December 31, 2020
(Unaudited)
Pro forma revenue	$75,981
Pro forma net loss	$(13,483)

3.	Fair Value Measurements

Financial instruments consist of cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities. Cash equivalents, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities are stated at fair value on a recurring basis. Restricted cash, accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The Company does not have short-term investments as of December 31, 2021 and 2020.

The following tables present the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$24,240	$—	$—	$24,240
Payment-dependent notes receivable, current	1,153	—	—	1,153
Payment-dependent notes receivable, noncurrent	—	—	13,453	13,453
Total financial assets	$25,393	$—	$13,453	$38,846
Payment-dependent notes payable, current	1,153	—	—	1,153
Payment-dependent notes payable, noncurrent	—	—	13,453	13,453
Warrant liabilities	—	—	7,844	7,844
Total financial liabilities	$1,153	$—	$21,297	$22,450

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$6,050	$—	$—	$6,050
Payment-dependent notes receivable, current	1,165	—	38,124	39,289
Payment-dependent notes receivable, noncurrent	—	—	13,735	13,735
Total financial assets	$7,215	$—	$51,859	$59,074
Payment-dependent notes payable, current	1,165	—	38,124	39,289
Payment-dependent notes payable, noncurrent	—	—	13,735	13,735
Warrant liabilities	—	—	1,780	1,780
Total financial liabilities	$1,165	$—	$53,639	$54,804

The Company classifies money market funds and certain payment-dependent notes receivable and payment-dependent notes payable within Level 1 of the fair value hierarchy because the Company values these investments using quoted market prices.

The Company classifies certain payment-dependent notes receivable and payment-dependent notes payable within Level 3 of the fair value hierarchy if the underlying securities are equity of private companies whose regular financial and nonfinancial information is generally not available other than when it is publicly disclosed, or significant unobservable inputs are used to estimate fair value.

The following tables summarize the quantitative inputs and assumptions used for the Company’s payment-dependent notes receivable and payment-dependent notes payable classified as Level 3 of the fair value hierarchy:

As of December 31, 2021
			Significant
	Fair	Valuation	Unobservable
Level 3 Measurements	Value	Technique(s)	Input(s)	Range
Financial assets
Payment-dependent notes receivable	$13,453	Transaction prices	N/A(1)	N/A
Financial liabilities
Payment-dependent notes payable	$13,453	Transaction prices	N/A(1)	N/A

As of December 31, 2020
			Significant
	Fair	Valuation	Unobservable
Level 3 Measurements	Value	Technique(s)	Input(s)	Range
Financial assets
Payment-dependent notes receivable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices(2)	Discount for lack of marketability	5%
Financial liabilities
Payment-dependent notes payable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices(2)	Discount for lack of marketability	5%
(1)	The Company considers completed transactions made through the Company’s platform for the relevant private securities as relevant data inputs.
(2)

The Company uses publicly traded share prices at the close of the valuation date as the primary factor in the fair value analysis and applies a discount to the share prices to reflect lack of marketability.

The Company used a hybrid method that incorporates the Black-Scholes option-pricing model and an adjusted backsolve model to estimate the fair value of the warrant liabilities. This approach is a scenario- based analysis that considers many assumptions, including the likelihood of potential liquidity events, the nature and timing of such potential events, actions taken with regard to the warrants at expiration, as well as discounts for lack of marketability of the underlying securities and warrants.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The Company estimated the fair value of the warrants liability as of December 31, 2021 and 2020, respectively, using the following key assumptions:

	As of December 31,
	2021	2020
Fair value of underlying securities	$30.8	$12.4
Discounts for lack of marketability	0.0%	29.0% – 34.0%
Expected term (years)	3.4 – 8.8	4.4 – 9.8
Expected volatility	40.4% – 44.3%	39.9% – 41.8%
Risk-free interest rate	1.0% – 1.5%	0.3% – 0.9%
Expected dividend yield	0.0%	0.0%
Fair value per warrant	$5.0 – $22.0	$1.5 – $1.9

The Company transfers financial instruments out of Level 3 on the date when underlying input parameters are readily observable from existing market quotes. Transfers from Level 3 to Level 1 generally relate to an investee company going public and listing on a national securities exchange.

During the years ended December 31, 2021 and 2020, there were transfers of securities segregated for customers from Level 3 to Level 1, as one private company was acquired by a public company and became publicly-traded under the acquiror, and the Company was able to obtain independent market-quoted prices for the acquiror company.

The following table provides reconciliation for all financial assets measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2021 and 2020:

Balance as of December 31, 2019	$25,892
Change in fair value of short-term investments	11
Distribution of short-term investments	(136)
Change in fair value of payment-dependent notes receivable.	27,319
Payment-dependent notes receivable transferred out of Level 3 to Level 1	(1,165)
Settlement of payment-dependent notes receivable	(62)
Balance as of December 31, 2020	$51,859
Change in fair value of payment-dependent notes receivable	29,364
Payment-dependent notes receivable transferred out of Level 3 to Level 1	(62,637)
Settlement of payment-dependent notes receivable	(5,133)
Balance as of December 31, 2021	$13,453

The following table provides reconciliation for payment-dependent notes payable measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2021 and 2020:

Balance as of December 31, 2019	$25,767
Change in fair value of payment-dependent notes payable	27,319
Payment-dependent notes payable transferred out of Level 3 to Level 1	(1,165)
Settlement of payment-dependent notes payable	(62)
Balance as of December 31, 2020	$51,859
Change in fair value of payment-dependent notes payable	29,364
Payment-dependent notes payable transferred out of Level 3 to Level 1	(62,637)
Settlement of payment-dependent notes payable	(5,133)
Balance as of December 31, 2021	$13,453

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The following table provides reconciliation for warrant liabilities measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2021 and 2020:

Balance as of December 31, 2019	$—
Fair value of warrant at issuance	1,488
Change in fair value of warrant liabilities	292
Balance as of December 31, 2020	$1,780
Change in fair value of warrant liabilities	6,064
Balance as of December 31, 2021	$7,844

4.	Consolidated Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2021	2020
Prepaid expenses	$3,162	$2,707
Loans receivable from equity method investment, current	—	62
Other current assets	1,986	1,377
Prepaid expenses and other current assets	$5,148	$4,146

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of December 31,
	2021	2020
Computer equipment	$336	$336
Furniture and fixtures	621	621
Leasehold improvements	320	320
Total property and equipment	$1,277	$1,277
Less: Accumulated depreciation	(780)	(380)
Property and equipment, net	$497	$897

For the years ended December 31, 2021 and December 31, 2020, the Company recorded depreciation expense related to property and equipment amounting to $400 and $198, respectively.

Internal-Use Software, Net

Capitalized internal-use software consists of the following:

	As of December 31,
	2021	2020
Capitalized internal-use software	$2,860	$1,592
Less: Accumulated amortization	(169)	(17)
Total capitalized internal-use software	$2,691	$1,575

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

For the years ended December 31, 2021 and December 31, 2020, the Company recorded amortization expense on capitalized internal-use software placed in service amounting to $152 and $17, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2021	2020
Accrued professional services	$1,798	$656
Accrued payments related to acquisitions and financing	1,134	3,565
Accrued taxes and deferred tax liabilities	1,421	283
Early exercise liability	786	36
Other current liabilities	3,204	2,748
Total	$8,343	$7,288

5.	Goodwill and Intangible Assets, Net

During the year of 2021, the Company purchased a domain name for $2,202. The purchase of the domain name created an intangible asset with an indefinite life that is not being amortized for book purposes.

There were no changes in the recorded balance of goodwill during the year ended December 31, 2021. In- process research and development assets were acquired in business combinations, and launched in September 2021. The Company started to amortize the assets in September 2021using the straight-line method over the estimated useful lives determined as 5 years. The components of intangible assets and accumulated amortization are as follows:

The components of intangible assets and accumulated amortization are as follows:

	As of December 31, 2021
	Weight Average	Gross		Net
	Remaining	Carrying	Accumulated	Carrying
	Amortization Period	Amount	Amortization	Amount
Finite-lived intangible assets:
Developed technology	3.0 years	$13,200	$(5,250)	$7,950
Customer relationships	7.0 years	7,410	(1,696)	5,714
Trade name	0.0 years	320	(320)	—
Launched IPR&D assets.	5.0 years	960	—	960
Total finite-lived intangible assets		21,890	(7,266)	14,624
Indefinite-lived intangible assets:
Trade name – website domain (forge.com)	Indefinite	2,202	—	2,202
Total infinite-lived intangible assets		2,202	—	2,202
Total intangible assets		$24,092	$(7,266)	$16,826

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

	As of December 31, 2020
	Weight Average	Gross		Net
	Remaining	Carrying	Accumulated	Carrying
	Amortization Period	Amount	Amortization	Amount
Finite-lived intangible assets:
Developed technology	3.6 years	$13,200	$(1,673)	$11,527
Customer relationships	7.9 years	7,410	(759)	6,651
Trade name	0.9 years	320	(46)	274
Total finite-lived intangible assets		20,930	(2,478)	18,452
Indefinite-lived intangible assets:
In-process research and development asset	Indefinite	960	—	960
Total infinite-lived intangible assets		960	—	960
Total finite-lived intangible assets		$21,890	$(2,478)	$19,412

Amortization expense related to finite-lived intangible assets for the years ended December 31, 2021 and 2020 was $4,788 and $2,191, respectively, and was included in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive loss.

The table below presents estimated future amortization expense for definite-lived intangible assets as of December 31, 2021:

Amount
2022	$3,915
2023	3,915
2024	3,462
2025	802
2026	802
Thereafter	1,728
Total	$14,624

6.	Debt

2019 Convertible Notes

In October 2019, the Company issued convertible notes to investors, which matured in January 2021. At maturity, the note holders had the option to convert the outstanding principal and unpaid accrued interest into shares of the Company’s Series B-1 convertible preferred stock at a conversion price of $12.4168. As of December 31, 2020, the Company had $2,500 outstanding under the 2019 Convertible Notes. In January 2021, one investor converted its convertible note amount of $111 into 8,949 shares of Series B-1 convertible preferred stock; the remaining outstanding convertible notes were fully repaid.

2020 Convertible Notes

In May 2020, the Company entered into a Note and Warrant Purchase Agreement with investors (“2020 Convertible Notes”). A portion of $8,960 of the notes were converted to Series B-1 convertible preferred stock in November 2020, and the remaining $1,750 principal outstanding as of December 31, 2020 was fully repaid in May 2021.

2020 Loan and Security Agreement

In October 2020, the Company entered into a Loan and Security Agreement (“2020 Loan and Security Agreement,” or “2020 Term Loan”) with another lending institution that provided for a term loan in the amount of $15,000. As of December 31, 2020, the Company had $15,000 outstanding under the term loan. The Company fully repaid the term loan in April 2021.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The Company did not have any outstanding debt as of December 31, 2021.

7.	Leases

The Company leases real estate for office space under operating leases. In June 2021, The Company entered into a sublease agreement related to one of the Company’s leases and the Company recorded rent expense on a straight-line basis for the lease, net of sublease income, in rent and occupancy in the consolidated statements of operations and comprehensive loss. In December 2021, the Company commenced on a new lease for additional office space and recorded rent expense on a straight-line basis.

As of December 31, 2021, the remaining lease terms varied from 1.0 years to 3.6 years. For certain leases the Company has an option to extend the lease term for a period of 5 years. This renewal option is not considered in the remaining lease term unless it is reasonably certain that the Company will exercise such options.

Operating lease expense, included in rent and occupancy on the consolidated statements of operations and comprehensive loss, for the years ended December 31, 2021 and 2020 was $3,337 and $2,215, respectively. Operating lease expenses exclude short-term lease costs and variable lease costs, each of which was immaterial for the years ended December 31, 2021 and 2020. Lease expenses for the years ended December 31, 2021 and 2020 include an offset for sublease income of $175 and 0, respectively, and included in rent and occupancy in the consolidated statements of operations and comprehensive loss.

The table below presents additional information related to the Company’s operating leases:

	As of December 31,
	2021	2020
Operating lease right-of-use assets	$7,881	$8,983
Operating lease liabilities, current	$5,367	$3,536
Operating lease liabilities, noncurrent	$5,159	$8,824
Weighted-average remaining lease term (in years)	2.0	3.4
Weighted-average discount rate	4.9%	5.0%

Future undiscounted lease payments under operating leases as of December 31, 2021 were as follows:

	Lease Payment	Sublease	Net Lease
	Obligation	Income	Obligation
2022	5,762	(349)	5,413
2023	4,030	(349)	3,681
2024	936	(349)	587
2025	393	(204)	189
2026	—	—	—
Total undiscounted lease payments	$11,121	$(1,251)	$9,870
Less: Imputed interest	595
Present value of future lease payments	$10,526
Less: operating lease liabilities, current	5,367
Operating lease liabilities, noncurrent	$5,159

As of December 31, 2021, the Company did not have any additional significant lease contracts that had not yet commenced.

8.	Commitments and Contingencies

The Company is subject to claims and lawsuits in the ordinary course of business, including arbitration, class actions and other litigation, some of which include claims for substantial or unspecified damages. The Company is also the subject of inquiries,

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data investigations, and proceedings by regulatory and other governmental agencies. The Company reviews its lawsuits, regulatory inquiries and other legal proceedings on an ongoing basis and provide disclosures and record loss contingencies in accordance with the loss contingencies accounting guidance. The Company establishes an accrual for losses at management’s best estimate when the Company assesses that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If no amount within the range is considered a better estimate than any other amount, an accrual for losses is recorded based on the bottom amount of the range. Accrual for loss contingencies are recorded in accounts payable and accrued expenses and other current liabilities on the consolidated balance sheets and expensed in general and administrative expenses in our consolidated statements of operations and comprehensive loss. The Company monitors these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjusts the amount as appropriate.

Legal Proceeding

On January 7, 2022, the Shareholder Representative of SharesPost (the “Plaintiff”) filed a lawsuit against the Company in the Court of Chancery of the State of Delaware. The complaint alleged that the Company breached the SharesPost Merger Agreement (the “Agreement”) by failure to issue and deliver the warrants in a form claimed by the Plaintiff, but which was not reflected in the Agreement. The complaint seeks, among other things, a declaratory judgement establishing alleged breaches, a compulsion of issuance and delivery of warrants in the form, and an indemnification of losses as a result of the alleged breaches. On February 24, 2022, the Company filed their response to the complaint. The Company believes this complaint is without merit and intends to defend it vigorously. The Company is unable to predict the outcome, nor the amount of time and expense that will be required to resolve the complaint. No provision for a loss contingency has been recorded as the amount of losses, if any, is not estimable as of December 31, 2021.

401(k) Plan

The Company has established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code for all of its U.S. employees, including executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. The Company matches 2% of every dollar contributed to the plan by employees, including executive officers, up to a maximum of $5.8. During the years ended December 31, 2021 and 2020, the Company contributed $456 and $67, respectively, to the defined contribution plan, respectively.

Non-Cancelable Purchase Obligations

In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties mainly for liability insurance and software products and services. As of December 31, 2021, the Company had outstanding non-cancelable purchase obligations with a term of 12 months or longer as follows:

Amount
2022	$1,451
2023	1,202
2024	1,414
2025	1,676
2026	1,976
Total	$7,719

9.	Off Balance Sheet Items

The Company organizes a series of investment funds, each of which is represented by a limited liability company (“LLC”) within Forge Investments LLC and by portfolio companies within Forge Investments SPC and Forge Investments II SPC. The funds were formed for the purpose of investing in securities relating to a single private company. Each series of funds consists of a separate and distinct portfolio of investments owned by different investors. The Company utilizes third-party fund administrators to manage the

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data funds and has no ownership interest nor participation in the gains or losses of the entities represented by the funds. The Company paid for the expenses incurred by these entities, including fund insurance expenses of $274 and $1,121, and fund management expenses of $371 and $264 for the years ended December 31, 2021 and 2020, respectively, included in transaction-based expenses on consolidated statements of operations and comprehensive loss. Also, the Company paid fund audit fees of $797 and $435 during the years ended December 31, 2021 and 2020, respectively, included in professional services on consolidated statements of operations and comprehensive loss. The Company did not consolidate Forge Investments LLC and Forge Investment SPC, or the investment funds, because the Company has no direct or indirect interest in Forge Investments LLC and Forge Investment SPC, or the investment funds, and the expenses that the Company pays on behalf of Forge Investments LLC and Forge Investment SPC, or the investment funds, are not significant to those entities. The Company believes its maximum exposure to loss resulting from its involvement with those entities is limited to the payment of future insurance expenses, management expenses and audit fees.

10.Capitalization

Convertible Preferred Stock

In 2020, the Company issued an additional 3,562,869 shares of Series B-1 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $44,239. Issuance costs were $2,713.

In November 2020, certain holders of the 2019 and 2020 convertible notes exercised their option and converted the notes into 1,143,624 shares of the Company’s Series B-1 Preferred stock at a conversion price of $8.69176 per share, which was equal to 70% of the original issuance price of the Series B-1 convertible preferred stock.

In November 2020, in connection with SharesPost acquisition, the Company issued 2,313,623 shares of Junior convertible preferred stock at a fair value of $12.4168 per share.

In January 2021, the Company issued 8,949 shares of Series B-1 convertible preferred stock upon the conversion of 2020 convertible notes (Note 6). Principal plus accrued interest on the convertible notes of $111 were converted to convertible preferred stock at a price of $12.4168 per share.

In April 2021, the Company issued 4,072,904 shares of Series B-1 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $50,573. Issuance costs were $2,838.

In April 2021, the Company amended and restated its certificate of incorporation to authorize 805,360 shares of Series B-2 convertible preferred stock. The Series B-2 convertible preferred stock has the same dividend, liquidation, and conversion rights as the Company’s Series B-1 convertible preferred stock. Holders of the Company’s Series B-2 convertible preferred stock are not entitled to voting rights. The Company issued 132,127 shares of Series B-2 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $1,640. Issuance costs were immaterial.

In April 2021, the Company amended and restated its certificate of incorporation to, redefine the mandatory conversion triggering event of convertible preferred stock to include qualified initial public offering, or qualified special purpose acquisition company (“SPAC”) transaction. As of December 31, 2021, the trigger event of convertible preferred stock had not occurred and therefore, there is no impact to these consolidated financial statements.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The following table summarizes the original issuance price per share and authorized and outstanding number of shares of convertible preferred stock as of the dates indicated:

	As of December 31, 2021
	Original	Number of	Number of	Carrying	Aggregate
	Issuance	Shares	Shares	Value Net of	Liquidation
Series Name	Price	Authorized	Outstanding	Issuance Costs	Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,435
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	15,949,487	13,491,651	150,553	167,523
Series B-2	$12.4168	805,360	132,127	1,640	1,640
Junior	$12.4168	3,313,623	2,313,623	20,383	28,728
Total		27,799,267	23,668,198	$246,056	$271,845

	As of December 31, 2020
	Original	Number of	Number of	Carrying	Aggregate
	Issuance	Shares	Shares	Value Net of	Liquidation
Series Name	Price	Authorized	Outstanding	Issuance Costs	Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,435
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	10,435,129	5,672,925	62,985	70,440
Junior	$12.4168	4,354,089	2,313,623	20,383	28,728
Total		22,520,015	15,717,345	$156,848	$173,122

Redemption Rights

The holders of convertible preferred stock have no voluntary rights to redeem shares. The convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event. Although the redeemable convertible preferred stock is not mandatorily or currently redeemable, a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event, could constitute a redemption event outside the Company’s control. Therefore, all shares of redeemable convertible preferred stock have been presented outside of permanent equity.

The Company recorded all shares of convertible preferred stock at their respective issuance price less issuance costs on the dates of issuance. Given the Company’s performance and financial condition, the Company currently does not believe a deemed liquidation event is probable. The carrying values of the Company’s convertible preferred stock have not been accreted to their redemption values as the deemed liquidation event is not considered probable of occurring. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable the preferred stock will become redeemable.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event, Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock shall be entitled to receive a payout of $3.0817, $10.6592, $12.4168 and $12.4168 per share, respectively, plus any declared and unpaid dividends, prior and in preference to any distributions made to the holders of Junior convertible preferred stock and to the holders of common stock.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

If the assets and funds distributed among the holders of Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment of the full liquidation preference of Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock, the holders of Junior convertible preferred stock are entitled to receive an amount equal to $12.4168 per share, plus any declared but unpaid dividends, prior and in preference to any distributions made to the holders of common stock. If the remaining assets and funds distributed among the holders of the Junior convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then all assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Junior convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment of the full liquidation preference of the shares of redeemable convertible preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock.

Dividends

Holders of Series B, Series B-1 and Series B-2 convertible preferred stock, prior and in preference to the holders of Junior convertible preferred stock, are entitled to receive cash dividends at a rate of 6.0% of their original issuance price. Dividends are payable only when, as and if declared by the Company’s board of directors. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the convertible preferred stocks receive a dividend on each outstanding share of convertible preferred stock. Holders of Series AA convertible preferred stock are entitled to receive the same dividend should holders of Series B, Series B-1 or Series B-2 convertible preferred stock receive a dividend. Dividends are cumulative. No dividends have been declared to date.

Conversion

Each share of convertible preferred stock shall be convertible, at the option of the holder and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of Class AA Common Stock as is determined by dividing the original issuance price by the Series in effect at the time of conversion.

Voting Rights

Holders of convertible preferred stock are entitled to one vote for each share of common stock into which their shares can be converted. Holders of Series B convertible preferred stock together are entitled to appoint one member of the board of directors. Holders of Series B-1 convertible preferred stock together are entitled to appoint one member of the board of directors. Holders of the Company’s Series B-2 convertible preferred stock are not entitled to voting rights. Holders of Junior convertible preferred stock together are entitled to appoint two members of the board of directors. The holders of common stock and convertible preferred stock shall vote together as a single class on an as-if-converted basis and shall elect any remaining members of the board of directors. As of December 31, 2021, one member of the board of directors was elected by holders of Series B convertible preferred stock, four members of the board of directors were elected by holders of Series B-1 convertible preferred stock, and two members of the board of directors were elected by holders of Junior convertible preferred stock. As of December 31, 2020, one member of the board of directors was elected by holders of Series B convertible preferred stock, one member of the board of directors was elected by holders of Series B-1 convertible preferred stock, and two members of the board of directors were elected by holders of Junior convertible preferred stock.

Common Stock

The Company has authorized four classes of common stock: Class AA common stock, Class AA-1 common stock, Class EE-1 common stock and Class EE-2 common stock (collectively, the “common stock”). Holders of common stock are entitled to receive

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data any dividends if and when such dividends are declared by the board of directors. Common stock is subordinated to the convertible preferred stock with respect to dividend rights and rights upon certain deemed liquidation events. Common stock is not redeemable at the option of the holder or by the Company. As of December 31, 2021 and 2020, the Company was authorized to issue up to 82,604,627 and 76,182,515 shares of its capital stock, of which 54,805,360 and 53,662,500 shares have been designated as common stock, respectively.

The holders of the Class EE-1 common stock and Class AA common stock are entitled to one vote for each share and the holders of Class EE-2 common stock are entitled to (a) with respect to votes of one or more classes of common stock only, twenty votes for each share of Class EE-2 common stock and (b) with respect to Class EE-2 common stock voting together with any shares of Preferred Stock, one vote for each share of Class EE-2 common stock. Holders of common stock, voting together as a separate class, are entitled to appoint four members of the board of directors, who will be deemed common directors. As of December 31, 2021 and 2020, two members of the board of directors were elected by holders of common stock.

Each share of Class AA common stock shall be convertible to one share of Class EE-1 common stock, up to a cumulative maximum of 600,000 shares of Class AA common stock, and each share of Class EE-1 common stock may be converted to one share of preferred stock upon authorization by the Company’s board of directors. In addition, each share of Class EE-1 or Class EE-2 may be converted, upon a disposition, to one share of Class AA common stock at the election of the holder.

In April 2021, the Company amended and restated its certificate of incorporation to, (i) increased the number of authorized shares of all classes of stock (including preferred stock) to 82,604,627 (ii) reclassified each share of Class EE-1 common stock and Class EE-2 common stock to one share of Class AA common stock.

The Company has the following shares of common stock reserved for future issuance, on an as-if converted basis:

	As of December 31,
	2021	2020
Conversion of convertible preferred stock	27,799,267	22,520,015
Warrants to purchase convertible preferred stock	1,133,725	1,133,725
Warrants to purchase common stock	74,895	74,895
Shares available for grant under 2018 Plan	363,095	1,861,856
Stock options issued and outstanding under 2018 Plan	5,031,310	3,209,063
Total shares of common stock reserved	34,402,292	28,799,554

11.Warrants

Warrants to Purchase Series B-1 Preferred Stock or Subsequent Round Stock

In May 2020, in connection with the issuance of 2020 Convertible Notes, the note holders entered into a Note and Warrant Purchase Agreement for the options to purchase shares based on coverage of 5% of the 2020 Convertible Notes principal amounts (“May 2020 Warrants”). The note holders can purchase either (i) the Series B-1 preferred stock of the Company at Series B-1 price of $12.4168 or (ii) any subsequent round stock of Company at the subsequent round price. The warrants have a five-year contractual life and may be exercised at any time during that period.

In October 2020, simultaneously with the 2020 Loan and Security Agreement, the lenders entered into a Warrant to Purchase Shares of Preferred Stock Agreement with the Company for the options to purchase a coverage amount of $1,125 of shares (“October 2020 Warrants”). The investors can purchase either the Series B-1 convertible preferred stock of the Company at Series B-1 price of $12.4168 or (ii) any subsequent round stock of Company at the subsequent round price. The warrants have a ten-year contractual life and may be exercised at any time during that period.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The May 2020 Warrants and October 2020 Warrants are classified as liabilities in the consolidated balance sheets. The Company remeasures the May 2020 Warrants and October 2020 Warrants at each balance sheet date using a hybrid method (Note 3). The Company recorded changes in fair value of the May 2020 Warrants and October 2020 Warrants of $2,592 and $48 in change in fair value of warrant liabilities in the Company’s consolidated statements of operations and comprehensive loss during the years ended December 31, 2021 and 2020, respectively.

Warrants to Purchase Junior Preferred Stock

In November 2020, in connection with SharesPost acquisition, the Company issued a total of 1,000,000 warrants (“Junior Preferred Warrants”) to purchase shares of the Company’s Junior Preferred Stock at an exercise price of $12.4168 per share. The Junior Preferred Warrants have a five-year contractual life and may be exercised at any time during that period. In the event of the Company’s initial public offering (“IPO’), The Junior Preferred Warrants could settle in a variable number of shares up to a fixed monetary amount of $5 million prior to the IPO.

The warrants are classified as a liability in the consolidated balance sheets. The Company remeasures the warrants at each balance sheet date using a hybrid method (Note 3). The Company recorded changes in fair value of the Junior Preferred Warrants of $3,472 and $244 change in fair value of warrant liabilities in the Company’s consolidated statements of operations and comprehensive loss during the years ended December 31, 2021 and 2020, respectively.

12.Share-Based Compensation

2018 Equity Incentive Plan

In March 2018, the Company adopted its 2018 Equity Incentive Plan, as amended from time to time, (“Amended 2018 Equity Incentive Plan” or “2018 Plan”), which provides for grants of share-based awards, including stock options and restricted stock units (“RSUs”), and other forms of share-based awards.

The awards may be granted by the Company’s board of directors to employees, independent contractors, and consultants who provide services to the Company. As of December 31, 2021, and 2020, there were 8,209,568 and 6,672,721 shares of common stock authorized for issuance under the 2018 Plan, respectively, which includes shares already issued under such plan and shares reserved for issuance pursuant to outstanding stock options, and other forms of share-based compensation. The total number of shares that remained available for grant under the 2018 Plan as of December 31, 2021 and 2020 was 363,095 and 1,861,856, respectively.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Stock options

Stock options generally vest over four years and expire ten years from the date of grant. Vested stock options generally expire three months after termination of employment. Stock option activity during the years ended December 31, 2021 and 2020 consisted of the following:

			Weighted-	Aggregate
		Weighted average	averages	Intrinsic
	Stock Options	Exercise Price	Life (Years)	Value
Balance as of December 31, 2019	1,081,579	$2.31	8.9	$2,817
Granted	3,251,443	$2.60
Exercised	(307,778)	$1.56
Cancelled/Forfeited/Expired	(816,181)	$2.03
Balance as of December 31, 2020	3,209,063	$1.57	9.1	$16,094
Granted	3,457,020	$9.37
Exercised	(1,247,236)	$1.68
Cancelled/Forfeited/Expired	(387,537)	$2.00
Balance as of December 31, 2021	5,031,310	$6.85	9.2	$120,491
Vested and exercisable as of December 31, 2021	1,284,624	$2.33	8.3	$36,579

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2021 and 2020 were $9.05 and $2.54 per share, respectively. The intrinsic value of stock options exercised during the years ended December 31, 2021 and 2020 was $14,161 and $1,030, respectively. The total grant date fair value of stock options vested during the years ended December 31, 2021 and 2020 were $4,034 and $3,701, respectively.

The Company recorded share-based compensation of $6,433 and $3,558 for the years ended December 31, 2021 and 2020, respectively, related to stock options.

Future share-based compensation for unvested stock options granted and outstanding as of December 31, 2021, is $19,628, which is to be recognized over a weighted-average period of 2.75 years.

The Black-Scholes assumptions used to value the employee options at the grant dates are as follows:

	2021	2020
Fair value of common stock	$8.80 – $21.29	$3.41 – $6.59
Expected term (years)	5.1 – 7.0	5.0 – 6.2
Expected volatility	40.0% – 41.4%	37.0% – 41.7%
Risk-free interest rate	0.7% –1.3%	0.3% – 0.8%
Expected dividend yield	0.0%	0.0%

Performance and Market Condition Options

In May 2021, the Company’s board of directors granted the Chief Executive Officer (“CEO”) a performance and market condition-based options covering 1,000,000 shares of the Company’s Class AA common stock with an exercise price of $12.4168 per share. The awards vest only upon the satisfaction of (1) certain performance conditions, which is the occurrence of an IPO, SPAC merger, or a secondary sale for total proceeds of at least $250,000 and (2) market condition, which is holders of the Company’s Series B-1 Preferred Stock have realized (i) aggregate exit proceeds with fair market value of at least 31.0420, 46.5630, and 62.0840 per share; and (ii) an aggregate interest rate compounded annually which, when used as the discount rate to calculate the net present value, with respect to the occurrence of an IPO, SPAC merger or acquisition, that is equal to or greater than 20.0%, 30.0% and 35.0%. As of

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

December 31, 2021, the performance and market condition is not probable of achieving and the Company has not yet recognized any compensation expense.

The Company uses a Monte Carlo simulation model to determine the fair value of the options with performance and market-based vesting conditions for purposes of calculating share-based compensation expense if vesting conditions met. The Monte Carlo simulation model incorporates the probability of satisfying performance and market conditions and uses transaction details such as stock price, contractual terms, maturity and risk-free interest rates, as well as volatility. The fair value of the options with no performance or market vesting conditions is based on the market value of common stock on the date of grant. The fair value of the performance-based stock options was $7.10 per option share estimated using the Monte Carlo simulation methodology. The unrecognized compensation expense was $7,100 as of December 31, 2021.

Early Exercised Options

Under the Plan, certain stock option holders may have the right to exercise unvested options, subject to a repurchase right held by the Company at the original exercise price, in the event of voluntary or involuntary termination of employment of the option holders, until the options are fully vested. As of December 31, 2021 and 2020, the cash proceeds received for unvested shares of common stock recorded within accrued expenses and other current liabilities in the consolidated balance sheets were $785 and $36 as of December 31, 2021 and 2020, respectively, which will be transferred to additional paid-in capital upon vesting.

The following table summarizes activity relating to early exercises of stock options:

	Number of	Carrying
	Shares	Value
Unvested as of December 31, 2019	86,032	$115
Exercised	1,375	$2
Repurchased	(42,073)	$(49)
Vested	(24,394)	$(32)
Unvested as of December 31, 2020	20,940	$36
Exercised	463,816	$917
Repurchased	(13,876)	$(23)
Vested	(88,841)	$(145)
Unvested as of December 31, 2021	382,039	$785

Nonrecourse Promissory Notes to Early Exercise Stock Options

In the years ended December 31, 2021 and 2020, certain employees, including certain executive officers of the company, early exercised stock options in exchange for promissory notes. These promissory notes have not been repaid as of December 31, 2021. The Company has accounted for the promissory notes as nonrecourse in their entirety since the promissory notes are not aligned with a corresponding percentage of the underlying shares. Such arrangements were accounted for as modifications to the original stock options to which they relate, as the maturity date of the promissory notes reflects the legal term of the stock option for purposes of valuing the award.

Secondary Sales of Common Stock

During 2021 and 2020, certain economic interest holders acquired outstanding Class AA common stock from certain founders, current or former employees, and an investor, for a purchase price greater than the Company’s Class AA common stock estimated fair value at the time of the transactions. As a result, the Company recorded share-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transaction of $4,311 and $119 during the years ended December 31, 2021 and 2020, respectively. In connection with these stock transfers, the Company waived all transfer restrictions and assigned its rights of first refusal applicable to such shares.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Options Granted to Directors

In July 2021, the Company’s board of directors granted options to certain members of the Company’s board of directors in connection with their services, to purchase 160,000 shares of the Company’s Class AA common stock at exercise price of $16.97. Subject to the option agreement, the options shall vest in full and become exercisable as of immediately prior to the consummation of a deemed liquidation event or SPAC transaction. The performance-based vesting condition for the options granted to certain board members remains unsatisfied as of December 31, 2021 and no share-based compensation expense was recognized as the likelihood of a deemed liquidation event or SPAC transaction was not probable. If the deemed liquidation event or SPAC transaction had occurred on December 31, 2021, the Company would have recorded $1,233 of share-based compensation expense related to the options granted to certain board members. The fair value has been estimated using the Black-Scholes pricing model with the following assumptions:

Fair value of common stock	$19.07
Expected term (years)	5.3
Expected volatility	40.0%
Risk-free interest rate.	0.7%
Expected dividend yield	0.0%

Restricted Stock Awards (“RSAs”)

The Company issues RSAs to employees that generally vest over a four-year period. Any unvested shares will be forfeited upon termination of services. The fair value of RSAs is based on the value of the underlying stock less any applicable purchase price. RSA expense is amortized straight-line over the requisite service period.

The following table summarizes activity related to RSA awards:

		Weighted-
		average
	Number of	Grant Date
	Shares	Fair Value
Unvested balance as of December 31, 2019.	1,940,130	$1.21
Granted	—	$—
Vested	(541,704)	$1.69
Cancelled/Forfeited	—	$—
Unvested balance as of December 31, 2020.	1,398,426	$1.02
Granted	—	$—
Vested	(500,000)	$1.78
Cancelled/Forfeited	—	$—
Unvested balance as of December 31, 2021	898,426	$0.60

The Company recorded share-based compensation expense of $890 and $915 for the years ended December 31, 2021 and 2020, respectively, related to RSAs. As of December 31, 2021, the total unrecognized expense related to all RSAs was $371, which the Company expects to recognize over a weighted-average period of 0.41 years.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

13.Income Taxes

The components of the loss before income taxes were as follows:

	Year Ended December 31,
	2021	2020
Domestic	$(16,496)	$(9,554)
Foreign	(1,617)	(961)
Loss before provision for income taxes	$(18,113)	$(10,515)

The components of the provision for income taxes are as follows:

	Year Ended December 31,
	2021	2020
Current expense (benefit):
Federal	$—	$(818)
State	50	15
Foreign	—	—
Total current expense (benefit)	$50	$(803)
Deferred expense (benefit):
Federal	$264	$—
State	72	—
Foreign	—	—
Total deferred expense (benefit)	$336	$—
Total provision for (benefit from) income taxes	$386	$(803)

A reconciliation between the Company’s effective tax rate and the applicable U.S. federal statutory income tax rate is summarized as follows:

	Year Ended December 31,
	2021		2020
Tax provision (benefit) at U.S. statutory rate	(3,804)	21.0%	(2,209)	21.0%
State income taxes	(409)	2.3%	(127)	1.2%
Foreign taxes in excess of the U.S. statutory rate	74	(0.4)%	202	(1.9)%
Change of valuation allowance	2,397	(13.2)%	525	(5.0)%
Change in fair value of warrant liabilities.	1,275	(7.1)%	—	—
Share-based compensation	1,548	(8.6)%	779	(7.4)%
Attribute carryback	—	—	(203)	1.9%
Tax credits	(862)	4.8%	—	—
Other	167	(0.9)%	230	(2.2)%
Tax expense (benefit)	386	(2.1)%	(803)	7.6%

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Significant components of the Company’s net deferred tax assets are as follows:

	As of December 31,
	2021	2020
Deferred tax assets
Accrued compensation	$3,074	$1,772
Operating lease liability	2,829	3,173
Share-based compensation	804	317
Net operating loss carryforwards	11,187	11,040
Allowance for bad debt	413	395
Interest expense limitation	19	375
Tax credits	862	—
Other	62	145
Total deferred tax assets.	$19,250	$17,217
Deferred tax liabilities
Depreciation and amortization	$(3,089)	$(2,718)
Operating lease assets	(2,148)	(2,306)
Total deferred tax assets (liabilities)	$14,013	$12,193
Valuation allowance	(14,436)	(12,278)
Net deferred tax assets (liabilities)	$(423)	$(85)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not that the deferred tax assets will not be realized; accordingly, a valuation allowance has been established on U.S. and foreign net deferred tax assets. The Company has a net deferred tax liability as of December 31, 2021 due to indefinite- lived assets that are not amortizable for US GAAP purposes. The valuation allowance increased $2,157 and $10,123 as of December 31, 2021 and 2020, respectively.

As of December 31, 2021, the Company has net operating loss carryforwards for federal income tax purposes of $34,877 available to reduce future income subject to income taxes, of which $11,130 will begin to expire, if not utilized, in fiscal 2037. The remaining amount of federal net operating loss carryforwards will be carried forward indefinitely. In addition, the Company has $30,679 and $13,627 of net operating loss carryforwards available to reduce future taxable income subject to California state income taxes and all other applicable state jurisdictions, respectively. The California net operating loss carryforwards will begin to expire, if not utilized, in fiscal year 2036. The other states’ net operating loss carryforwards will begin to expire, if not utilized, in fiscal year 2037. The foreign net operating loss carryforwards of $505 do not expire.

Changes in our unrecognized tax benefits are summarized as follows:

	As of December 31,
	2021	2020
Beginning Balance	$43	$34
Additions for current year items	115	9
Additions for prior year items	269	—
Reductions for prior year items	—	—
Lapse of statute of limitations	—	—
Ending Balance	$427	$43

The Company accounts for interest and penalties related to unrecognized tax benefits as part of its provision for (benefit from) income taxes on the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2021 and

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

2020, interest and penalties were immaterial. The Company does not expect any significant change in its unrecognized tax benefits during the next twelve months that would be material to the consolidated financial statements. All of the unrecognized tax benefits would impact the effective tax rate.

The Company files income tax returns for U.S. federal income tax, several U.S. states, and other foreign jurisdictions. The Company’s most significant tax jurisdiction is the United States. The Company’s tax years for 2009 and forward are subject to examination by the federal and state tax authorities. The Company’s tax years for 2011 and forward are subject to examination by the foreign tax authorities. The Company is not currently under examination for income tax in any jurisdiction.

The Company is currently not subject to any income tax audits by federal or state taxing authorities. The statute of limitations for tax liabilities for all years remains open.

14.Net Loss per Share

The holders of Class AA, Class EE-1 and Class EE-2 common stock are entitled to the same right to participate in the Company’s gains or losses. Therefore, net loss per share is presented as a single class of common stock. The computation of net loss per share is as follows:

	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders, basic and diluted	$(18,499)	$(9,712)
Denominator:
Weighted-average number of shares used to compute net loss per share attributable to common stockholders, basic and diluted.	17,386,008	11,946,614
Net loss per share attributable to common stockholders, basic and diluted	$(1.06)	$(0.81)

The following potentially dilutive shares were excluded in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	Year Ended December 31
	2021	2020
Convertible notes	—	1,714,765
Convertible preferred stock	23,668,198	15,717,345
Outstanding stock options	5,031,310	3,209,063
Warrants to purchase common stock	74,895	74,895
Warrants to purchase convertible preferred stock	1,133,725	1,133,725
Common stock subject to repurchase	3,650,675	3,084,252
Total	33,558,803	24,934,045

15.Related Party Transactions

The Company entered into client engagement agreements with certain companies to serve as exclusive transaction agent to help facilitate private purchases of shares of issuers. These companies are identified as related parties who are holders of either the Company's common stock or redeemable convertible preferred stock. The Company recognized $1,186 in placement fee revenue in the consolidated statements of operations and comprehensive loss for trade executed with these companies for the year ended December 31, 2021. The associated revenue recognized for the year ended December 31, 2020 is immaterial.

The Company obtains insurance coverage from Munich Re, a shareholder of the Company, to indemnify Forge Investments for its contractual obligations to funds investors if shareholders fail to transfer ownership interests upon certain trigger events. During the

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data years ended December 31, 2021 and 2020, the Company incurred $274 and $1,121 in insurance premiums, respectively, and are included in transaction-based expenses in the consolidated statements of operations and comprehensive loss.

Financial Technology Partners LP (“Financial Technology Partners”), a shareholder of the Company, serves as financial and strategic advisor which advised the Company on its financing, merger and acquisition transactions. During the years ended December 31, 2021 and 2020, the Company incurred $4,930 and $3,466 in fees to Financial Technology Partners, respectively, and are included in accrued expenses and other current liabilities in the consolidated balance sheets.

The Company leases one of its office spaces from the former owner of IRA Services. The former owner became a shareholder of the Company upon the acquisition of IRA Services which subsequently renamed as Forge Trust. IRA Services was a non-depository trust company authorized to act as a custodian of self-directed individual retirement accounts. The Company incurred $377 in rent to this shareholder during the years ended December 31, 2021 and 2020, respectively, and are included in rent and occupancy in the consolidated statements of operations and comprehensive loss.

In October 2019, the Company issued convertible notes to investors, of which $2,400 was received from certain members of the Company’s board of directors and two key employees. As of December 31, 2020, the Company had $2,400 related party balance on the convertible notes outstanding under the 2019 Convertible Notes. The notes were fully repaid in January 2021 (Note 6).

In October 2020, the Company issued 285,903 shares of Class AA common stock in exchange for a note receivable of $457 with certain related party for early exercise of options. The notes have a term of 7.0 years and bear interest at a rate of 0.38% per annum, compounded annually. In January and March 2021, the Company issued 391,042 shares of Class AA common stock in exchange for a note receivable of $626 with certain related party for early exercise of options. The notes have a term of 7.0 years to 9.0 years, and bear interest at a rate from 0.52% to 0.62% per annum, compounded annually. These loans have not been paid as of December 31, 2021. The Company did not recognize the promissory notes as notes receivables on its consolidated balance sheets as the notes are nonrecourse in their entirety and are not aligned with a corresponding percentage of the underlying shares.

16.Subsequent Events

The Company has performed an evaluation of the impact of subsequent events through March 21, 2022, the date the consolidated financial statements were available to be issued and identified the following subsequent events.

Merger Agreement

On September 13, 2021, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) among Motive Capital Corp., a blank check company incorporated as a Cayman Islands exempted company in 2020 (“MOTV”), and FGI Merger Sub Inc. (the “Merger Sub”) (the “Merger”). In connection with the Merger, MOTV changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the Domestication) and changed its name to Forge Global Holdings, Inc. (“New Forge”). On the Closing Date, Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly owned subsidiary of MOTV (together with the Merger and the Domestication, the “Business Combination”). The closing of the Merger is referred to herein as the “Closing”.

The Closing occurred on March 21, 2022 (the “Closing Date”). The transaction is expected to be accounted for as a reverse recapitalization. Gross proceeds of $215.6 million were received at the Closing.

PIPE Investment and A&R FPA

Concurrently with the execution of the Merger Agreement, MOTV entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and MOTV has agreed to issue and sell to the PIPE Investors, an aggregate of 6,800,000 shares of Domestication Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $68,000,000 (the “PIPE Financing”).

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Pursuant the A&R FPA, certain MOTV fund vehicles managed by an affiliate of MOTV purchased 14,000,000 units at $10.00 per unit, for an aggregate purchase price of $140.0 million in a private placement that closed substantially concurrently with the closing of the Business Combination (“the Closing”). Each unit consists of one share of Domestication Common Stock and one-third of one Domestication Public Warrant.

Transaction Bonus

On March 21, 2022, as defined in the amended employment agreements between certain executives and the Company, these executives received a bonus of $15.8 million upon the Closing of the Merger, subject to their continued employment through the date of payment (the “Transaction Bonus”).

In March, 2022, the Company entered into a loan offset agreement with certain executives (the “Loan Offset Agreement”) as a result of outstanding promissory notes that were due from these executives as of December 31, 2021, as disclosed in Note 12. As a result of the Loan Offset Agreement, the Company has agreed to offset the after-tax value of the Transaction Bonus that the executives are entitled to receive against the entire outstanding balance of the nonrecourse promissory notes, including any unpaid interest, as of one day immediately prior to the closing of the Merger. The total amount of outstanding promissory notes that are to be offset against the Transaction Bonus is $5.5 million.

Retention Equity Grant

On March 21, 2022, pursuant to agreements entered into with certain executives, and subject to the effectiveness of New Forge’s registration statement and executive’s continued employment through the applicable grant date, certain executives will be eligible to receive an equity bonus in the form of restricted stock units (each, a “Retention Equity Grant”) having the total value of at least 15.8 million. Such Retention Equity Grant will vest annually, subject to the executive’s employment through the applicable vesting dates. With respect to the grants made to certain executives, the Retention Equity Grant will become eligible to vest after the expiration of the six-month period following the closing of the Business Combination (the “Lock-Up Period”).

Purchase Commitments

In the first quarter of fiscal 2022, the Company entered into non-cancelable purchase commitments with various parties mainly for software products and services. The purchase commitments are anticipated to commence in the first quarter of 2022. The total purchase obligations over the terms of 12 months or longer are approximately $915 in 2022 and $54 thereafter.

2022 Equity Incentive Plan

In March, 2022, MOTV’s board of directors and stockholders approved the 2022 Equity Incentive Plan (the “2022 Plan”). No grants will be made under the 2022 Plan prior to its effectiveness. Once the 2022 Plan becomes effective, no further grants will be made under the 2018 Plan. 12,899,504 shares of common stock of New Forge will be reserved for the issuance of awards under the 2022 Plan. In addition, the number of shares of common stock reserved and available for issuance under the 2022 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and continuing through January 1, 2032, in an amount equal to (1) 3% of the outstanding number of shares of common stock of New Forge on the preceding December 31, or (2) a lesser number of shares as approved by the Board of Directors.

2022 Employee Stock Purchase Plan

In March, 2022, MOTV’s board of directors and stockholders approved the 2022 Employee Stock Purchase Plan (the “2022 ESPP”). The 2022 ESPP will authorize the issuance of 4,072,000 shares of common stock of New Forge under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each year, beginning on January 1, 2022, by the lesser of (i) 4,072,000 shares of common stock of New Forge, (ii) 1% of the outstanding number of shares of common stock of New Forge on the immediately preceding

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

December 31, the New Forge board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

D&O Insurance

Effective March 21, 2022, the Company entered into a D&O insurance policy with an annual premium totaling $5.6 million. The insurance may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors, and employees of acquired companies, in certain circumstances.

Schedule II

The tables below detail the activity of the allowance for doubtful accounts and valuation allowance on deferred tax assets for the years ended December 31, 2020 and 2021:

	Balance at
	beginning of	Charged to	Charges utilized/	Balance at
	period	expenses	Write-offs	end of period
Allowance for doubtful accounts:
Year ended December 31, 2020	$1,114	$424	—	$1,538
Year ended December 31, 2021	$1,538	—	$21	$1,517

	Balance at	Addition	Charged
	beginning of	from	(credited) to	Balance at
	period	acquisition	expenses	end of period
Valuation allowance on deferred tax assets:
Year ended December 31, 2020	$(2,156)	$(9,401)	$(721)	$(12,278)
Year ended December 31, 2021	$(12,278)	—	$(2,158)	$(14,436)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Motive Capital Corp

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Motive Capital Corp (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2020, and period from September 28, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, and period from September 28, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination  by December 15, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 16, 2022

PCAOB ID NUMBER 100

Motive Capital Corp

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
Assets:
Current assets:
Cash	$254,726	$1,674,650
Prepaid expenses	274,234	651,605
Total current assets	528,960	2,326,255
Cash and Investments held in Trust Account	414,111,439	414,020,525
Total Assets	$414,640,399	$416,346,780

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$4,358,705	$961
Accrued expenses	1,089,571	415,560
Total current liabilities	5,448,276	416,521
Deferred underwriting commissions	14,490,000	14,490,000
Derivative liabilities	24,430,400	40,532,280
Total liabilities	44,368,676	55,438,801

Commitments and Contingencies

Class A ordinary shares, $0.0001 par value; 41,400,000 shares subject to possible redemption at $10.00 per share at December 31, 2021 and 2020	414,000,000	414,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized at December 31, 2021 and 2020; no non-redeemable shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding	1,035	1,035
Additional paid-in capital	—	—
Accumulated deficit	(43,729,312)	(53,093,056)
Total shareholders’ deficit	(43,728,277)	(53,092,021)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$414,640,399	$416,346,780

The accompanying notes are an integral part of these consolidated financial statements.

Motive Capital Corp

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period
		From
		September 28, 2020
	For the Year Ended	(Inception) through
	December 31, 2021	December 31, 2020
General and administrative expenses	$6,829,050	$35,004
Loss from operations	(6,829,050)	(35,004)
Other income (expense)
Change in fair value of derivative liabilities	16,101,880	(10,659,080)
Transaction costs - derivative liabilities	—	(1,126,070)
Gain on marketable securities, dividends and interest held in Trust Account	90,914	20,525
Net income (loss)	$9,363,744	$(11,799,629)

Weighted average shares outstanding of Class A redeemable ordinary shares	41,400,000	7,650,000
Basic and diluted net income (loss) per share, Class A redeemable ordinary shares	$0.18	$(0.66)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	10,350,000	10,350,000
Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares	$0.18	$(0.66)

The accompanying notes are an integral part of these consolidated financial statements.

Motive Capital Corp

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Year Ended December 31, 2021

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2020	—	$—	10,350,000	$1,035	$—	$(53,093,056)	$(53,092,021)
Net income	—	—	—	—	—	9,363,744	9,363,744
Balance - December 31, 2021	—	$—	10,350,000	$1,035	$—	$(43,729,312)	$(43,728,277)

For the Period From September 28, 2020 (Inception) through December 31, 2020

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - September 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,350,000	1,035	23,965	—	25,000
Cash received in Private Placement in excess of initial fair value of Private Placement warrants	—	—	—	—	664,800	—	664,800
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(688,765)	(41,293,427)	(41,982,192)
Net loss	—	—	—	—	—	(11,799,629)	(11,799,629)
Balance - December 31, 2020	—	$—	10,350,000	$1,035	$—	$(53,093,056)	$(53,092,021)

The accompanying notes are an integral part of these consolidated financial statements.

Motive Capital Corp

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period From
		September 28, 2020
	For the Year Ended	(Inception) through
	December 31, 2021	December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$9,363,744	$(11,799,629)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Transaction cost - derivative liabilities	—	1,126,070
Change in fair value of derivative warrant liabilities	(16,101,880)	10,659,080
Gain on marketable securities, dividends and interest held in Trust Account	(90,914)	(20,525)
Changes in operating assets and liabilities:
Prepaid expenses	377,371	(651,605)
Accounts payable	4,357,744	961
Accrued expenses	674,011	5,560
Net cash used in operating activities	(1,419,924)	(680,088)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(414,000,000)
Net cash used in investing activities	—	(414,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related parties	—	(130,492)
Proceeds received from initial public offering, gross	—	414,000,000
Offering costs paid	—	(8,619,770)
Proceeds received from private placement	—	11,080,000
Proceeds from issuance of ordinary shares to initial shareholders	—	25,000
Net cash provided by financing activities	—	416,354,738

Net change in cash	(1,419,924)	1,674,650

Cash - beginning of the period	1,674,650	—
Cash - end of the period	$254,726	$1,674,650

Supplemental disclosure of noncash financing activities:
Deferred underwriting commissions charged to additional paid-in capital in connection with initial public offering	$—	$14,490,000
Offering costs included in accrued expenses	$—	$410,000
Offering costs charged to additional paid-in capital in connection with the initial public offering	$—	$880,262

The accompanying notes are an integral part of these consolidated financial statements.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Motive Capital Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 28, 2020 under the name of MCF2 Acquisition Corp. On November 5, 2020 the Company’s name was changed to Motive Capital Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2021, the Company had not commenced any operations. Our entire activity from September 28, 2020 (inception) through December 31, 2021, was in preparation for an Initial Public Offering, and since our Initial Public Offering, our activity has been limited to the search and due diligence for a prospective initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company generates non-operating gain or loss from the change in fair value of derivative liabilities and non-operating income in the form of interest income, gain on marketable securities, and dividends from the proceeds of its Initial Public Offering and Private Placement described below.

The registration statement for the company’s Initial Public Offering was declared effective on December 10, 2020. On December 15, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriter of its over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,386,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Motive Capital Funds Sponsor, LLC (the “Sponsor”), generating gross proceeds of $11,080,000. Transaction costs amounted to $23,650,262, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and approximately $900,000 of other offering costs.

Following the closing of the Initial Public Offering on December 15, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Public Shares are classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until December 15, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On September 13, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, FGI Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Forge”).  The Merger Agreement provides for, among other things, the following transactions: (i) the Company will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and, in connection with the Domestication, (A) each outstanding Class A ordinary share of the Company will convert automatically into one share of common stock, par value $0.0001 per share (the “Domesticated Company Common Stock”), (B) each outstanding Class B ordinary share of the Company will convert automatically into one share of Domesticated Company Common Stock, (C) each outstanding warrant to purchase one Class A ordinary share at an exercise price of $11.50 that was included in the Units sold as part of Company’s initial public offering (a “Public Warrant”) will convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Company Common Stock (“Domesticated Company Public Warrant”), (D) each outstanding Private Placement Warrant issued to the Sponsor will convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Company Common Stock and (E) each outstanding Unit of the Company, to the extent not already split by the holder thereof, convert automatically, into one share of Domesticated Company Common Stock and one-third of one Domesticated Company Public Warrant; and (ii) immediately following the Domestication, Merger Sub will merge with and into Forge, with Forge surviving as a wholly owned subsidiary of the Company (the “Merger”).

Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, each outstanding share of Forge’s capital stock (excluding shares owned by the Company or by Forge as treasury stock or dissenting shares) (i) if vested, will be canceled and converted into the right to receive either cash or Domesticated Company Common Stock, or a combination thereof, equal to the Per-Share Merger Consideration, which mix of cash and stock shall correspond to that elected by each of holder of Forge vested shares; provided, that in no event shall a holder of Forge vested shares be permitted to elect greater than fifteen percent (15%) cash and in no event will the aggregate amount of cash payable to all holders of vested Forge shares exceed $100 million and (ii) if unvested, will be canceled and converted into the right to receive a number of shares of unvested Domesticated Company Common Stock (subject to the same terms and conditions, including with respect to vesting, as the unvested share of Forge’s capital stock)

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

equal to (A) the Securities Merger Consideration multiplied by (B) the Exchange Ratio. The total consideration paid to holders of Forge’s outstanding equity securities will include shares of Domesticated Company Common Stock and options and warrants to acquire shares of Domesticated Company Common Stock, having an aggregate value equal to $1.5 billion, less the amount of any cash consideration payable to holders of vested Forge shares, consisting of (assuming the maximum amount of cash consideration) an aggregate of 140 million newly issued shares of Domesticated Company Common Stock and options and warrants to acquire shares of Domesticated Company Common Stock, in each case, with a deemed value of $10.00 per share solely for purposes of determining the aggregate number of shares payable to holders of Forge capital stock. As a result, at the closing of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), (i) each outstanding option to purchase Forge capital stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of Domesticated Company Common Stock in the manner set forth in the Merger Agreement and (ii) each outstanding warrant to purchase Forge capital stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of Domesticated Company Common Stock in the manner set forth in the Merger Agreement.

Concurrent with the execution of the Merger Agreement, the Company entered into that certain Sponsor Support Agreement (the “Sponsor Agreement”) with the Sponsor, Forge and other holders of Company’s Class B ordinary shares pursuant to which the Sponsor and such holders of Class B ordinary shares have agreed to (i) vote all shares of the Company they own in favor of the transactions contemplated by the Merger Agreement, (ii) waive certain anti-dilution rights with respect to their Class B ordinary shares, and (iii) agree to certain lock-up provisions. Concurrent with the execution of the Merger Agreement, the Company entered into that certain Stockholder Support Agreement (the “Stockholder Support Agreement”) with Forge and certain Forge shareholders (the “Supporting Shareholders”) pursuant to which the Supporting Shareholders agreed to vote in favor of the Merger and the transactions contemplated.

Concurrent with the execution of the Merger Agreement, the Company amended and restated that certain Forward Purchase Agreement, dated as of November 24, 2020, by and between the Company, the Sponsor and certain affiliates of the Sponsor (the “Purchasers”; and such agreement the “A&R Forward Purchase Agreement”). Pursuant to the A&R Forward Purchase Agreement, subject to the fulfillment of certain conditions, the Purchasers will collectively purchase concurrently with the Closing, at a per-unit price of $10.00, 5,000,000 Forward Purchase Units, each composed of one share of Domesticated Company Common Stock and one-third of one Domesticated Company Public Warrant (a “Forward Purchase Unit”), and up to an additional 9,000,000 Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Company shareholders of all or a portion of their Class A ordinary shares. For the avoidance of doubt, regardless of the extent of such redemptions, the Purchasers will in no event be required to purchase more than an aggregate amount of 14,000,000 Forward Purchase Units.

The Merger Agreement contemplates that, at the Closing, the Company, the Sponsor, and certain Company and Forge stockholders will enter into a registration rights agreement pursuant to which, among other things, the Company will agree to undertake certain customary registration obligations in accordance with the Securities Act and certain subsequent related transactions and obligations. Pursuant to the Registration Rights Agreement, the Company will agree that, within 30 calendar days after the Closing, the Company will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the stockholders party thereto, and use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable thereafter.

Concurrent with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors an aggregate of 6.85 million shares of Domesticated Company Common Stock, at a per share price of $10.00 for an aggregate purchase price of $68,500,000, concurrent with the Closing, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Each Subscription Agreement provides that the Company will grant the PIPE Investors certain customary registration rights.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

The consolidated financial statements of the Company include its wholly-owned subsidiary created in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.

Liquidity and Going Concern

As of December 31, 2021, the Company had approximately $255,000 in the operating bank accounts, a working capital deficit of approximately $4.9 million and approximately $91,000 of interest income available in the Trust Account to pay for the Company’s tax obligations, if any.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Based on the foregoing, including the ability of the Company to draw upon the Working Capital Loans, Management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. Over this time period, the Company will be using the working capital funds for paying existing accounts payable, paying for travel expenditures, and structuring, negotiating and consummating the Initial Business Combination.

In connection with the Company's assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements – Going Concern,” the Company has until December 15, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 15, 2022. However, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may loan the Company funds as may be required (“Working Capital Loans”). Based on the foregoing, including the ability of the Company to draw upon the Working Capital Loans, Management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the consummation of the Business Combination, which the Company intends to complete by December 15, 2022.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021 and 2020 there were no cash equivalents not held in the Trust Account.

Investments Held in Trust Account

The Company’s portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000 and investments

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

held in Trust Account. As of December 31, 2021 and 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2021 and 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values primarily due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

Prior to the Public Warrants being separately traded in an active market, the fair value of the Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were measured using a binomial lattice model in a risk-neutral framework. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. Beginning in February 2021, the fair value of the Public Warrants are determined based on the listed price in an active market for such warrants and the fair value of the Private Placement Warrants is estimated to be approximately equal to that of the Public Warrants given the low likelihood of the Company’s ordinary share price exceeding $18.00 by the start of the exercise period.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).

The Public Warrants, Private Placement Warrants and the forward purchase agreement are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a binomial lattice model in a risk-neutral framework. The fair value of the Public Warrants as of December 31, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of December 31, 2021 is based on the value of the Public Warrants given the low

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

likelihood of the Company’s ordinary share price exceeding $18.00 by the start of the exercise period. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. The determination of the fair value of derivative liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, 41,400,000 shares of Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Income Taxes

FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021 and 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 21,186,667 Class A ordinary shares in the calculation of diluted income (loss) per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the year ended December 31, 2021 and for the period from September 28, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Adopted Accounting Standards

In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Issued Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at a purchase price of $10.00 per Unit. Each Unit consist of one Class A ordinary share and one-third of one redeemable Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

Note 4—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,386,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $11,080,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5—Related Party Transactions

Founder Shares

On October 2, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 11,500,000 Class B ordinary shares (the “Founder Shares”). On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which the Company canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 founder shares to each

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the independent directors. On December 10, 2020, the Company issued a dividend of 1,725,000 Class B ordinary shares, resulting in 10,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation.

The Founder Shares include an aggregate of up to 1,350,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,350,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Promissory Note — Related Party

On October 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The Company borrowed an aggregate of $130,492 under the Promissory Note. The Promissory Note matured on the closing date of the Initial Public Offering and the outstanding balance under the Promissory Note of $130,492 was repaid in full on December 16, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

Administrative Support Agreement

The Company entered into an agreement, commencing on December 15, 2020 the effective date of the Initial Public Offering through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay the Sponsor or its affiliate a monthly fee of up to $10,000 for office space, utilities, secretarial and administrative services. As of December 31, 2021, the Company did not incur any fees for the administrative support. The Sponsor has waived such fees and such fees will not be payable until the Sponsor determines that such fees should be paid.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6—Commitments and Contingencies

Registration Rights

Pursuant to a registration and shareholders rights agreement entered into on December 10, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of our securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions. The Over-Allotment was exercised in on closing the Initial Public Offering.

The underwriters were entitled to underwriting discounts of $0.35 per unit, or approximately $14,490,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7— Derivative Liabilities

As of December 31, 2021 and 2020, the Company had outstanding 13,800,000 Public Warrants, 7,386,667 Private Placement Warrants and a forward purchase agreement, covering up to 14,000,000 forward purchase units.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days prior written notice of redemption to each warrant holder; and if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders
●	(the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants became exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;
●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and
●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations, and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Forward Purchase Agreement

Concurrent with the execution of the Merger Agreement, the Company entered into the A&R Forward Purchase Agreement. Pursuant to the A&R Forward Purchase Agreement, subject to the fulfillment of certain conditions, the Purchasers will collectively purchase concurrently with the Closing, at a per-unit price of $10.00, 5,000,000 Forward Purchase Units, and up to an additional 9,000,000 Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Company shareholders of all or a portion of their Class A ordinary shares. For the avoidance of doubt, regardless of the extent of such redemptions, the Purchasers will in no event be required to purchase more than an aggregate amount of 14,000,000 Forward Purchase Units.

The forward purchase shares included in the Forward Purchase Units will be identical to the Class A ordinary shares included in the Units being sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights. The forward purchase warrants included in the Forward Purchase Units will have the same terms as the public warrants.

Note 8—Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, and 2020, there were 41,400,000 Class A ordinary shares outstanding, all of which were subject to redemption.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Class A ordinary shares issued in the Initial Public Offering and those issued as part of the Over-Allotment Units were recognized in Class A ordinary shares subject to possible redemption as follows:

Gross Proceeds	$414,000,000
Less:
Proceeds allocated to Public Warrants	(19,458,000)
Class A ordinary shares issuance costs	(22,524,192)
Plus:
Accretion of carrying value to redemption value	41,982,192
Class A ordinary shares subject to possible redemption	$414,000,000

Note 9—Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 41,400,000 Class A ordinary shares issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying balance sheets. See Note 9.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which the Company canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 founder shares to each of the independent directors. On December 10, 2020, the Company issued a dividend of 1,725,000 Class B ordinary shares, resulting in 10,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation. At December 31, 2021 and 2020, there were 10,350,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10—Fair Value Measurements

A reconciliation of the beginning and ending balances of the derivative liabilities is summarized below:

December 31, 2020 - Beginning of Period
Warrant Liabilities - Public	$21,390,000
Warrant Liabilities - Private	11,449,330
Forward Purchase agreement	7,692,950
December 31, 2020	$40,532,280
Change in fair value of warrant liabilities - Public	(7,314,000)
Change in fair value of warrant liabilities - Private	(3,914,930)
Change in fair value of forward purchase agreement	(4,872,950)
December 31, 2021	$24,430,400

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020, by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash and Investments held in Trust Account	$414,111,439	$—	$—	$414,111,439
Liabilities:
Derivative liabilities - public warrants	14,076,000	—	—	14,076,000
Derivative liabilities - private placement warrants	—	7,534,400	—	7,534,400
Derivative liabilities - forward purchase agreement	—	—	2,820,000	2,820,000
Total liabilities	$14,076,000	$7,534,400	$2,820,000	$24,430,400

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash and Investments held in Trust Account	$414,020,525	$—	$—	$414,020,525
Liabilities:
Derivative liabilities - public warrants	—	—	21,390,000	21,390,000
Derivative liabilities - private placement warrants	—	—	11,449,330	11,449,330
Derivative liabilities - forward purchase agreement	—	—	7,692,950	7,692,950
Total liabilities	$—	$—	$40,532,280	$40,532,280

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement and the estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement, as a result of the Public Warrants being listed in an active market in February 2021.

Prior to the Public Warrants being separately traded in an active market, the fair value of the Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were measured using a binomial lattice model in a risk-neutral framework. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. Beginning in February 2021, the fair value of the Public Warrants are determined based on the listed price in an active market for such warrants and the fair value of the

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Private Placement Warrants is estimated to be approximately equal to that of the Public Warrants given the low likelihood of the Company’s ordinary share price exceeding $18.00 by the start of the exercise period.

For the year ended December 31, 2021, the Company recognized a non-operating gain resulting from a decrease in the fair value of derivative liabilities of approximately $16.1 million, which is presented as change in fair value of derivative liabilities in the accompanying consolidated statements of operations.

For the period from September 28, 2020 (inception) through December 31, 2020, the Company recognized a non-operating loss resulting from an increase in the fair value of derivative liabilities of approximately $10.7 million, which is presented as change in fair value of derivative liabilities in the accompanying consolidated statements of operations.

The estimated fair value of the Private Placement Warrants, Public Warrants and Forward Purchase Agreement, as of December 31, 2021 and 2020 was determined using Level 3 inputs. The Company estimated the volatility of its ordinary share warrants based on implied volatility from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as of each measurement date:

	As of	As of
	December 31,	December 31,
	2021	2022
Share price, used in warrant valuations	$10.02	n/a
Unit price, used in forward valuation	$10.54	$10.20
Exercise price, warrants	$11.50	n/a
Exercise price, forward	$10.00	$10.00
Term (in years), used in warrant valuations	6.00	n/a
Term (in years), used in forward valuation	0.96	0.25
Volatility	21.00%	15.5%
Risk-free interest rate, used in warrant valuations	0.50%	n/a
Risk-free interest rate, used in forward valuation	0.10%	1.28%
Expected dividends	n/a	n/a

The change in the fair value of the derivative liabilities, classified as Level 3, for the periods ended December 31, 2021 and 2020 is summarized as follows:

Level 3 derivative liabilities at December 31, 2020	$40,532,280
Transfers from Level 3	(32,839,330)
Change in fair value	(6,935,120)
Level 3 derivative liabilities at March 31, 2021	757,830
Change in fair value	(159,200)
Level 3 derivative liabilities at June 30, 2021	598,630
Change in fair value	2,201,370
Level 3 derivative liabilities at September 30, 2021	2,800,000
Change in fair value	20,000
Level 3 derivative liabilities at December 31, 2021	$2,820,000

MOTIVE CAPITAL CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Forge Global Holdings, Inc.

25,853,271 Shares of Common Stock Underlying Warrants

3,005,626 Shares of Common Stock Underlying Assumed Warrants and Former Employee Options

12,053,331 Warrants by the Selling Securityholders

115,289,295 Shares of Common Stock by the Selling Securityholders

PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee		$180,504
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous fees and expenses		*

Total expenses	$	*
*	These fees will be determined based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation, which became effective upon completion of the Business Combination, provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.

We will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15.RECENT SALES OF UNREGISTERED SECURITIES.

On October 2, 2020, we issued an aggregate of 11,500,000 Class B ordinary shares, par value $0.0001 per share, to the Sponsor for an aggregate purchase price of $25,000. On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares for no value, and on November 24 and December 8, 2020, the sponsor transferred 30,000 founder shares to each of the then independent directors. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On December 15, 2020, simultaneous with the consummation of our initial public offering, the Company consummated the private placement of 7,386,667 private placement warrants at a price of $1.50 per private placement warrant, generating total gross proceeds of $11,080. The sale of the private placement warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On March 21, 2022, immediately after the Domestication, but before the Merger, we (i) sold 6.85 million shares of common stock to certain investors (the “PIPE Investors”) pursuant to certain subscription agreements, dated as of September 13, 2021, between Motive, on the one hand, and the PIPE Investors, on the other hand and (ii) issued 14,000,000 Forward Purchase Units, each composed of one share and one-third of one public warrant to certain Motive fund vehicles managed by an affiliate of Motive (the “A&R FPA Investors”), pursuant to that certain Amended and Restated Forward Purchase Agreement, dated September 13, 2021, by and among the A&R FPA Investors and Motive. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

ITEM 16.Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Index

Exhibit Number	Description

2.1**

Merger Agreement, dated as of September 13, 2021, by and among Motive, Merger Sub and Forge Global, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on September 13, 2021).

3.1	Certificate of Incorporation of Forge Global Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on March 25, 2022).

3.2	Bylaws of Forge Global Holdings, Inc. (incorporated by reference to Exhibit 3.3 of the Proxy Statement /Prospectus).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.5 of the Proxy Statement /Prospectus).

4.2

Warrant Agreement, dated December 10, 2020, by and between Motive and Continental Stock Transfer& Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 of the Proxy Statement /Prospectus).

5.1***	Opinion of Goodwin of Goodwin Procter LLP.

10.1

Form of Amended and Restated Registration Rights Agreement, dated as of March 21, 2022, by and among the Company, Sponsor, certain former directors of Motive, and, certain equityholders of the Company named therein (incorporated by reference to Annex G of the Proxy Statement /Prospectus).

10.2	Salesforce Tower Office Lease, dated September 18, 2018 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on March 25, 2022).

10.3#	Form of Forge 2022 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on March 25, 2022).

10.4#	Form of Forge 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed on March 25, 2022).

10.5#	Amended and Restated Employment Agreement, dated September 9, 2021, by and between Kelly Rodriques and the Company (incorporated by reference to Exhibit 10.9 of the Proxy Statement /Prospectus)
10.6#

Amendment No. 1 to Employment Agreement, by and between Kelly Rodriques and Forge Global, Inc.(incorporated by reference to Annex A of the Supplement to the Proxy Statement /Prospectus, filed on March 1, 2022).

10.7#	Amended and Restated Employment Agreement, dated September 9, 2021, by and between Mark Lee and Forge Global, Inc. (incorporated by reference to Exhibit 10.10 of the Proxy Statement /Prospectus).

10.8#	Amended and Restated Employment Agreement, dated September 9, 2021, by and between Jose Cobos and Forge Global, Inc. (incorporated by reference to Exhibit 10.11 of the Proxy Statement /Prospectus).

10.9#	Forge Global, Inc. 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8-K filed on March 25, 2022).

10.10#

Loan Offset Agreement, dated as of March 21, 2022, by and among Forge Global, Inc. and Kelly Rodriques (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 8-K filed on March 25, 2022).

10.11#	Loan Offset Agreement, dated as of March 21, 2022, by and among Forge Global, Inc. and Mark Lee (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 8-K filed on March 25, 2022).

10.12#	Loan Offset Agreement, dated as of March 21, 2022, by and among Forge Global, Inc. and Jose Cobos (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 8-K filed on March 25, 2022).

10.13#	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 8-K filed on March 25, 2022).

10.14#	Form of Officer Indemnification Agreement (incorporated by reference to Exhibit 10.14 to the Registrant’s Form 8-K filed on March 25, 2022).

10.15	Sponsor Support Agreement, dated as of September 13, 2021 (incorporated by reference to Annex D of the Proxy Statement/Prospectus).

14.1	Code of Ethics and Employee Conduct (incorporated by reference to Exhibit 14.1 to the Registrant’s Form 8-K filed on March 25, 2022).

16.1	Letter from WithumSmith+Brown, PC to the U.S. Securities and Exchange Commission dated March 25, 2022. (incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K filed on March 25, 2022).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Registrant’s Form 8-K filed on March 25, 2022).

23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Motive.

23.2*	Consent of Ernst & Young LLP, independent registered accounting firm for Forge.

23.3***	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24	Power of Attorney (included on signature page to this Registration Statement)

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

107*	Filing Fee Table

*     Filed herewith.

**   Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

***  To be filed by amendment.

#          Indicates a management contract or compensatory plan, contract or arrangement.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
E.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on April 18, 2022.

FORGE GLOBAL HOLDINGS, INC.

By:	/s/ Kelly Rodriques
Name:	Kelly Rodriques
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kelly Rodriques and Mark Lee, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kelly Rodriques	Chief Executive Officer and Director	April 18, 2022
Kelly Rodriques	(Principal Executive Officer)

/s/ Mark Lee	Chief Financial Officer	April 18, 2022
Mark Lee	(Principal Financial Officer)

/s/ Ashwin Kumar	Director	April 18, 2022
Ashwin Kumar

/s/ Blythe Masters	Director	April 18, 2022
Blythe Masters

/s/ Stephen George	Director	April 18, 2022
Stephen George

/s/ Christoph Hansmeyer	Director	April 18, 2022
Christoph Hansmeyer

/s/ Kimberly Vogel	Director	April 18, 2022
Kimberly Vogel

/s/ James Herbert, II	Director	April 18, 2022
James Herbert, II

/s/ Steven McLaughlin	Director	April 18, 2022
Steven McLaughlin